SCHEDULE 14C
                                 (Rule 14c-101)
                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION
                Information Statement Pursuant to Section 14 (c)
            of the Securities Exchange Act of 1934 (Amendment No. 3)

Check the appropriate box:
XX  Preliminary Information Statement   Confidential, for Use of the Commission
                                        Only (as permitted by Rule 14c-5(d)(2))

    Definitive Information Statement


________________________________________________________________________________

                              ELSINORE CORPORATION
________________________________________________________________________________
                (Name Of Registrant As Specified In Its Charter)

Payment of Filing Fee (check the appropriate box):

          No fee required.

          Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

      (1) Title of each class of securities to which transaction applies:
________________________________________________________________________________
      (2) Aggregate number of securities to which transaction applies:
________________________________________________________________________________
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.
________________________________________________________________________________
      (4) Proposed maximum aggregate value of transaction:
________________________________________________________________________________
      (5) Total fee paid:
________________________________________________________________________________
       X  Fee paid previously with preliminary materials.

          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, other Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:
             $5,200
________________________________________________________________________________
         (2) Form, Schedule or Registration Statement No.:
             Schedule 14C
________________________________________________________________________________
         (3) Filing Party:
             Elsinore Corporation
________________________________________________________________________________
         (4) Date Filed:
             March 22, 2002
________________________________________________________________________________




                              ELSINORE CORPORATION
                               202 Fremont Street
                             Las Vegas, Nevada 89101

                        INFORMATION STATEMENT AND NOTICE
                OF ACTION TAKEN WITHOUT A MEETING OF STOCKHOLDERS

     This Information Statement and Notice of Action Taken Without a Meeting of Stockholders is being furnished on or about May [__], 2002 by the Board of Directors of Elsinore Corporation to our stockholders to provide information with respect to an action taken by written consent of the holders of a majority of the outstanding shares of our common stock ("Common Stock") and Series A convertible preferred stock ("Preferred Stock") that were entitled to vote on such action. References in this Information Statement to "we," "our," "us," the "Company" and "Elsinore" refer to Elsinore Corporation.

     As set forth in greater detail herein, the written consent approves the sale of substantially all the assets of our wholly-owned subsidiary Four Queens, Inc. ("Four Queens"), a Nevada corporation doing business as the Four Queens Hotel & Casino, for a purchase price of approximately $22 million (or, if the sale of assets is consummated after May 7, 2002, approximately $21.15 million), plus the value of cash on hand and the assumption of certain liabilities, subject to adjustment pursuant to the terms of an Asset Purchase Agreement dated as of March 14, 2002, and amended as of April 5, 2002 (as amended, the "Purchase Agreement"), by and between Four Queens and the purchaser, SummerGate, Inc., a Nevada corporation. The parties anticipate that the value of cash on hand at the closing of the sale of assets will be between $4 million to $6 million and that the total liabilities assumed by the purchaser will equal approximately $4 million. Four Queens is our sole operating asset and represents substantially all of the assets owned by Elsinore. Certain investment accounts (the "MWV Accounts") managed by Morgens, Waterfall, Vintiadis and Company, Inc. ("MWV") own 93% of our Common Stock, all of the Preferred Stock and 99.6% of our outstanding Common Stock on an as-converted basis. On [May 2], 2002, the MWV Accounts delivered their written consent approving the sale of assets. On March 13, 2002 and April 5, 2002, each of (i) our Board of Directors, (ii) Elsinore, as the sole stockholder of Four Queens, and (iii) the Board of Directors of Four Queens, authorized the sale of substantially all the assets of Four Queens and approved the terms of the Purchase Agreement. Thus all required corporate approvals of the sale of assets have been obtained. This Information Statement is furnished solely for the purpose of informing the stockholders of this corporate action in the manner required by the Securities Exchange Act of 1934.

     Our Board of Directors has fixed May 2, 2002 as the record date for the determination of stockholders entitled to receive this Information Statement (the "Record Date"). As of March 20, 2002, there were 4,993,965 shares of Common Stock issued and outstanding and held by approximately 919 holders of record. In addition, 50,000,000 shares of Preferred Stock were outstanding. The MWV Accounts, as holders of the Preferred Stock, have the right to convert their shares of Preferred Stock into 93,000,000 shares of our Common Stock. Pursuant to our Articles of Incorporation, each share of Common Stock entitles its holder to one vote on all matters submitted to a vote of the stockholders and the Preferred Stock votes on all matters on which stockholders are entitled to vote on an as-converted basis, except with respect to the election of directors and as otherwise provided under the Nevada General Corporation Law.

     You are being provided with this Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and Regulation 14C and
Schedule 14C thereunder. The sale of assets will not be consummated or become effective until at least 20 days after the mailing of this Information Statement.

                       WE ARE NOT ASKING YOU FOR A PROXY,
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY.




                                     SUMMARY

     The following is a summary of the material terms of the sale of assets. The discussion of the material terms of the sale of assets is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached hereto as Exhibit A and incorporated herein by reference. In addition, a more detailed discussion of the sale of assets follows the summary in this Information Statement.

     Sale of Assets. We have agreed to sell substantially all of the assets of our subsidiary, Four Queens, including the Four Queens Hotel and Casino, to the purchaser. The assets of Four Queens constitute substantially all of our assets.

     Purchase Price. The purchaser has agreed to pay, subject to certain adjustments, approximately $22 million (or, if the sale of assets is consummated after May 7, 2002, approximately $21.15 million), plus the value of cash on hand and the assumption of certain liabilities. The parties anticipate that the value of cash on hand at the closing will be between $4 million to $6 million and that the total liabilities assumed by the purchaser will equal approximately $4 million.

     Our Business After the Sale; Consequences to Stockholders. The holders of our Common Stock will not receive any cash, stock or other property in connection with, or as a result of, the sale of assets. Upon the consummation of the sale of assets, neither we nor Four Queens will have an operating asset. Neither Four Queens nor Elsinore will continue any active operations or activities, gaming or otherwise, after the sale of assets. The Boards of Directors of both Elsinore and Four Queens anticipate that, following the sale of Four Queens, they will adopt a plan of dissolution and begin the process of winding-up and dissolving both Four Queens and Elsinore. We anticipate that the proceeds from the sale will be used solely to pay Four Queens' and our debt, and the liquidation preference on the Preferred Stock, which was approximately $22 million as of February 28, 2002, including the accrued and unpaid dividends.

     Liquidity of Common Stock; SEC Reporting. After the consummation of the sale of assets, we anticipate that we will begin the process of winding up and dissolving Four Queens and Elsinore. Pursuant to such dissolution we may seek to cease filing reports with the Securities and Exchange Commission or file abbreviated forms of disclosure. We anticipate that the trading volume for our shares of Common Stock on the OTC Bulletin Board is likely to be substantially reduced or that the shares may cease to qualify for trading on the OTC Bulletin Board. Therefore, we anticipate that the liquidity of our Common Stock will be substantially reduced and the public market for our Common Stock will be substantially impacted, or eliminated entirely.

     Representations and Warranties. We have made various representations and warranties to the purchaser regarding such items as our organization and good standing; the validity and enforceability of the Purchase Agreement; the obtaining of required consents; absence of conflicts with other agreements; the condition of the assets being sold; litigation; employee matters and accuracy of financial statements. The purchaser has also made customary representations and warranties to us.

     Covenants. We have made certain covenants to the purchaser including covenants regarding the operation of the business, access to information and, subject to certain conditions, nonsolicitation of other offers to purchase our assets. Both Four Queens and the purchaser have agreed to use commercially reasonable efforts to perform and fulfill their respective obligations under the Purchase Agreement.

     Employees. The purchaser has agreed to offer employment to all persons who are employed by Four Queens immediately prior to the closing of the sale of assets.

     Closing Conditions. Each party's obligation to consummate the sale of assets is subject to certain prior conditions including obtaining required consents and regulatory approvals and an absence of any material adverse changes to the Four Queens Hotel and Casino or other assets being sold. There is no assurance that all such conditions will be satisfied or that the sale of assets will be consummated.

     Termination. Each party has the right to terminate the Purchase Agreement under certain specified circumstances, including a breach of the representations and warranties by the other party. Each of Four Queens and the purchaser also has the right to terminate the Purchase Agreement if the sale of assets is not consummated by June 30, 2002.

     Indemnification. Each of Four Queens and the purchaser has agreed to indemnify the other for losses incurred in connection with a breach by the indemnifying party of its representations, warranties or covenants under the Purchase Agreement and certain other matters.

     Dispute Resolution. The Purchase Agreement sets forth procedures for resolving disputes among the parties arising from the Purchase Agreement, including mediation followed, if necessary, by binding arbitration.

     Closing. The sale of assets will not be consummated or become effective until at least 20 days after the mailing of this Information Statement. We anticipate that the sale of assets will be consummated on or about June 30, 2002.


                           FORWARD LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Certain information included in this Information Statement and other materials filed with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by the Company) contains statements that are forward looking, such as statements relating to the proposed sale of assets. Such forward-looking statements involve important known and unknown risks and uncertainties that could cause actual results and liquidity to differ materially from those expressed or anticipated in any forward-looking statements. Such risks and uncertainties include, but are not limited to, expenses incurred in the sale of assets; failure of any of the parties to meet the closing conditions for the sale of assets; changes in the use of the proceeds from the sale of assets; liabilities and indemnification obligations which may be incurred by the Company or Four Queens in connection with the sale of assets; actions taken or omitted to be taken by third parties, including our customers, suppliers, competitors, and stockholders, as well as legislative, regulatory, judicial, and other governmental authorities; the loss of any licenses or permits or our failure to renew gaming or liquor licenses on a timely basis; general economic conditions; changes in gaming laws, regulations or taxes; and other factors described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in any forward-looking statement made by or on behalf of us. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and, as such, speak only as of the date made. We undertake no obligation to revise publicly these forward-looking statements to reflect subsequent events or circumstances.

                       NO DISSENTERS' RIGHTS OF APPRAISAL

     There is no provision in the Nevada General Corporation Law or our charter documents providing our stockholders with dissenters rights of appraisal to receive an agreed upon or judicially appraised value for their shares of Common Stock in connection with the sale of assets described in this Information Statement.

                       BACKGROUND AND REASONS FOR THE SALE

Description of Business of Elsinore and Four Queens

     We are registered with the Nevada Gaming Commission (the "Commission") as a publicly traded holding company of Four Queens, the licensed operator of the Four Queens Hotel and Casino in Las Vegas, Nevada and our wholly-owned subsidiary. We incorporated under the laws of the State of Nevada on September 5, 1972, our principal executive office is located at 202 Fremont Street, Las Vegas, Nevada 89101, and our telephone number at that location is (702) 385-4011. Four Queens also holds a casino service license in New Jersey allowing it to distribute its casino game "Multiple Action Blackjack."

     On October 31, 1995, Elsinore and certain of its wholly-owned subsidiaries filed for protection pursuant to Chapter 11 of the U.S. Bankruptcy Code. The resulting plan of reorganization of Elsinore and those subsidiaries (the "Bankruptcy Reorganization") was confirmed on August 12, 1996, and became effective following the close of business on February 28, 1997. Pursuant to the Bankruptcy Reorganization, the MWV Accounts owned a majority of our outstanding Common Stock and were subsequently issued 50,000,000 shares of Preferred Stock in exchange for the surrender to us of $18,000,000 original principal amount of certain second mortgage notes held by the MWV Accounts.

     Four  Queens  owns the Four  Queens  Hotel  and  Casino,  which has been in operation since 1966. The Four Queens Hotel and Casino has consistently concentrated on delivering high quality, traditional Las Vegas-style gaming and entertainment. The Four Queens Hotel and Casino is located on approximately 3.2 acres, of which 2.3 acres are leased from various lessors. The property is situated adjacent to the Golden Nugget Hotel & Casino on Fremont Street in downtown Las Vegas. The property features approximately 690 hotel rooms, including 45 suites, approximately 32,000 square feet of casino space, three full-service restaurants, two fast-service restaurants, three cocktail lounges, a gift shop, approximately 14,600 square feet of function space and approximately 543 parking spaces. The casino has 1,025 slot machines, 27 gaming tables, a keno parlor and a sports book.

Description of Business of the Purchaser

     The purchaser, SummerGate, Inc., is a corporation engaged in the construction of commercial real estate. The purchaser is incorporated under the laws of the State of Nevada, its principal executive office is located at 2550
S. Rainbow Blvd., Suite 200, Las Vegas, Nevada 89146, and its telephone number at that location is (702) 247-6446. Terry L. Caudill is the President and sole stockholder of the purchaser. Mr. Caudill is also the sole stockholder of TLC Gaming Enterprises, Inc., which is the sole stockholder of TLC-4Q, Inc., a Nevada corporation. TLC-4Q, Inc. has guaranteed the performance by the purchaser of its obligations under the Purchase Agreement.

History of Transaction

     Prior Sales Efforts. In the first half of 1997, we commenced discussions with Mr. Allen E. Paulson ("Paulson") which culminated in an Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 15, 1997, between us and entities controlled by Paulson, namely R&E Gaming Corp. ("R&E") and Elsinore Acquisition Sub, Inc. ("EAS"), to acquire by merger (the "Merger") our outstanding Common Stock. The Merger Agreement provided for a merger with EAS where we would become a wholly-owned subsidiary of R&E.

     On March 20, 1998, we were notified by R&E, through Paulson, that it was R&E's position that the Merger Agreement was void and unenforceable against R&E and EAS, or alternatively, R&E and EAS intended to terminate the Merger Agreement. R&E alleged, among other things, violations by us of the Merger Agreement, violations of law and misrepresentations by MWV in connection with an Option and Voting Agreement executed by MWV in connection with the Merger and the non-satisfaction of certain conditions precedent to completing the Merger. We denied the allegations and asked that R&E complete the Merger. Thereafter, in April 1998, Paulson, R&E, EAS and certain other entities filed a lawsuit against 11 defendants, including us and MWV (Paulson, et al. v Jeffries & Company, et al.). This litigation is still pending, with a trial date set for April 9, 2002, and the proposed Merger was never completed. See our Form 10-K filed on April 1, 2002 for additional details on the status of this litigation.

     On February 2, 1999 the MWV Accounts entered into an exclusive listing agreement with Hodges, Ward and Elliot ("Hodges") in which Hodges agreed to provide assistance in locating potential buyers of the Company or Four Queens. No agreements were reached with any potential buyers contacted by Hodges and the agreement was initially scheduled to terminate on July 31, 1999. The agreement was extended until March 31, 2000, and during this period Hodges put us in contact with PDS Financial Corporation ("PDS").

     On March 6, 2000, we entered into a non-binding letter of intent with PDS for a sale of all the capital stock of Four Queens to PDS. The non-binding letter of intent with PDS and negotiations for a sale to PDS were terminated on April 19, 2000.

     Negotiations with the Purchaser. On December 19, 2000, we entered into a sales agency contract with Kennedy Wilson International ("KWI"), in which KWI agreed to provide assistance in marketing the Company to potential buyers including the preparation of an information and due diligence package about us. KWI introduced us to several potential buyers, but no agreements were entered into with any of them. In May 2001, the purchaser submitted a draft of a letter of intent to KWI, but no agreement was executed. On June 19, 2001, the sales agency contract with KWI terminated, with provisions for KWI to receive a fee for any sales transactions with any party introduced to us by KWI taking place within 180 days of the termination.

     In January 2002, KWI contacted us to schedule a meeting with representatives of the purchaser and to allow the purchaser to visit the Four Queens Hotel and Casino and make a visual inspection of the property. Management of Four Queens met with the purchaser's representatives in early January and conducted a walk-through of the property. Shortly after this meeting, the purchaser submitted another letter of intent for our consideration. We contacted the purchaser shortly thereafter and informed it that there were various aspects of the proposed transaction that had to be resolved before we could enter into any letter of intent or a definitive purchase agreement. As a result of these conversations, the parties decided to forego executing a letter of intent and instead entered into an agreement (the "Option Agreement") with TLC Enterprises ("TLC"), an affiliate of the purchaser, on February 4, 2002 that provided TLC with the right to negotiate with us for a period of 45 days, during which we would not solicit offers from other potential purchasers. The Option Agreement provided for a purchase price of $22 million, subject to certain adjustments. The Option Agreement was non-binding with respect to entering into definitive transaction documents and was subject to the negotiation of mutually satisfactory transaction documents, as well as the purchaser's completion of due diligence. TLC paid us $50,000 in connection with the execution of the Option Agreement, which is to be credited against the purchaser's purchase price at the closing.

     Shortly after signing the Option Agreement, the purchaser began its due diligence review of the Company. During the month of February 2002, we received approximately 12 due diligence and follow-up requests from the purchaser and we promptly responded to all such requests. Concurrently, we began negotiating the transaction documents. The purchaser delivered a draft of the purchase agreement to us on February 8, 2002. On February 12, 2002, we delivered to the purchaser a list of several issues requiring resolution favorable to us and Four Queens and subsequently delivered a revised draft of the purchase agreement to the purchaser on February 26, 2002. Throughout this period, our Board of Directors remained in close contact with management, holding five special meetings of the Board of Directors.

     At the February 15, 2002 meeting of the Board of Directors, our senior management updated the directors on the status of their discussions with the purchaser. After a discussion of the terms, structure and value of the proposed transaction and other related matters, the Board directed management to continue to pursue the transaction with the purchaser and to report on any significant developments. The Board also decided to engage an independent financial advisor, Wilson Associates ("Wilson"), to advise the Board on the fairness of the transaction from a financial point of view and to deliver a written fairness opinion stating its conclusions.

     At the March 4, 2002 meeting of the Board of Directors, our senior management provided further updates to the directors on the status of their discussions and negotiations with the purchaser, as well as the status of the due diligence review. Our Board of Directors approved continuation of the transaction negotiations.

     At the March 8, 2002 meeting of the Board of Directors, our senior management provided further updates to the directors on the status of their discussions and negotiations with the purchaser. Management, outside legal counsel and the directors extensively discussed certain deal points and the Board provided management with specific guidance regarding the negotiation of such terms. The directors also discussed the time frames for consummating the transaction that had been requested by the purchaser.

     We exchanged various drafts and continued to negotiate the terms of the purchase agreement until the March 11, 2002 meeting of our Board of Directors. At this meeting, the Board of Directors expressed concerns about certain points of negotiations, including whether the purchaser had provided adequate representations about its financing commitments and the responsiveness of the purchaser during negotiations. After extensive discussion, the Board decided to notify the purchaser that the negotiations with respect to the sale of assets had reached an impasse.

     On March 12, 2002, the purchaser sent a letter to John C. "Bruce" Waterfall, our Chairman of the Board, and the President, co-founder and a principal shareholder of MWV, which manages the MWV Accounts, requesting that we continue negotiations. The purchaser indicated its willingness to agree to our proposed terms and to provide written evidence of certain financing commitments from third parties to fund the sale of assets.

     On March 13, 2002, the Board of Directors convened another meeting. Management, outside legal counsel and the directors discussed the status of negotiations and indicated that the purchaser had agreed to the terms of the proposed asset purchase agreement. The Board then had Wilson make an oral presentation summarizing the findings of his written fairness opinion (the "Wilson Opinion") dated March 10, 2002. Wilson concluded that the consideration payable to Four Queens was fair, from a financial point of view. (See "Opinion of Financial Advisor" below for a more detailed description of the Wilson Opinion). The directors then discussed the Wilson Opinion and made certain inquiries to Wilson regarding the Wilson Opinion. The Board of Directors further discussed the terms and status of the proposed asset sale and receipt of the purchaser's financing commitment letter. After discussion, the Board approved the sale of assets and authorized management to execute a purchase agreement on substantially similar terms to those discussed and presented at the meeting.

     On March 14, 2002, Four Queens and the purchaser executed the definitive Purchase Agreement. Later that day we filed a Form 8-K and issued a press release announcing the signing of the Purchase Agreement. Pursuant to the purchaser's request, on March 14, 2002, the MWV Accounts agreed to execute a written consent on March 22, 2002 approving the sale of assets as long as the Purchase Agreement was still in effect.

     On April 1, 2002, the Board of Directors convened a meeting to address the concern that the sale of assets may not be consummated prior to the termination date of May 7, 2002.

     On April 1, 2002, we began to negotiate the terms of an amendment to the Purchase Agreement.

     On April 5, 2002, the Board of Directors convened another meeting and approved an amendment to the Purchase Agreement. The amendment extends the termination date to June 30, 2002, and provides that the purchase price would be reduced to approximately $21.15 million if the sale of assets is consummated after May 7, 2002. In addition, the amendment partially waives the closing condition that there be no litigation instituted by any stockholder of Elsinore to enjoin or challenge the sale of assets. After discussion, the Board of Directors approved the amendment and authorized management to execute the amendment on substantially similar terms to those discussed and presented at the meeting.

     On April 5, 2002, Four Queens and the purchaser executed the amendment. On April 5, 2002, the MWV Accounts agreed to execute a written consent on May 2, 2002 approving the sale of assets, as modified by the amendment. On April 9, 2002, we filed a Form 8-K announcing the signing of the amendment.

     On [May 2], 2002, the MWV Accounts delivered their written consent approving the sale of assets, as modified by the amendment.

 Reasons for the Sale

     Following the Bankruptcy Reorganization, our Board of Directors determined that it was in the best interests of the stockholders to prudently manage our operations for a period of time sufficient to demonstrate its post-Chapter 11 financial viability and increase both our attractiveness to purchasers and maximize total value, and then to sell the Company or its assets. The MWV Accounts agreed with this assessment and indicated its general inclination to approve a sale of the Company at fair market value. Thus, as described above, we began our extensive efforts to find a purchaser and maximize our value and liquidity.

     From time to time, the Board of Directors and the MWV Accounts reevaluated the determination to sell the Company. Based upon such factors as the relative lack of liquidity and low trading volume of our Common Stock, growing competition in the gaming industry, the debt levels and projected ability of the Company to pay certain of its debt at maturity in 2003, and the assessment of our limited potential for future growth or price appreciation, our Board of Directors reconfirmed that it would be in the best interest of the stockholders to sell the Company or its assets or merge with another company.

     As disclosed in our reports on Form 10-K filed pursuant to the Securities Exchange Act of 1934, as amended, and summarized above in this Information Statement, since the Bankruptcy Reorganization we have engaged in various discussions regarding a potential sale or merger transaction over a number of years. There have been very few qualified, interested purchasers and prior negotiations did not result in the consummation of any transactions. During this extended period, we engaged several financial advisors to assist in finding qualified purchasers, met with various potential purchasers, and conducted extensive review of potential valuations in sale transactions based both upon our discussions with financial advisors as well as potential purchasers. Based on these factors, along with the Wilson Opinion, our Board of Directors concluded that the consideration payable pursuant to the sale of assets represented the fair market value of our assets and was in the best interest of our stockholders.

                          DESCRIPTION OF THE ASSET SALE

Corporate Actions

     On March 13,  2002 and April 5, 2002,  each of (i) our Board of  Directors,
(ii) Elsinore, as the sole stockholder of Four Queens, and (iii) the Board of Directors of Four Queens, authorized the sale of substantially all the assets of Four Queens and approved the terms of the Purchase Agreement. On [May 2]], 2002, the MWV Accounts delivered their written consent approving the sale of assets.

Consequences to Stockholders

     The holders of our Common Stock will not receive any cash, stock or other property in connection with, or as a result of, the sale of assets. A portion of the proceeds from the sale of assets will be used to pay off the debt of Elsinore and Four Queens, including payment in full of our 12.83% notes (the "MWV Notes") issued by us to the MWV Accounts. Approximately $7.1 million in principal and accrued interest was outstanding under the MWV Notes as of the February 28, 2002. While our Board of Directors and the Board of Directors of Four Queens have not yet adopted a formal plan for the use of the remaining proceeds, it is anticipated that the remaining funds will also be distributed by Four Queens to us and that thereafter we will be dissolved with all proceeds being distributed to the holders of the Preferred Stock in accordance with their senior liquidation preference. Since Four Queens' and our total debt and the amount of the Preferred Stock liquidation preference exceed the anticipated proceeds from the sale of assets, it is anticipated that the holders of our Common Stock will not receive any portion of the proceeds from the sale of assets and will not receive any cash, stock or other property or consideration if we subsequently liquidate. At February 28, 2002, our total liabilities were approximately $7.6 million, and the total liabilities of Four Queens were approximately $7.8 million (of which the purchaser will assume approximately $4.0 million pursuant to the terms of the Purchase Agreement). In addition, as of February 28, 2002, we had outstanding approximately 50,000,000 shares of Preferred Stock, with a liquidation preference of approximately $22 million, including accrued and unpaid dividends.

Our Business After the Sale

     Neither we nor Four Queens will continue any active operations or activities, gaming or otherwise, after the sale of assets. Our Board of Directors anticipates that, following the sale of assets, they and Four Queens' Board will adopt a plan of dissolution and begin the process of winding-up and dissolving both companies. It is anticipated that, following the adoption of this plan of dissolution, we and Four Queens will continue to exist as corporations only for the period of time required to extinguish any retained liabilities, resolve any pending litigation and as otherwise required by law or under the Purchase Agreement.

Stockholder Vote Required to Approve the Sale of Assets

     Pursuant to Section 78.565 of the Nevada General Corporation Law, approval of the sale of all of the assets of Four Queens requires the vote of a majority of its outstanding common stock. Our Board of Directors, as well as Elsinore as the sole stockholder of Four Queens, have approved the Purchase Agreement and the sale of assets. Although we believe a vote of our stockholders is not required in connection with the sale of assets by a subsidiary, the sale of the assets of Four Queens could be viewed as an indirect sale of all of our assets, since Four Queens represents substantially all of the assets owned by us. On
[May 2], 2002, our controlling stockholder, the MWV Accounts, delivered their written consent approving the sale of assets. Thus, all required stockholder approvals for the sale of assets were obtained by the Record Date.

Interests of Certain Persons in the Sale of Assets

     MWV Notes. John C. "Bruce" Waterfall, our Chairman of the Board, is the President and a principal stockholder of MWV, which manages the MWV Accounts. The MWV Accounts beneficially own 99.6% of our Common Stock (on an as-converted basis, including the right to convert the 50,000,000 shares of Preferred Stock held by the MWV Accounts into 93,000,000 shares of Common Stock). The MWV Accounts also hold the MWV Notes issued by us with outstanding principal and accrued interest of approximately $7.1 million as of February 28, 2002 with an interest rate of 12.83%. Concurrent with the closing of the sale of assets, a portion of the proceeds received from the purchaser will be used to repay all of the outstanding principal and accrued interest outstanding under the MWV Notes. As of February 28, 2002, the liquidation preference, including accrued and unpaid dividends, payable to the MWV Accounts as holders of the Preferred Stock was approximately $22,000,000. Thus, after payment of Four Queens' and our debt, we expect that the remainder of the proceeds from the sale of assets will be distributed entirely to the MWV Accounts pursuant to the Preferred Stock liquidation preference upon the anticipated liquidation of the Company following sometime after the sale of assets.

     Employment Agreements. Philip W. Madow and Gina L. Contner (each, an "Executive," and collectively, the "Executives") have employment agreements with Four Queens. Under the employment agreements, which were effective on January 1, 2002, the Executives shall be employed by Four Queens for a period of one year. The agreements may be renewed annually by our Board of Directors and automatically renew for additional one-year terms if no action is taken. The Executives may terminate the agreements at any time without cause by giving Four Queens two weeks written notice of such termination. Four Queens may terminate the agreements at any time without cause by giving the Executives written notice. If Four Queens terminates an Executive's employment without cause, Four Queens shall pay such Executive one year salary and COBRA benefits for a period of one year.

     In the event of a change in ownership or control, the Executives shall have the option to elect to be employed with the entity or person having acquired such control or terminate the employment agreement. In the event the Executives terminate the employment agreement, the Executives shall be entitled to one year's base salary. "Change of ownership or control" means that all or substantially all of the assets of Four Queens are directly or through transfer of equity interest transferred or otherwise disposed of in one or a series of related transactions after (1) Four Queens ceases to own directly or indirectly substantially all equity interests in the Four Queens Hotel and Casino; (2) Four Queens sells 51% or more of the assets of the Four Queens Hotel and Casino; or
(3) we cease to own directly or indirectly at least 51% of all outstanding shares of Four Queens.

     Mr. Madow's current base salary is $210,000, and Ms. Contner's current base salary is $120,000. Thus, upon consummation of the sale of assets, if the Executives terminate their employment with Four Queens, they would be entitled to receive the one-year severance compensation described above.
Terms of Purchase Agreement

     Assets to be Sold. Substantially all of the assets (except for the excluded assets, described below) of Four Queens will be sold to the purchaser, including:

* all of the assets constituting or used in connection with the Four Queens Hotel and Casino;

*    all real property owned by Four Queens and all leases of real property;

* all contracts which relate primarily to the operation and maintenance of the Four Queens Hotel and Casino;

*    all building and improvements owned by Four Queens;

* the name "Four Queens Hotel and Casino" and all patents, trademarks, tradenames and service marks, logos and designs owned or used by Four Queens;

* all furniture, fixtures, gaming devices, and other personal property, and computer equipment and software used in the ownership or operation of the Four Queens Hotel and Casino;

*    all transferable permits and licenses;

*    all interests and assets of any assumed benefit plans;

* all cash and cash equivalents, accounts receivable, gaming chips and tokens; and

* all of the interests in the Fremont Street Experience held by affiliates of Four Queens.

     Purchase Price/Consideration. The purchaser has agreed to pay, subject to certain adjustments described below, approximately $22 million (or, if the sale of assets is consummated after May 7, 2002, approximately $21.15 million), plus the value of cash on hand and the assumption of certain liabilities. The parties anticipate that the value of cash on hand at the closing will be between $4 million to $6 million and that the total liabilities assumed by the purchaser will equal approximately $4 million.

     Adjustments to Purchase Price. The $22 million (or, if the sale of assets is consummated after May 7, 2002, approximately $21.15 million) cash purchase price is subject to adjustment as follows: the purchase price will be increased or decreased by the net difference between (i) the amount of cash and cash equivalents, gaming chips and tokens of Four Queens as of the closing, and (ii) the amount of certain specified current liabilities as of the closing. The purchase price is also subject to adjustment to reflect the net difference in the value of certain specified types of assets minus certain specified types of liabilities as of the closing. The initial adjustments shall be based upon an estimate delivered by Four Queens at least three business days prior to the closing. Within 60 days after the closing, Four Queens shall deliver a final statement reflecting its calculations for the purchase price adjustment, upon which time the purchaser shall have 60 days to review the statement and inform Four Queens of any disagreement with the calculations. The Purchase Agreement sets for the procedures to be followed to settle any such dispute, including the use of an independent accounting firm.

     Excluded Assets. Four Queens will retain ownership of all formation and organizational documents; stock records and minute books; interests and claims under past insurance policies (except those which relate to any assumed benefit plans); claims relating to any tax refunds arising prior to the closing of the sale of assets; certain specified contracts; certain specified receivables; and any claims or causes of action related to any retained liability (described below). The purchaser will not obtain any rights to the names "Elsinore" or "Elsinore Corporation."

     Retained  Liabilities.   Four  Queens  shall  remain  responsible  for  any
liabilities not expressly assumed by the purchaser under the Purchase Agreement. The liabilities retained by Four Queens include but are not limited to:

* all liabilities imposed by any governmental authority for any taxes arising from the operation of the Four Queens Hotel and Casino prior to the closing of the sale of assets;

* all liabilities to the Nevada State Gaming Control Board, the Nevada Gaming Commission and the City of Las Vegas relating to any gaming activities prior to the closing of the sale of assets;

* all litigation pending with respect to Four Queens or the operation of the Four Queens Hotel and Casino at the time of the closing; and

* any liabilities relating to any federal, state or local environmental laws with respect to any environmental condition existing at or prior to the closing of the sale of assets.

     Assumption of Liabilities. After the closing of the sale of assets, the purchaser shall assume only those liabilities specifically agreed to in the Purchase Agreement, including:

* certain specified types of current liabilities; all liabilities arising under the contracts and leases being assigned to the purchaser;

*    any liabilities relating to any benefit plans assumed by the purchaser;

*    certain specified purchase money obligations;

* any liabilities for food, rooms or other complimentaries issued to third parties prior to the closing of the sale of assets;

* any liabilities for workers' compensation claims made or reopened after the closing of the sale of assets; and

* except for the liabilities retained by Four Queens (described above), all liabilities and obligations arising out of or related to the ownership and operation of the Four Queens Hotel and Casino or assets purchased by the purchaser after the closing of the sale of assets.

     Representations and Warranties. Four Queens made representations and warranties in favor of the purchaser that relate to a number of matters, including:

*    its due organization and good standing;

* the due authorization, execution and delivery of the Purchase Agreement by Four Queens;

*    the validity and enforceability of the Purchase Agreement;


*    having  obtained  any  necessary  consents,   approvals  or  authorizations
     required in connection with the sale of assets;

* the absence of any breach, violation or conflict with any instrument, indenture, court order or ruling of any governmental authority or any applicable laws that would prevent the consummation of the sale of assets;

* the delivery of accurate descriptions to the purchaser of all property owned or leased by Four Queens and that Four Queens holds good title to such property;

*    the condition of the assets being sold;

*    the timely filing of tax returns and payment of all taxes due;

*    descriptions of any material litigation;

*    validity  and   enforceability  of  all  contracts  being  assumed  by  the purchaser;

*    insurance policies and coverages;

* representations regarding labor and employment matters and employee benefit plans;

*    maintenance of inventory;

*    accuracy of financial statements delivered to the purchaser;

*    absence of any recent material changes or events; and

*    compliance with environmental laws.

     The purchaser made representations and warranties in favor of Four Queens that relate to a number of matters, including:

*    the purchaser's due organization and good standing;

* the due authorization, execution and delivery of the Purchase Agreement by the purchaser;

* the validity and enforceability of the Purchase Agreement against the purchaser;

*    having  obtained  any  necessary  consents,   approvals  or  authorizations
     required in connection with the sale of assets;

* the absence of any breach, violation or conflict with any instrument, indenture, court order or ruling of any governmental authority or any applicable laws that would prevent the consummation of the sale of assets; and

* completion of the necessary financing to pay the purchase price on the closing date of the sale of assets.

     Covenants. Four Queens agreed to conduct the business and operations of the Four Queens Hotel and Casino in the ordinary course of business in accordance with past practice from the execution of the Purchase Agreement until the closing. Four Queens also agreed to other restrictions regarding its operation of the Four Queens Hotel and Casino during this period, including refraining from taking certain actions, such as entering into material contracts, without the prior written consent of the purchaser. Four Queens also agreed to provide the purchaser with monthly financial statements, to inform the purchaser if any specified events occur, to provide the purchaser with access to its books and records and allow the purchaser's representative to consult with Four Queens and its employees, consultants and advisors, to provide the Nevada Gaming Authorities with all necessary information required to approve the sale of assets and to prepare this Information Statement.

     Each of Four Queens and the purchaser agreed to use its commercially reasonable efforts to perform and fulfill all of its obligations under the Purchase Agreement, to notify the other of any inaccuracy or breach of the representations and warranties and to prepare and file any necessary applications or notices with appropriate governmental authorities.

     Elsinore and Four Queens agreed not to solicit, propose, accept or consider any offers from any other potential purchasers for Four Queens or its assets, unless the closing has not taken place by June 30, 2002. The purchaser agreed to certain specified exceptions to this restriction in the event an unsolicited proposal is presented to our Board of Directors for the purchase of substantially all the stock or assets of Four Queens, the consideration consists of cash or publicly traded securities and the offer is deemed by the Board of Directors in good faith to be a financially superior proposal compared to the proposed sale of assets with the purchaser (a "Superior Offer").

     The purchaser has agreed to offer employment to each employee of the Four Queens Hotel and Casino as of the closing in a position comparable to the employee's position prior to the closing and at an initial base salary of not less than such employee's base salary immediately prior to the closing.

     Conditions to the Obligations of the Purchaser. The purchaser's obligation to consummate the sale of assets is subject to the prior satisfaction or waiver of the following conditions:

* the purchaser shall have obtained all necessary gaming licenses and approvals to the assignment of liquor licenses to permit the purchaser to operate the Four Queens Hotel and Casino;

* Four Queens shall have obtained all material approvals necessary to transfer the gaming devices being sold to the purchaser;

* no material adverse change shall have occurred since the date of execution of the Purchase Agreement;

* the representations and warranties of Four Queens shall be true and correct in all material respects;

*    Four  Queens  shall  have  materially   complied  with  and  performed  all
     covenants;

* no litigation shall have been instituted to enjoin or challenge the legality or validity of the sale of assets which relates to the Purchase Agreement or the sale of assets;

* no change in the law shall have occurred making it illegal for the parties to perform their obligations under the Purchase Agreement;

*    the parties shall have obtained all specified required consents;

* this Information Statement shall have been delivered to our stockholders at least 20 calendar days prior to the consummation of the sale of assets; and

* Four Queens shall have executed and delivered at the closing all specified closing deliverables.

     Conditions to the Obligations of Four Queens. Four Queen's obligation to consummate the sale of assets is subject to the prior satisfaction or waiver of the following conditions:

* the purchaser shall have obtained all necessary gaming licenses and approvals to the assignment of liquor licenses to permit the purchaser to operate the Four Queens Hotel and Casino;

* Four Queens shall have obtained all material approvals necessary to transfer the gaming devices being sold to the purchaser;

* the representations and warranties of the purchaser shall be true and correct in all material respects;

* the purchaser shall have materially complied with and performed all covenants;

* no litigation shall have been instituted to enjoin or challenge the legality or validity of the sale of assets which relates to the Purchase Agreement or the sale of assets;

* no change in the law shall have occurred making it illegal for the parties to perform their obligations under the Purchase Agreement;

*    the parties shall have obtained all specified required consents;

* this Information Statement shall have been delivered to our stockholders at least 20 calendar days prior to the consummation of the sale of assets; and

* the purchaser shall have executed and delivered at the closing all specified closing deliverables.

     Termination and Termination Fees. The Purchase Agreement may be terminated at any time prior to the closing upon the mutual agreement of Four Queens and the purchaser.

     Four Queens may unilaterally terminate the Purchase Agreement without penalty under the following circumstances: (i) if the purchaser has materially breached any representation, warranty or covenant and has not corrected such breach within 30 days after receiving notice from Four Queens; (ii) if any of the specified conditions precedent to Four Queen's obligation to close the sale of assets have become incapable of fulfillment; (iii) if the closing has not occurred by June 30, 2002; or (iv) if there has been any damage or casualty to the assets being sold which could reasonably be expected to have a replacement cost in excess of $300,000.

     Four Queens can also terminate the Purchase Agreement if it receives and approves a Superior Offer, after providing the purchaser an opportunity to renegotiate the terms of the Purchase Agreement to equal or exceed the Superior Offer. If Four Queens exercises this termination right, it must pay the purchaser a $500,000 termination fee within five business days of such termination.

     The purchaser may unilaterally terminate the Purchase Agreement without penalty under the following circumstances: (i) if Four Queens has materially breached any representation, warranty or covenant and has not corrected such breach prior to the earlier of within 30 days after receiving notice from Four Queens or prior to June 30, 2002; (ii) if any of the specified conditions precedent to the purchaser's obligation to close the sale of assets have become incapable of fulfillment; (iii) if the closing has not occurred by June 30, 2002; (iv) if there has been any damage or casualty to the assets being sold which could reasonably be expected to have a replacement cost in excess of $300,000; or (v) in the event that the title report relating to the real property being sold to the purchaser contains title exceptions which the purchaser disapproves and which Four Queens will not agree to remove or insure the purchaser against.

     Deposits/Escrow. The purchaser has deposited $50,000 with a trust managed by McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP, our gaming counsel. This deposit is non-refundable and shall be paid to Four Queens upon any termination of the Purchase Agreement, unless the termination results from a material breach of the Purchase Agreement by Four Queens or by Four Queens' approval of a Superior Offer. The purchaser also deposited an additional
$200,000 (the "Deposit") with a mutually agreed upon escrow agent upon the signing of the Purchase Agreement. The Deposit shall be returned to the purchaser in the event the Purchase Agreement is terminated under the following circumstances:

*    by the purchaser due to a willful and material breach by Four Queens;

* by the purchaser due to a material adverse change in the assets or operations of Four Queens;

* by the purchaser or Four Queens due to any litigation seeking to enjoin or challenge the validity of the sale of assets;

* by the purchaser or Four Queens due to a change in any law which makes it illegal for any party to perform its obligations under the Purchase Agreement; or

* by Four Queens pursuant to the approval of a Superior Offer. If the Purchase Agreement is terminated for any other reason, the Deposit shall be paid to Four Queens.

     Indemnification. Four Queens has agreed to indemnify the purchaser, its affiliates, and their respective officers, directors, employees, agents and representatives after the closing of the sale of assets for any and all losses or damages arising out of or relating to (i) any breach by Four Queens of any representation, warranty or covenant made by Four Queens under the Purchase Agreement, (ii) Four Queen's ownership or operation of the Four Queens Hotel and Casino prior to the closing of the sale of assets or (iii) the liabilities retained by Four Queens under the Purchase Agreement.

     The purchaser has agreed to indemnify Four Queens its affiliates, and their respective officers, directors, employees, agents and representatives after the closing of the sale of assets for any and all losses or damages arising out of or relating to (i) any breach by the purchaser of any representation, warranty or covenant made by Four Queens under the Purchase Agreement, (ii) the purchaser's ownership or operation of the Four Queens Hotel and Casino on or after the closing of the sale of assets (other than losses relating to the liabilities retained by Four Queens), (iii) the liabilities assumed by the purchaser under the Purchase Agreement or (iv) the exercise by the purchaser or its agents of their rights to access the books and records and consult with the employees of Four Queens prior to the closing.

     Limitation of Liability/Remedies. Neither party shall have any indemnification obligations for any single breach of the Purchase Agreement if the damages from such breach do not exceed $10,000. Additionally, Four Queens shall not have indemnification obligations until the aggregate damage amount for which indemnification is being sought exceeds $250,000, and Four Queens' total indemnification obligations under the Purchase Agreement are limited to $10 million.

     Except for remedies for actual fraud, the indemnification rights and provisions of the Purchase Agreement constitute the exclusive remedy of Four Queens and the purchaser with respect to each other for any claims related to the subject matter of the Purchase Agreement.

     TLC-4Q, Inc. Guarantee. TLC-4Q, Inc., an affiliate of the purchaser, has agreed to guarantee the timely payment and performance of the purchaser's obligation under the Purchase Agreement.

     Dispute Resolution. The Purchase Agreement sets forth procedures for resolving disputes among the parties arising from the Purchase Agreement, including mediation followed, if necessary, by binding arbitration.

Opinion of Financial Advisor

     We engaged Wilson to provide independent valuation services. Our Board of Directors requested that Wilson consider whether the consideration payable to Four Queens was fair from a financial point of view. Wilson is a financial advisory firm with experience in the valuation of businesses in connection with mergers and asset sales and evaluations for corporate purposes.

     Wilson delivered its written opinion with respect to the sale of assets on March 10, 2002, and subsequently made an oral presentation to the Board at the March 13, 2002 meeting of the Board of Directors. Wilson's opinion stated that, as of such date, and subject to the assumptions made, matters considered and limitations set forth in such opinion and summarized below, the consideration payable to Four Queens pursuant to the sale of assets was fair from a financial point of view. No limitations were imposed by the Board upon Wilson with respect to the investigations made or procedures followed by it in rendering its opinion.

     The full text of the Wilson Opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Exhibit B and is incorporated herein by reference. Our stockholders are urged to read the Wilson Opinion in its entirety. The Wilson Opinion is directed to the Board and addresses only the fairness, from a financial point of view, of the consideration to be received by Four Queens in the sale of assets. The Wilson Opinion was rendered to the Board for its consideration in determining whether to approve the sale of assets. The discussion of the Wilson Opinion in this Information Statement is qualified in its entirety by reference to the full text of the Wilson Opinion.

     In rendering its opinion, Wilson, among other things:

* reviewed the unaudited consolidated financial statements for Elsinore for December 31, 2001 and January 31, 2002;

*    reviewed Elsinore's Form 10-K for the year ended December 31, 2000;

* reviewed an Offering Circular prepared by Kennedy-Wilson International on Elsinore;

*    reviewed Four Queens' annual budget for the year ending December 31, 2002;

*    reviewed  drafts  of  the  Purchase   Agreement  and  related   transaction
     documents;

* reviewed relevant documents and materials of Elsinore and Four Queens for the purposes of understanding the business, operations and market position of Four Queens;

*    performed a physical visit to Four Queens and Elsinore on March 6, 2002;

* had discussions with relevant key employees of Elsinore and Four Queens for the purpose of understanding Four Queens and the purchase price being paid;

* analyzed financial data and market prices of other companies similar to Four Queens and Elsinore for comparison purposes; and

*    reviewed such other  financial  data and did analysis and took into account
     such  other  matters  as  Wilson  deemed  necessary,   including   Wilson's
     assessment of general economic market and monetary conditions.

     Wilson relied upon the accuracy and completeness of the financial and other information provided by Elsinore and the assurances of management of Elsinore and Four Queens that they are unaware of any information or factors regarding Elsinore or Four Queens that would make the information supplied to Wilson incomplete or misleading. Wilson did not undertake any independent verification of such information. Wilson was not requested to solicit, and did not solicit, indications of interest from persons with respect to the sale in whole or in part of Elsinore, Four Queens, its securities, or any of its business or assets. In addition, Wilson was not requested to, and did not, consider or investigate alternative structures for, or alternatives to, the sale of assets.

     The Wilson Opinion is limited in that it relates solely to the fairness, from a financial point of view, of the consideration to be received by Four Queens in connection with the sale of assets. The Wilson Opinion does not address the use, distribution or allocation of consideration among Four Queens, its debtors or its sole stockholder, Elsinore, or among Elsinore's stockholders or debtors, whether pursuant to Four Queens or Elsinore's articles of incorporation or otherwise. In addition, Wilson did not express any opinion as to the effect the sale of assets may have upon the market for Elsinore's securities, including the price at which Elsinore's Common Stock will trade after consummation of the sale of assets. The purchase price for the sale of assets was determined through negotiations between the purchaser and Four Queens, and Wilson was not asked to make any recommendations with respect to the amount of consideration.

     Wilson received a fee of $10,000 for its services, plus out of pocket expenses of approximately $400. The amount of Wilson's fee was not dependent upon the conclusions of its fairness opinion. Wilson was selected to render the fairness opinion based upon Wilson's qualifications, reputation, experience and expertise.

     The following is a summary of the analyses performed and factors considered by Wilson in connection with the rendering of the Wilson Opinion.

     Wilson reviewed available market data regarding various Las Vegas properties, their market capitalizations or recent sales prices and average room rates and determined an average per room valuation for such companies. Wilson analyzed different categories of hotels including what Wilson characterized as "high end" properties and properties with lower valuations. The properties reviewed and average per room valuations determined by Wilson are as follows:


                    Hotel Room Rates & Market Capitalization

                                              Market Value           Room
     Name                                       Per Room             Rates

     High end gaming casinos and hotels:
     Circus Circus                              $103,884              $150
     Harrah's Entertainment                      234,961               150
     MGM Grand                                   792,642               200
     Mirage Resorts                              942,476               250
     Station Casino                              269,303               150
       Average                                   468,653



                    Hotel Room Rates & Market Capitalization

                                              Market Value           Room
     Name                                       Per Room             Rates

     Other hotels:
     Aztar Corp.                                $42,227               $80
     Hilton Hotels                               46,018                80
     Marriott International                      29,892                50
       Average                                   39,379

     Wilson also considered the recent purchase of the Lady Luck Hotel and Casino, situated downtown on Fremont Street nearby the Four Queens Hotel and Casino, by the Isle of Capri, Inc. After certain adjustments described in the Wilson Opinion, Wilson determined the Lady Luck was sold for a per room average of $33,750 per room.

     Based on the purchase price of $22 million in cash plus the assumption of approximately $4 million in debt by the purchaser, Wilson calculated that Four Queens' average per room valuation in the sale of assets was $37,681. Wilson concluded that this amount was within the range of values that were fair, from a financial point of view, based on the analysis and comparisons of other properties conducted by Wilson.

     In rendering its opinion, Wilson considered, among other factors, the condition of the U.S. stock markets and the current level of economic activity. Wilson also noted that Kennedy Wilson International prepared an offering brochure for the sale of the Four Queens Hotel and Casino and that, according to Four Queens' management, over the past two years, 40 to 50 potential buyers inspected the Four Queens Hotel and Casino, with no transactions consummated. Wilson took into consideration this long period and scrutiny by potential buyers as one of the significant factors in evaluating the financial fairness of the aggregate consideration offered by the purchaser under the Purchase Agreement.

     No company used in the analysis of other Las Vegas properties summarized above is identical to Four Queens. Accordingly, such analyses must take into account differences in the financial and operating characteristics of the selected properties and other factors that would affect the acquisition value of the selected properties.

     While the foregoing summary describes all analyses and factors that Wilson deemed material in its presentation to the Board, it is not a comprehensive description of all analyses and factors considered by Wilson. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Wilson believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Wilson Opinion. In performing its analyses, Wilson considered general economic, market and financial conditions and other matters, many of which are beyond the control of Four Queens. The analyses performed by Wilson are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

Material United States Federal Income Tax Consequences

     The following is a summary of the material federal income tax consequences of the sale of assets. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, existing Treasury regulations and current administrative rulings and court decisions, all of which are subject to change. This summary does not address the effect of federal estate and gift tax laws nor any state, local or foreign tax laws that may be applicable. Each of our stockholders should consult their own tax advisors with respect to the U.S. federal, state, local and foreign tax consequences to them of the sale of assets and the other transactions discussed herein.

     The sale of assets will be a taxable sale of the assets by the Company and Four Queens. Nevertheless, the Company's consolidated group has sufficient net operating loss carryovers to offset any gain that is recognized in the transaction, and as a result, the consolidated group will not incur any tax liability as a result of the sale of assets.

     The sale of assets will not result in any taxable income, gain or loss to our stockholders.

Regulatory Approvals

     Nevada Gaming Approvals. The liquor and gaming licenses presently held by Four Queens are not transferable. Nevada gaming law and City of Las Vegas ordinances therefore require that the purchaser must obtain its own State and local liquor and gaming licenses before commencing related business activities. We have been advised that the purchaser has filed all of the necessary applications to obtain these licenses and related approvals and that the purchaser believes it will acquire all necessary licenses and approvals prior to the planned closing on or before June 30, 2002. Each of Four Queens and the purchaser has the right to terminate the transaction in the event that the sale of assets is not consummated by such date.

     Additionally, Four Queens must obtain the administrative approval of the Chairman of the Nevada State Gaming Control Board in order to transfer the gaming devices used in its gaming operations to the purchaser upon the closing of the sale of assets. Four Queens believes that such administrative approval will be granted if the purchaser is successful in obtaining the State of Nevada licenses and approvals for which it has made application.

     Upon a successful closing of the sale of assets, it is the intention of Four Queens to surrender its present State and local gaming and liquor licenses to the respective licensing authorities. Similarly, it is our intention to surrender our order of registration and related gaming approvals to the Nevada gaming authorities following the closing.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

     As of March 15, 2002, we had two classes of voting securities, Common Stock and Preferred Stock. The Preferred Stock votes on an as-converted basis, except with respect to the election of directors for which each share is entitled to one vote for each of the director positions open. As of March 15, 2001, the beneficial ownership of Common Stock by each person who is known by us to be the beneficial owner of more than 5% of the outstanding Common Stock and Preferred Stock, is as follows:



                                  Common Stock
                                  ------------
                                               Amount and Nature of     Percent
Name and Address of Beneficial Owner           Beneficial Ownership(1)  of Class
------------------------------------           -----------------------  --------
John C. "Bruce" Waterfall, who exercises
voting and investment authority over the
Common Stock owned by the MWV Accounts,
as follows (2)(3)(4):
  Betje Partners                                    4,278,690.06           46.1%
  Endowment Prime, L.L.C. (f/k/a)
   The Common Fund for Non-Profit Organizations    14,836,328.84           77.6
  Morgens Waterfall Income Partners, L.P.           2,604,280.86           34.3
  MWV Employee Retirement Plan Group Trust            879,022.60           15.1
  MWV International, Ltd.                           3,898,515.00           78.1
  Phoenix Partners, L.P.                           12,276,868.62           71.1
  Restart Partners, L.P.                           10,273,330.56           67.3
  Restart Partners II, L.P.                        19,677,499.86           79.8
  Restart Partners III, L.P.                       16,089,026.04           76.3
  Restart Partners IV, L.P.                        10,135,926.78           67.0
  Restart Partners V, L.P.                          2,696,949.78           35.1
                                                   -------------          ------
                  Total                            97,646,439.00           99.6%
                                                   =============          ======


                                 Preferred Stock
                                 ---------------
                                               Amount and Nature of     Percent
Name and Address of Beneficial Owner           Beneficial Ownership(1)  of Class
------------------------------------           -----------------------  --------
John C. "Bruce" Waterfall, who exercises
voting and investment authority over the
Preferred Stock owned by the MWV Accounts,
as follows (2)(3)(4):
  Betje Partners                                    2,300,371.00            4.6%
  Endowment Prime, L.L.C. (f/k/a)
   The Common Fund for Non-Profit Organizations     7,596,894.00           15.2
  Morgens Waterfall Income Partners, L.P.           1,400,151.00            2.8
  MWV Employee Retirement Plan Group Trust            450,110.00              *
  MWV International, Ltd.                                      -              *
  Phoenix Partners, L.P.                            6,600,467.00           13.2
  Restart Partners, L.P.                            5,523,296.00           11.0
  Restart Partners II, L.P.                        10,579,301.00           21.2
  Restart Partners III, L.P.                        8,650,014.00           17.3
  Restart Partners IV, L.P.                         5,449,423.00           10.9
  Restart Partners V, L.P.                          1,449,973.00            2.9
                                                   -------------          ------
                  Total                            50,000,000.00          100.0%
                                                   =============          ======

*Less than 1% of the outstanding shares

     (1) The number of shares beneficially owned and the percentage of shares beneficially owned are determined in accordance with the rules of the Securities and Exchange Commission and are based on 4,993,965 shares of Common Stock and 50,000,000 shares of Preferred Stock, which are convertible into 93,000,000 shares of Common Stock outstanding as of March 15, 2002.

     (2) The address for Mr. Waterfall and each of the MWV Accounts is 10 East 50th Street, New York, New York 10022.

     (3) The Common Stock table represents shares on an as-converted basis and the Preferred Stock table represents preferred shares. Pursuant to agreements and undertakings with the Board and the Commission which were required in order for the Bankruptcy Reorganization to become effective, Mr. Waterfall is the only individual who exercises voting and investment power (including dispositive power) with respect to Common Stock owned by the MWV Accounts. MWV and its affiliates other than Mr. Waterfall are either investment advisors to, or trustees or general partners of, the MWV Accounts. Accordingly, for purposes of the relevant Exchange Act rules, they could also be deemed the beneficial owners of Common Stock held by the MWV Accounts. The possible attribution of such beneficial ownership of Common Stock, expressed in number of shares, on an as-converted basis, and percent of the class, to MWV and those affiliates is as follows: MWV- 9,056,227.66 (89.6%); Endowment Prime, L.L.C. - 14,836,328.84
(77.6%);  MW Capital,  L.L.C. - 2,604,280.86  (34.3%);  MW Management,  L.L.C. -
12,276,868.62  (71.1%);  Prime Group, L.P. - 10,273,330.56  (67.3%); Prime Group
II, L.P. - 19,677,499.86 (79.8%); Prime Group III, L.P. - 16,089,026.04 (76.3%);
Prime Group IV, L.P. - 10,135,926.78 (67.0%); and Prime Group V, L.P. - 2,696,949.78 (35.1%). The possible attribution of ownership of Preferred Stock, expressed in number of shares and percent of the class, to MWV and those affiliates is as follows: MWV- 2,750,481.00 (5.5%); Endowment Prime, L.L.C. - 7,596,894.00 (15.2%); MW Capital, L.L.C. 1,400,151.00 (2.8%); MW Management,
L.L.C. - 6,600,467.00 (13.2%);  Prime Group, L.P.  -5,523,296.00  (11.0%); Prime
Group II, L.P. -  10,579,301.00  (21.2%);  Prime Group III, L.P. -  8,650,014.00
(17.3%);  Prime Group IV, L.P. - 5,449,423.00 (10.9%); and Prime Group V, L.P. -
1,449,973.00 (2.9%). Not including the conversion of the Preferred Stock, the MWV Accounts own 4,646,440 shares of Common Stock. In view of Mr. Waterfall's possession of sole voting and investment power over the Common Stock and Preferred Stock on behalf of the MWV Accounts, these entities disclaim beneficial ownership of Common Stock and Preferred Stock.

     (4) We have relied on information provided by the MWV Accounts for beneficial ownership allocation.

Security Ownership of Management

     As of March 15, 2002, the beneficial ownership of Common Stock and Preferred Stock by each of our directors, named executive officers and by our directors and executive officers as a group, as such ownership is known by us, is as follows:

                                                 Amount and Nature of   Percent
Title of Class   Name of Beneficial Owner        Beneficial Ownership   of Class
--------------   ------------------------        --------------------   --------
Common Stock     John C. "Bruce" Waterfall,
                 Chairman of the  Board (1)         97,646,439 (2)        99.6%

                 Philip W. Madow, President
                 and Director                              -0-               *

                 S. Barton Jacka, Secretary,
                 Treasurer and Director                    -0-               *

                 Donald A. Hinkle, Director                -0-               *

                 Gina L. Contner,
                 Executive Director of Finance,
                 Four Queens                               -0-               *

Common Stock     Directors and executive
                 officers as a group (7 persons)    97,646,439 (2)        99.6

Series A         John C. "Bruce" Waterfall,
Convertible      Chairman of the Board (1)
Preferred                                           50,000,000           100.0

Series A         Directors and  executive
Convertible      officers as a group (7 persons)
Preferred                                           50,000,000           100.0


     *Less than 1% of class

     (1) See note (3) to the  table on pages 23 and 24.

     (2) See note (1) to the table on page 23 and 24 discussing beneficial owners of more than 5% of the outstanding Common Stock for information regarding Mr. Waterfall's beneficial ownership.






                             SELECTED FINANCIAL DATA

     Set forth below is our selected consolidated historical financial data for the five years ended December 31, 2001. The selected consolidated financial data as of December 31, 2001 and 2000 and for the three years ended December 31, 2001, should be read in conjunction with the audited consolidated financial statements and notes thereto set forth elsewhere herein.


                                        Reorganized                  Predecessor
                                          Company                       Company
                       ---------------------------------------------------------
                                                               March 1 | Jan. 1
                                                                  To   |    To
                                           December 31,        Dec. 31,|Feb. 28,
                         2001      2000      1999      1998      1997  |  1997
                         ----      ----      ----      ----      ----  |  ----
                        (Dollars in thousands except per share amounts)|
Balance sheet data:                                                    |
Total assets           $32,761   $47,995   $48,793   $49,748   $49,823 |
Current portion                                                        |
   of long-term debt       603     1,178     2,079     1,906     1,477 |
Long-term debt less                                                    |
  current maturities     8,684    10,093    14,264    15,548    38,141 |
6% Cumulative                                                          |
  convertible                                                          |
  preferred stock       21,760    20,528    19,366    18,270         - |
                                                                       |
Shareholders' equity   $18,039   $31,608   $25,339   $24,109    $3,086 |
                                                                       |
Operations data:                                                       |
Revenues (net)         $53,814   $60,060   $55,994   $55,097   $43,186 | $9,796
Income(loss) before                                                    |
  extraordinary items  (13,569)(b) 6,269       960    (1,272)   (1,914)|   (190)
Extraordinary item           -         -         -       (77)(a)       |
  Gain on extinguishment                                               |
  of debt                    -         -         -         -         - | 35,977
                       --------  --------  --------  --------  -------- --------
Net income(loss)       (13,569)    6,269       960    (1,349)   (1,914)| 35,787
Undeclared dividends                                                   |
  on cumulative                                                        |
  preferred stock        1,232     1,162     1,096       270         - |      -
                       --------  --------  --------  --------  -------- --------
Net income (loss)                                                      |
  applicable to                                                        |
  common shares       ($14,801)   $5,107     $(136)  $(1,619)  $(1,914)|$35,787
                       ========  ========  ========  ========  ======== ========
                                                                       |
Basic and diluted per                                                  |
  share amounts:                                                       |
Basic income (loss) before                                             |
  extraordinary items   ($0.33)    $1.02     $(.03)    $(.31)    $(.39)|  $(.01)
Extraordinary items          -         -         -      (.02)        - |   2.26
                       --------  --------  --------  --------  -------- --------
Basic income (loss)                                                    |
  per share             ($0.33)    $1.02     $(.03)    $(.33)    $(.39)|  $2.25
                       ========  ========  ========  ========  ======== ========
                                                                       |
Diluted income (loss)                                                  |
  per share             ($0.33)     $.06     $(.03)    $(.33)    $(.39)|  $2.25
                       ========  ========  ========  ========  ======== ========
                                                                       |
Capital costs:                                                         |
Depreciation and                                                       |
  Amortization          $3,954    $3,872    $3,332    $2,804    $1,774 |   $529
Interest expense         1,415     1,634     1,997     4,372     4,239 |    772
                       --------  --------  --------  --------  -------- --------
Capital costs           $5,369    $5,506    $5,329    $7,176    $6,013 | $1,301
                       ========  ========  ========  ========  ======== ========


(a) We incurred approximately $77,000 in extraordinary costs associated with the buyout of its 11.5% First Mortgage Notes.

(b) In connection with the Purchase Agreement, we recognized a non-cash impairment loss of approximately $13.2 million during 2001. See discussion in Notes to Consolidated Financial Statements.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS.

     This discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto set forth elsewhere herein.

Forward-Looking Statements

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Certain information included in this Information Statement and other materials filed with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by the Company) contains statements that are forward looking, such as statements relating to business strategies, plans for future development and upgrading, capital spending, financing sources, existing and expected competition, the sale of assets pursuant to the Purchase Agreement and the effects of regulations. Such forward-looking statements involve important known and unknown risks and uncertainties that could cause actual results and liquidity to differ materially from those expressed or anticipated in any forward-looking statements. Such risks and uncertainties include, but are not limited to: those related to the effects of competition; leverage and debt service; financing needs or efforts; actions taken or omitted to be taken by third parties, including our customers, suppliers, competitors, and stockholders, as well as legislative, regulatory, judicial, and other governmental authorities; the loss of any licenses or permits or our failure to renew gaming or liquor licenses on a timely basis; changes in business strategy, capital improvements, or development plans; general economic conditions; changes in gaming laws, regulations (including the legalization of gaming in various jurisdictions), or taxes; risks related to development and upgrading activities; risks related to the sale of assets under the Purchase Agreement and other factors described from time to time in our reports filed with the Securities and Exchange Commission. In addition, recent terrorist attacks in the United States, as well as future events occurring in response or in connection to them, including, without limitation, future terrorist attacks against United States targets, actual conflicts involving the United States or its allies or military or trade disruptions, negative impacts on the airline industry, increased security restrictions or the public's general reluctance to travel, could negatively impact our business, financial condition, results of operations and may result in the volatility of the market place for our common stock and on the future price of our common stock. Accordingly, actual results may differ materially from those expressed in any forward-looking statement that we make. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and, as such, speak only as of the date made. We undertake no obligation to revise publicly these forward-looking statements to reflect subsequent events or circumstances.

Liquidity And Capital Resources

     We have entered into an asset purchase agreement for the sale of substantially all of Four Queens' assets, including the Four Queens Hotel and Casino, to the purchaser, for a purchase price, subject to certain adjustments, of approximately $22 million (or, if the sale of assets is consummated after May 7, 2002, approximately $21.15 million), plus the value of cash on hand and the assumption of certain liabilities. See "DESCRIPTION OF THE ASSET SALE."

     The assets of Four Queens constitute substantially all of the assets of Elsinore. Upon the consummation of the sale of assets, Elsinore will not have any operating assets. The Board of Directors of both Elsinore and Four Queens anticipate that, following the sale of assets, they will adopt a plan of dissolution and begin the process of winding-up and dissolving both Four Queens and Elsinore. Elsinore anticipates that the proceeds from the sale of assets will be used solely to pay the debts of Four Queens and Elsinore, as well as to pay any accrued and unpaid dividends on our outstanding Preferred Stock, plus the liquidation preference on the Preferred Stock, if Elsinore is dissolved. At February 28, 2002, total liabilities of Elsinore were approximately $7.6 million, and total liabilities of Four Queens were approximately $7.8 million (of which the purchaser will assume approximately $4.0 million pursuant to the terms of the asset purchase agreement). The increase in total liabilities from December 31, 2001, was due primarily to an increase in notes payable as a result of recent slot machine purchases. In addition, as of February 28, 2002, Elsinore had outstanding approximately 50,000,000 shares of Preferred Stock, with a liquidation preference of approximately $22 million, including accumulated dividends, and approximately 4,993,965 shares of Common Stock.

     In the event the Four Queens and Elsinore are dissolved, based upon the total assets of Four Queens and Elsinore as of March 14, 2002 and assuming the consummation of the sale of assets, after the payment of Four Queens and Elsinore's debt and the payment of the Preferred Stock's liquidation preference, including accumulated dividends, there will not be any remaining assets available for distribution to the holders of Common Stock.

     The beneficial owners of a majority of our capital stock, who exercise voting and investment authority over 100% of the Preferred Stock and approximately 99.6% of the Common Stock (on an as-converted basis), delivered their written consent on [May 2], 2002 approving the sale of the assets of the Four Queens.

     Consummation of the sale of assets is subject to a number of conditions, including receipt of required regulatory approvals, such as approval of the Nevada Gaming Commission, and other licensing approvals. There can be no assurance that the conditions to the sale of assets will be satisfied or that the sale of assets will be consummated. If all conditions are satisfied, the sale is expected to be consummated during the second quarter of 2002.

     In connection with the Purchase Agreement, we recognized a non-cash impairment loss of approximately $13.2 million during 2001. An impairment loss was necessary as net proceeds resulting from the sale of assets will be less than the carrying value of the assets to be sold as of December 31, 2001. Approximately $12.9 million of the impairment loss was related to buildings and equipment and the remainder was related to the impairment of reorganization value in excess of amounts allocable to identifiable assets. See discussion in "FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA - Notes to Consolidated Financial Statements."

     We had cash and cash equivalents of approximately $4.6 million at December 31, 2001, as compared to approximately $5 million at December 31, 2000.

     During 2001, our net cash provided by operating activities was $3,419,000 compared to $8,287,000 in 2000, and $2,983,000 in 1999. The decrease from 2000 was due primarily to $6.2 million received during 2000 from 29 Palms Mission Band of Indians (the "Band") pursuant to a settlement agreement. In addition, as a result of the acts of terrorism which occurred in New York City and Washington, D.C. on September 11, 2001, there have been disruptions in travel, which have resulted in decreased customer visitation to our property. We have experienced declines, most noticeably in room and casino revenues, which have materially adversely affected our operating results since September 11, 2001. Although we cannot be certain of the impact that the events of September 11 may continue to have, if any, on future operations, the current results compared to prior years are continuing to improve. Other factors affecting the earnings before interest, taxes, depreciation, amortization, rents, extraordinary item, impairment loss, merger and litigation costs, and undeclared dividends ("EBITDA"), for the years ended 2001, 2000, and 1999 was $9.4 million, $16 million, and $10.6 million, respectively. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with accounting principles generally accepted in the United States of America ("GAAP"), it is included herein to provide additional information with respect to our ability to meet our future debt service, capital expenditure and working capital requirements. Although EBITDA is not necessarily a measure of our ability to fund our cash needs, our management believes that certain investors find EBITDA to be a useful tool for measuring the ability of the Company to service its debt. EBITDA margin is EBITDA as a percent of net revenues. Our definition of EBITDA may not be comparable to other companies' definitions.

     We have contractual obligations under long-term debt, capital and operating lease agreements as of December 31, 2001. As discussed in "DESCRIPTION OF THE ASSET SALE," we have reached an agreement to sell substantially all of the assets, with the assumption of certain liabilities and lease commitments, of the Four Queens Hotel and Casino. The sale of assets is subject to certain conditions. We anticipate that the proceeds from the sale of assets will be used solely to pay the debts of Four Queens and Elsinore, as well as to pay any accrued and unpaid dividends on our outstanding Preferred Stock, plus the liquidation preference on the Preferred Stock, if Elsinore is dissolved. However, as of December 31, 2001, we had the following contractual obligations and commitments:

                                        Payments Due by Year
                                       (Amounts in Thousands)
                    ------------------------------------------------------------
                    2002     2003    2004    2005    2006   Thereafter     Total
                    ----     ----    ----    ----    ----   ----------     -----
Long-term debt      $181   $7,119      $-      $-      $-           $-    $7,300
Capital leases       422       95       3       3       4        1,460     1,987
Operating leases   4,169    4,073   4,011   4,012   4,012      103,111   123,388
                   -----    -----   -----   -----   -----      -------   -------
  Total           $4,772  $11,287  $4,014  $4,015  $4,016     $104,571  $132,675
                   =====   ======   =====   =====   =====      =======   =======


     Significant debt service on the MWV Notes is paid in August and February, during each fiscal year, which significantly affects our cash and cash equivalents in the second and fourth quarters and should be considered in evaluating cash increases or decreases in the second and fourth quarters.

     The MWV Notes are due in full on October 20, 2003. The MWV Notes are redeemable by us at any time at 100% of par, without premium. We are required to make an offer to purchase all MWV Notes at 101% of face value upon any "Change of Control" as defined in the indenture governing the MWV Notes. The sale of assets does not constitute a change in control, as defined in the indenture and does not require an offer to purchase the MWV Notes at 101% of face. The indenture also provides for mandatory redemption of the MWV Notes by us upon order of the Nevada Gaming Authorities. The MWV Notes are guaranteed by Elsub Management Corporation, Four Queens, Inc. and Palm Springs East, L.P. and are collateralized by a second deed of trust on, and a pledge of, substantially all of our assets and the guarantors.

     Scheduled interest payments on the MWV Notes and other indebtedness is $1.2 million in 2001, declining to $1 million in 2003. Management believes that sufficient cash flow will be available to cover our debt service for the next twelve months and enable investment in forecasted capital expenditures of approximately $1.8 million for 2002, of which $500,000 is expected to be financed. Our ability to service our debt is dependent upon future performance, which will be affected by, among other things, prevailing economic conditions and financial, business and other factors, certain of which are beyond our control.

     In December 2000, we made an additional principal payment on the MWV Notes in the amount of $3 million, after the receipt of $3.5 million by Palm Springs East, L.P. regarding the settlement agreement with the Band. In June 2001, we made an additional principal payment on the MWV Notes in the amount of $1 million from our operating cash flow.

     Upon consummation of the sale of assets, we expect to pay off the remaining $7 million of principal of the MWV Notes due October 20, 2003. However, there can be no assurance that the sale of assets will be consummated.

     A note agreement executed in connection with the issuance of the MWV Notes, among other things, places significant restrictions on the incurrence of additional indebtedness by us, the creation of additional liens on the collateral securing the MWV Notes, transactions with affiliates and payment of certain restricted payments. In order for us to incur additional indebtedness or make a restricted payment, we must, among other things, meet a specified consolidated fixed charges coverage ratio and have earned an EBITDA in excess of $0. The ratio is defined as the ratio of aggregate consolidated EBITDA to the aggregate consolidated fixed charges for the twelve-month reference period. As of the reference period ended December 31, 2001, the ratio was 2.75 to 1.00 and we were in compliance. Pursuant to covenants applicable to our MWV Notes and Third Supplemental Indenture, we are required to maintain a minimum consolidated fixed charges coverage ratio of 1.25 to 1.00. At December 31, 2001, we were in compliance with the ratio requirements. We must also maintain a minimum consolidated net worth of not less than an amount equal to its consolidated net worth on February 28, 1997, less $5 million. At December 31, 2001, we were in compliance with the minimum net worth requirements; however, we were not in compliance with a covenant pertaining to limitations on restricted payments. Specifically, we paid approximately $884,000 in connection with our ownership interest of the Fremont Street Experience, while the note agreement limited such payments to $600,000. A waiver has been obtained by us from the lender through December 31, 2002.

     Our management considers it important to the competitive position of the Four Queens Hotel and Casino that expenditures be made to upgrade the property. Uses of cash included capital expenditures of $1.6 million, $1.7 million, and $3 million during 2001, 2000, and 1999, respectively. As a result of the acts of domestic terrorism committed in Washington D.C. and New York City on September 11, management has budgeted mandatory and maintenance capital expenditures to be $1.8 million for the year 2002. We expect to finance such capital expenditures from cash on hand, cash flow, and lease financing. Based upon current operating results and cash on hand, we estimate we have sufficient operating capital to fund our operations and capital expenditures for the next 12 months. Our ability to make such expenditures is dependent upon future performance, which will be affected by, among other things, prevailing economic conditions and financial, business and other factors, certain of which are beyond our control.

     RGME managed the Four Queens Hotel and Casino in accordance with the Interim Management Arrangement effective August 12, 1996 and in accordance with the Management Arrangement among the Company, Four Queens, Inc. and RGME effective April 1, 1997. RGME received an annual fee of $1 million in equal monthly installments. The Management Arrangement terminated on December 31, 1999. The Four Queens Hotel and Casino is currently self-managed.

Recently Issued Accounting Standards

     In the first quarter of 2001, the Emerging Issues Task Force ("EITF") reached a consensus on certain issues in EITF 00-22 "Accounting for "Points" and Certain Other Time-Based Sales Incentive Offers, and Offers for Free Products or Services to Be Delivered in the Future." EITF 00-22 requires that cash rebates or refunds be shown as a reduction of revenues effective for quarters ending after February 15, 2001. We adopted the consensus provisions of EITF 00-22 in the first quarter of 2001. To be consistent with the 2001 presentation, approximately $546,000 of slot club "cash back" rewards, previously shown as casino expenses, were reclassified as a reduction of casino revenues for the year ended 2000. This did not have any effect on previously reported EBITDA, as defined, or net income.

     In June 2001, the Financial Accounting Standards Board ("FASB") issued two new pronouncements: SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." FAS 141 prohibits the use of the pooling-of-interest method for business combinations initiated after June 30, 2001 and also applies to all business combinations accounted for by the purchase method that are completed after June 30, 2001. There are also transition provisions that apply to business combinations completed before July 1, 2001, that were accounted for by the purchase method. SFAS 142 is effective for fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized. The new standards are not expected to have a significant impact on our financial statements.

     In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 requires one accounting model be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions. The requirements of SFAS No. 144 are effective for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 144 is not expected to have a material effect on our financial position or results of operations.

     EITF 00-14 "Accounting for Certain Sales Incentives," which is scheduled to be effective January 1, 2002, focuses on the accounting for, and presentation of, discounts, coupons, and rebates. EITF 00-14 requires that cash or equivalent amounts provided or returned to customers as part of a transaction should not be shown as an expense but should be an offset to the related revenue. We offer certain incentives to our customers to encourage visitation and play at the casino. The adoption of EITF 00-14 is not expected to have a material effect on our financial position or results of operations.

Critical Accounting Policies

     We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. As such, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Our accounting policies related to the allowance for casino receivables, long-lived assets impairments and self-insurance reserves require that we use significant judgment in the determination of estimates related to these items. We consider historical, as well as current and projected social, economic and regulatory information in the determination of these estimates, and there can be no assurance that actual results will not differ from our estimates. Additionally, see a summary of our significant accounting policies in Note 1 to the Consolidated Financial Statements for the year ended December 31, 2001.


Results Of Operations

     2001 Compared To 2000

     Revenues.

     Net revenues decreased by approximately $6,246,000, or 10.4%, from $60,060,000 during the 2000 period, to $53,814,000 for the 2001 period. This decrease was primarily due to $6.2 million in payments received in 2000 under a settlement agreement with the Band and a decrease in hotel revenues offset by an increase in casino revenues. On September 11, 2001, acts of terrorism occurred in New York City and Washington, D.C. As a result of such terrorist acts, there has been a disruption in travel. These terrorist acts and travel disruptions have resulted in decreased customer visitation to our property. We have experienced declines, most noticeably in room and casino revenues, which has materially adversely affected our operating results since September 11, 2001 as discussed below.

     Casino revenues increased by approximately $1,024,000, or 2.8%, from $37,051,000 during the 2000 period to $38,075,000 during the 2001 period. This increase was primarily due to a $1,100,000, or 100%, increase in slot promotion revenue, a $825,000, or 11.7%, increase in table games revenue and a $135,000, or 100%, increase in poker revenue, partially offset by a $1,049,000, or 3.6%, decrease in slot machine revenue. The increase in table games revenue was attributable to an increase in the win percentage of 1.9%, which was partially offset by a decrease in drop of $1,518,000, or 2.7%. The increase in slot promotion revenue was due to the implementation of a promotional slot program in February 2001 known as $21 WinsSM. The average daily headcount for $21 WinsSM during the nine-month 2001 period was 172. The decrease in slot machine revenue was attributable to a decrease in slot coin-in of $19,943,000 or 4.0%. The increase in poker revenue was attributable to poker tournament revenue earned during the Four Queens Poker Classic, which was held from September 5 through September 23, 2001, as well as revenues earned from live poker play during the same time period.

     Hotel  revenues  decreased  by  approximately   $697,000,   or  7.2%,  from
$9,647,000 during the 2000 period to $8,950,000 during the 2001 period. This decrease was primarily due to a decrease in room occupancy, as a percentage of total rooms available for sale, from 91.5% for the 2000 period, to 88.5% for the 2001 period and the average daily room rate decreased $1.25, from $38.44 in the 2000 period to $37.19 in the 2001 period.

     Food and beverage revenues increased approximately $494,000, or 4.8% from $10,298,000 during the 2000 period to $10,792,000 during the 2001 period. This increase was primarily due to an increase in cash food sales as a result of an increase in complimentary covers of 6,212, or 6.1% and an increase in a higher averages of food and beverage checks.

     Other revenues decreased by approximately $6,711,000, or 82.5%, from $8,137,000 during the 2000 period to $1,426,000 during the 2001 period. This decrease was primarily due to payments received in 2000 of approximately
$6,191,000, under a settlement agreement with the Band and a reduction in commemorative chips taken to income of approximately $281,000.

     Promotional allowances decreased by approximately $356,000, or 7.0%, from $5,073,000 during the 2000 period to $5,429,000 during the 2001 period due to a decrease in complimentary rooms, food and beverage resulting from an decrease in casino complimentaries due, in part, to decreased slot play.

     Direct Costs And Expenses Of Operating Departments.

     Total direct costs and expenses of operating departments, including taxes and licenses, increased by approximately $1,170,000, or 3.4%, from $34,128,000 for the 2000 period to $35,298,000 for the 2001 period.

     Casino expenses increased $1,174,000, or 9.9%, from $11,847,000 during the 2000 period to $13,021,000 during the 2001 period, and expenses as a percentage of revenue increased from 32.1% to 34.2%.

     Hotel expenses decreased $224,000, or 2.3%, from $9,608,000 during the 2000 period to $9,384,000 during the 2001 period, however, expenses as a percentage of revenue increased from 99.6% to 104.8%.

     Food and beverage costs and expenses increased by approximately $301,000, or 4.4%, from $6,887,000 during the 2000 period to $7,188,000 during the 2001 period; however, expenses as a percentage of revenues decreased from 66.9% to 66.6%.

     Taxes and licenses decreased $81,000, or 1.4%, from $5,786,000 in the 2000 period to $5,705,000 in the 2001 period.

     Other Operating Expenses.

     Selling, general and administrative expenses decreased $843,000, or 8.5%, from $9,940,000 during the 2000 period to $9,097,000 during the 2001 period, and as a percentage of total net revenues, expenses increased from 16.6% to 16.9% primarily due to a reduction in slot marketing expenses as a result of a discontinued promotion.

     We have commitments for various union payroll increases which are expected to increase future payroll costs.

     EBITDA.

     EBITDA, as defined, decreased by approximately $6,572,000, or 41.1%, from $15,991,000 during the 2000 period to $9,919,000 during the 2001 period. The decrease was due primarily to payments received in 2000 of approximately
$6,191,000, under a settlement agreement with the Band and a reduction in commemorative chips taken to income of approximately $281,000, as discussed in other revenues above.

     Other Expenses.

     Rent expense increased by approximately $162,000, or 3.9%, from $4,137,000 during the 2000 period to $4,299,000 during the 2001 period, due primarily to corresponding annual Consumer Price Index increases for land lease agreements.

     Depreciation and amortization increased by approximately $82,000, or 2.1% from $3,872,000 during the 2000 period to $3,954,000 during the 2001 period, primarily due to the acquisition of new equipment and the completion of a room remodel project.

     Interest expense decreased by approximately $219,000, or 13.4% from $1,634,000 during the 2000 period to $1,415,000 for the 2001 period. The reduction in interest expense was primarily due to a reduction in the principal balance of the MWV Notes as a result of additional principal payments by us in June 2001.

     During 2001, we incurred approximately $127,000 in merger and litigation costs. Approximately $370,000 was incurred as a result of litigation costs related to the Agreement and Plan of Merger, between Elsinore and Allen E. Paulson, which was offset by a reimbursement from our directors and officers' insurance carrier in the amount of $243,000.

     Impairment Loss.

     In connection with the Purchase Agreement, we recognized a non-cash impairment loss of approximately $13.2 million during 2001. An impairment loss was necessary as net proceeds resulting from the sale of the Four Queens will be less than the carrying value of the assets to be sold as of December 31, 2001. Approximately $12.9 million of the impairment loss was related to buildings and equipment and the remainder was related to the impairment of reorganization value in excess of amounts allocable to identifiable assets. See discussion in "FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA - Notes to Consolidated Financial Statements."

     Net Income (Loss) Before Provision For Income Taxes And Undeclared Dividends On Cumulative Convertible Preferred Stock.

     As a result of the factors discussed above, we experienced a net loss before provision for income taxes and undeclared dividends on cumulative convertible preferred stock in the 2001 period of $13,569,000 compared to a net profit of $6,269,000 in the 2000 period, a decline of $19,838,000.

     2000 Compared To 1999

     Revenues.

     Net revenues increased by approximately $4,066,000, or 7.3%, from $55,994,000 during the 1999 period, to $60,060,000 for the 2000 period. This increase was primarily due to payments of $6.2 million received under a settlement agreement with the Band, offset partially by a decrease in casino revenues of $2.4 million, as discussed below.

     Casino revenues decreased by approximately $2,357,000, or 6.0%, from $39,408,000 during the 1999 period to $37,051,000 during the 2000 period. This decrease was primarily due to a $2,284,000, or 100%, decrease in slot promotion revenue, a $630,000, or 2.1%, decrease in slot machine revenue, and a $129,000, or 24.3%, decrease in keno revenue, partially offset by a $686,000, or 9.8%, increase in table games revenue. Slot promotion revenue decreased due to the termination of a license agreement on December 1, 1999, for the $40 for $20 slot promotion. The decrease in slot machine revenue is attributable to a decrease in hold percentage of 0.08% and a decrease in slot coin-in of $4,177,000 or 0.8%. The increase in table games revenue is attributable to an increase in drop of $8,778,000, or 18.8%, partially offset by a decrease in the win percentage of 0.9%.

     Hotel  revenues  increased  by  approximately   $825,000,   or  9.4%,  from
$8,822,000 during the 1999 period to $9,647,000 during the 2000 period. This increase was primarily due to an increase of $4.56 in the average daily room rate, from $33.88 in the 1999 period to $38.44 in the 2000 period, while room occupancy, as a percentage of total rooms available for sale, decreased from 95.0%, for the 1999 period, to 91.5%, for the 2000 period. Cash room revenue increased $892,000, or 13.3%, from the 1999 period.

     Food and beverage revenues increased approximately $652,000, or 6.8%, from $9,646,000 during the 1999 period to $10,298,000 during the 2000 period. This increase was primarily due to an increase in food revenues as a result of an increase in covers and a higher average check. An increase in complimentary beverages given to patrons during their play in the casino also contributed to the revenue increase. In addition, cash beverage revenue increased as a result of a higher average check.

     Other revenues increased by approximately $5,007,000, or 160.0%, from $3,130,000 during the 1999 period to $8,137,000 during the 2000 period. This increase was primarily due to payments of $2.7 million received under a settlement agreement with the Band, as well as a payment in the amount of $3.5 million as a result of a final release and settlement agreement entered into with the Band on October 6, 2000.

     Promotional allowances decreased by approximately $61,000, or 1.2%, from $5,012,000 during the 1999 period to $5,073,000 during the 2000 period due to an increase in complimentary rooms, food and beverage resulting from an increase in casino complimentaries due, in part, to increased play in the casino.

     Direct Costs And Expenses Of Operating Departments.

     Total direct costs and expenses of operating departments, including taxes and licenses, decreased by approximately $1,083,000, or 3.1%, from $35,211,000 for the 1999 period to $34,128,000 for the 2000 period primarily due to the termination of the $40 for $20 slot promotion on December 1, 1999.

     Casino expenses decreased $1,113,000, or 8.6%, from $12,960,000 during the 1999 period to $11,847,000 during the 2000 period, and expenses as a percentage of revenue decreased from 32.9% to 32.0%, due primarily to the termination of the $40 for $20 slot promotion as discussed above.

     Hotel expenses increased by approximately $12,000, or 0.1% from $9,596,000 during the 1999 period to $9,608,000 during the 2000 period. However expenses as a percentage of revenues decreased from 108.8% to 99.6%, primarily due to the allocation of hotel costs, associated with complimentary room sales, to the casino department.

     Food and beverage costs and expenses increased by approximately $211,000, or 3.2%, from $6,676,000 during the 1999 period to $6,887,000 during the 2000 period. However expenses as a percentage of revenues decreased from 69.2% to 66.9%, primarily due to an increase in cost of sales. Cost of sales increased as a result of a corresponding increase in revenue, partially offset by the allocation of food and beverage costs, associated with complimentary food and beverage sales, to the casino department.

     Taxes and licenses decreased $193,000, or 3.2%, from $5,979,000 in the 1999 period to $5,786,000 in the 2000 period as a result of corresponding decreases in casino revenues.

     We believe that citywide competition for experienced employees may increase employee turnover and lead to increased payroll costs. In addition, we have commitments for various union payroll increases which are expected to have an impact on future payroll costs.

     Other Operating Expenses.

     Selling, general and administrative expenses decreased $267,000, or 2.6%, from $10,207,000 during the 1999 period to $9,940,000 during the 2000 period, and as a percentage of total net revenues, expenses decreased from 18.2% to 16.6% due primarily to the elimination of the RGME management fee as of December 31, 1999. This decrease was partially offset by the implementation of a slot marketing promotion in February 2000.

     EBITDA.

     EBITDA, as defined, increased by approximately $5,416,000, or 51.2%, from $10,576,000 during the 1999 period to $15,992,000 during the 2000 period. The increase was due primarily to an increase in other revenues and a reduction in expenses as discussed above.

     Other Expenses.

     Rent expense increased by approximately $168,000, or 4.2%, from $3,969,000 during the 1999 period to $4,137,000 during the 2000 period, due primarily to corresponding annual Consumer Price Index increases for land lease agreements.

     Depreciation and amortization increased by approximately $540,000, or 16.2% from $3,332,000 during the 1999 period to $3,872,000 during the 2000 period, primarily due to the acquisition of new equipment and the completion of a room remodel project.

     Interest expense decreased by approximately $363,000, or 18.2% from $1,997,000 during the 1999 period to $1,634,000 for the 2000 period, due primarily to the payoff of certain bankruptcy notes that resulted from the February 28, 1997 Plan of Reorganization and the additional principal payment in the amount of $3 million on the MWV Notes on December 4, 2000.

     During 2000, we incurred approximately $80,000 in merger and litigation costs. Approximately $285,000 was incurred as a result of litigation costs related to the Agreement and Plan of Merger, between Elsinore and Allen E. Paulson, which was offset by a reimbursement from our directors' and officers' insurance carrier in the amount of $313,000. Approximately $108,000 was incurred as a result of costs associated with our non-binding letter of intent with PDS Financial Corporation, which was terminated on April 19, 2000.

     Net Income Before Provision For Income Taxes And Undeclared Dividends On Cumulative Convertible Preferred Stock.

     As a result of the factors discussed above, we experienced net income before provision for income taxes and undeclared dividends on cumulative convertible preferred stock in the 2000 period of $6,269,000 compared to a net income before provision for income taxes and undeclared dividends of $960,000 in the 1999 period, an improvement of $5,309,000 or 553.0%.

                   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                        AND FINANCIAL STATEMENT SCHEDULES

              For the years ended December 31, 2001, 2000 and 1999

                                                                         Page

Independent Auditors' Report                                              35

Consolidated Balance Sheets as of December 31, 2001 and 2000              36

Consolidated Statements of Operations for the Years
  Ended December 31, 2001, 2000 and 1999                                  38

Consolidated Statements of Shareholders' Equity
  for the Years Ended December 31, 2001,
  2000 and 1999                                                           40

Consolidated Statements of Cash Flows for the Years
  Ended December 31, 2001, 2000 and 1999                                  41

Notes to Consolidated Financial Statements                                43

     All Financial Statement Schedules are omitted because they are either not required or not applicable, or the required information is presented in the Notes to Consolidated Financial Statements.


                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Elsinore Corporation
Las Vegas, Nevada

     We have audited the accompanying consolidated balance sheets of Elsinore Corporation and Subsidiaries (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 13, on March 14, 2002, the Company announced that an agreement had been entered into for the sale of substantially all of the assets of the Company's wholly owned sole operating subsidiary, Four Queens, Inc., which owns the Four Queens Casino.


DELOITTE & TOUCHE LLP
Las Vegas, Nevada
March 14, 2002


                      Elsinore Corporation and Subsidiaries
                           Consolidated Balance Sheets
                           December 31, 2001 and 2000
                             (Dollars in Thousands)




                                                 2001                   2000
                                             -------------         -------------

     Assets

Current Assets:
  Cash and cash equivalents                      $4,643                $5,008
  Accounts receivable, less allowance for
    doubtful accounts of $163 and $282,
    respectively                                  1,163                   530
  Inventories                                       360                   394
  Prepaid expenses                                1,165                 1,396
                                             -------------         -------------
     Total current assets                         7,331                 7,328

Property and equipment, net                      23,637                38,697

Reorganization value in excess of amounts
    allocable to identifiable assets, net             -                   287

Other assets                                      1,793                 1,683
                                             -------------         -------------

    Total assets                                $32,761               $47,995
                                             =============         =============

(continued)













                      Elsinore Corporation and Subsidiaries
                     Consolidated Balance Sheets (continued)
                           December 31, 2001 and 2000
                             (Dollars in Thousands)



                                                 2001                   2000
                                             -------------         -------------

     Liabilities and Shareholders' Equity

Current liabilities:
  Accounts payable                               $1,095                $1,243
  Accrued interest                                  316                   255
  Accrued expenses                                4,024                 3,618
  Current portion of long-term debt                 603                 1,178
                                             -------------         -------------
     Total current liabilities                    6,038                 6,294

Long-term debt, less current portion              8,684                10,093
                                             -------------         -------------
     Total liabilities                           14,722                16,387
                                             -------------         -------------

Commitments and contingencies (Note 9)

Shareholders' Equity:
6% cumulative convertible preferred stock, no
  par value.  Authorized, issued and
  outstanding 50,000,000 shares.  Liquidation
  preference and accrued dividends of $21,760
  and $20,528 at December 31, 2001 and 2000,
  respectively                                   21,760                20,528

Common stock, $.001 par value per share.
  Authorized 100,000,000 shares.  Issued
  and outstanding 4,993,965 shares at
  December 31, 2001 and 2000, respectively            5                     5

Additional paid-in capital                        5,877                 7,109
Retained earnings (accumulated deficit)          (9,603)                3,966
                                             -------------         -------------
     Total shareholders' equity                  18,039                31,608
                                             -------------         -------------

     Total liabilities and shareholders'
     equity                                     $32,761               $47,995
                                             =============         =============

See accompanying notes to the Consolidated Financial Statements.




                      Elsinore Corporation and Subsidiaries
                      Consolidated Statements of Operations
                             (Dollars in Thousands)



                                   Year               Year             Year
                                  Ended              Ended            Ended
                               December 31,       December 31,      December 31,
                                   2001               2000              1999
                               ------------       ------------      ------------
Revenues, net:
 Casino                          $38,075            $37,051            $39,408
 Hotel                             8,950              9,647              8,822
 Food and beverage                10,792             10,298              9,646
 Other                             1,426              8,137              3,130
                                ---------          ---------          ---------
   Total revenues                 59,243             65,133             61,006
 Promotional allowances           (5,429)            (5,073)            (5,012)
                                ---------          ---------          ---------
   Net revenues                   53,814             60,060             55,994
                                ---------          ---------          ---------
Costs and expenses:
 Casino                           13,021             11,847             12,960
 Hotel                             9,384              9,608              9,596
 Food and beverage                 7,188              6,887              6,676
 Taxes and licenses                5,705              5,786              5,979
 Selling, general and
   administrative                  9,097              9,940             10,207
 Rents                             4,299              4,137              3,969
 Depreciation and
   amortization                    3,954              3,872              3,332
 Interest                          1,415              1,634              1,997
 Impairment loss                  13,193                  -                  -
 Merger and litigation costs         127                 80                318
                                ---------          ---------          ---------

   Total costs and
    expenses                      67,383             53,791             55,034
                                ---------          ---------          ---------
Net income (loss) before
 undeclared dividends on
 cumulative preferred
 stock                           (13,569)             6,269                960


Undeclared dividends on
 cumulative preferred stock        1,232              1,162              1,096
                                ---------          ---------          ---------
Net income (loss) applicable
to common shares                ($14,801)            $5,107              $(136)
                                =========          =========          =========



                      Elsinore Corporation and Subsidiaries
                      Consolidated Statements of Operations
                             (Dollars in Thousands)



                                   Year               Year             Year
                                  Ended              Ended            Ended
                               December 31,       December 31,      December 31,
                                   2001               2000              1999
                               ------------       ------------      ------------
Basic and diluted income
 (loss) per share:

Basic income (loss) per
 share                            ($2.96)             $1.02              ($.03)
                                =========         =========           =========

Weighted average number of
 common shares outstanding      4,993,965         4,993,965           4,929,313
                                =========         =========           =========

Diluted income (loss)
 per share                        ($2.96)              $.06              ($.03)
                                =========         =========           =========

Weighted average number of
 common and common share
 equivalent shares
 outstanding                    4,993,965        97,993,965           4,929,313
                                =========         =========           =========



See accompanying notes to the Consolidated Financial Statements.


                      Elsinore Corporation and Subsidiaries
                 Consolidated Statements of Shareholders' Equity
                  Years Ended December 31, 2001, 2000 and 1999
                             (Dollars in Thousands)


                   Common Stock   Preferred Stock
                 --------------- -----------------                      Retained
                                                 Additional             Total
                   Out-            Out-             Paid-    Earnings   Share-
                 standing        standing            In-   (Accumulated holders'
                  Shares  Amount  Shares    Amount Capital   Deficit)   Equity
                 ---------------------------------------------------------------
Balance, Jan. 1,
 1999            4,929,313  $5   50,000,000 $18,270  $9,367  ($3,263)   $24,379
 Net income                                                      960        960
 Undeclared
  preferred
  Stock
  dividends                                   1,096  (1,096)                  -
                 ---------------------------------------------------------------
Balance, Dec. 31,
 1999            4,929,313   5   50,000,000  19,366   8,271   (2,303)    25,339
 Common stock
  issued            64,652
 Net income                                                    6,269      6,269
 Undeclared
  preferred
  stock
  dividends                                   1,162  (1,162)
                 ---------------------------------------------------------------
Balance, Dec. 31,
 2000            4,993,965   5   50,000,000  20,528   7,109    3,966     31,608
 Net income                                                  (13,569)   (13,569)
Undeclared
  preferred
  stock
  dividends                                   1,232  (1,232)
                 ---------------------------------------------------------------
Balance, Dec. 31,
 2001            4,993,965  $5   50,000,000 $21,760  $5,877  ($9,603)   $18,039
                 ===============================================================
See accompanying notes to the Consolidated Financial Statements.



                      Elsinore Corporation and Subsidiaries
                      Consolidated Statements of Cash Flows
                             (Dollars in Thousands)

                                   Year               Year             Year
                                  Ended              Ended            Ended
                               December 31,       December 31,      December 31,
                                   2001               2000              1999
                               ------------       ------------      ------------
Cash flows from operating
activities:
 Net income (loss)              ($13,569)            $6,269               $960
 Adjustments to reconcile
  net income (loss) to net
  cash provided by
  operating activities:
 Depreciation and amortization     3,954              3,872              3,332
 Impairment loss                  13,193                  -                  -
 Provision for uncollectible
  accounts                           (14)               108                 50
 Changes in assets and
  liabilities:
  Accounts receivable               (619)                56               (271)
  Inventories                         34                200               (149)
  Prepaid expenses                   231               (209)               (34)
  Other assets                      (110)               (14)              (101)
  Accounts payable                  (148)              (560)             1,011
  Accrued expenses                   406               (955)               214
  Accrued interest                    61               (480)            (2,029)
                                ---------          ---------          ---------
 Net cash provided by
  operating activities             3,419              8,287              2,983

Cash flows used in investing
activities:
 Capital expenditures             (1,566)            (1,695)            (3,046)

Cash flows used in financing
Activities:
 Principal payments on
  long-term debt                  (2,218)            (5,131)            (1,994)
                                ---------          ---------          ---------

 Net increase (decrease) in
  cash and cash equivalents         (365)             1,461             (2,057)

Cash and cash equivalents at
beginning of year                  5,008              3,547              5,604
                                ---------          ---------          ---------
Cash and cash equivalents at
end of year                       $4,643             $5,008             $3,547
                                =========          =========          =========



                      Elsinore Corporation and Subsidiaries
                Consolidated Statements of Cash Flows (continued)
                             (Dollars in Thousands)

                                   Year               Year             Year
                                  Ended              Ended            Ended
                               December 31,       December 31,      December 31,
                                   2001               2000              1999
                               ------------       ------------      ------------
Supplemental disclosure of non-
 cash investing and financing
 activities:
 Equipment purchased with
  capital lease financing           $234                $59               $883
 Undeclared preferred stock
  dividends                       $1,232             $1,162             $1,096

Supplemental disclosure of cash
 activities:
 Cash paid for interest           $1,348             $2,169             $4,025
 Cash paid for income taxes          $51                 $2                $57


See accompanying notes to the Consolidated Financial Statements.



                      Elsinore Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements


1.       Summary of Significant Accounting Policies

Principles of Consolidation

     The consolidated financial statements include the accounts of Elsinore Corporation and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

Impairment Loss

     As discussed in Note 13, on March 14, 2002, Elsinore announced that its wholly owned subsidiary, Four Queens, Inc. ("Four Queens"), which operates the Four Queens Hotel & Casino ("Four Queens Casino") entered into a definitive asset purchase agreement (the "Purchase Agreement") for the sale of substantially all of Four Queens Casino's assets, including the hotel and casino, to SummerGate, Inc., a Nevada corporation, for a purchase price, subject to certain price adjustments, of approximately $22 million, plus the value of cash on hand and the assumption of certain liabilities. The assets of the Four Queens constitute substantially all of the assets of Elsinore.

     In connection with the purchase agreement, the Company recognized a non-cash impairment loss of approximately $13.2 million during 2001.




Accounting for Casino Revenue and Promotional Allowances

     In accordance with industry practice, the Company recognizes as casino revenue the net win from gaming activities, which is the difference between gaming wins and losses. The retail value of complimentary food, beverages and hotel services furnished to customers is included in the respective revenue classifications and then deducted as promotional allowances. The estimated costs of providing such promotional allowances are included in casino costs and expenses and consist of the following:


                                   Years Ended December 31,
                                 2001         2000        1999
                                -------------------------------
                                    (Dollars in thousands)

         Hotel                  $  956       $  767      $  903
         Food & beverage         2,738        2,617       2,498
                                ------       ------      ------
           Total                $3,694       $3,384      $3,401
                                ======       ======      ======




Cash Equivalents

     Cash equivalents include highly liquid investments with a maturity date of 90 days or less at the date they were purchased.

Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market.

Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. Useful lives range from 4 to 40 years. Equipment held under capital leases is recorded at the net present value of minimum lease payments at the inception of the lease and amortized over the shorter of the terms of the leases or estimated useful lives of the related assets. In connection with the Purchase Agreement, the Company recognized a non-cash impairment loss for property and equipment in the amount of approximately $12.9 million during 2001.

Reorganization Value in Excess of Amounts Allocable to Identifiable Assets

     Reorganization value in excess of amounts allocable to identifiable assets is amortized on a straight line basis over 15 years. Accumulated amortization at December 31, 2000 was approximately $100,000. In connection with the Purchase Agreement, the Company recognized a non-cash impairment loss of approximately $287,000 for this asset during 2001.

Other Assets

         Other assets consists of the following:

                                          (Dollars in thousands)
                                               December 31,
                                            2001           2000
                                          ----------------------

         Secured letter of credit            $615          $689
         Promotional gift inventory           263           163
         Parking garage deposit               364           378
         Security deposits on leases          180           180
         Other                                371           273
                                           ------        ------
                  Total                    $1,793        $1,683
                                           ======        ======


Income Taxes

     Under the asset and liability method of accounting for income taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Net Income (Loss) Per Common Share

     Basic per share amounts are computed by dividing net income (loss) by average shares outstanding during the year. Diluted per share amounts are computed by dividing net income (loss) by average shares outstanding plus the dilutive effect of common share equivalents. The effect of the warrants outstanding to purchase 1,125,000 shares of common stock were not included in diluted per share calculations during the twelve month period ended December 31, 2000 since the exercise price of such warrants was greater than the average price of the Company's common stock during these periods. Since the Company incurred a net loss for the twelve month periods ended December 31, 2001 and 1999, the effect of common stock equivalents was anti-dilutive. Therefore, basic and diluted per share amounts are the same for these years.

                                                        Year Ended
                                                     December 31, 2000
                                             -----------------------------------
                                               Income       Shares    Per Share
                                                                       Amounts
Basic EPS:
  Net income available to common
  shareholders                               $5,107,000     4,993,965    $1.02
Effect of Dilutive Securities:
  Cumulative convertible preferred stock      1,162,000    93,000,000    (0.96)
Diluted EPS:
                                             ----------    ----------    ------
  Net income available to common
  shareholders plus assumed conversions      $6,269,000    97,993,965    $0.06
                                             ==========    ==========    ======

Long-lived Assets

     Long-lived assets used in operations are evaluated each reporting period for impairment by comparing the undiscounted cash flows estimated to be generated by those assets to the assets' carrying amount. In connection with the purchase agreement, the Company recognized a non-cash impairment loss, net, of approximately $13.2 million during 2001. In connection with the Purchase Agreement, the Company recognized a non-cash impairment loss of approximately $13.2 million during 2001. An impairment loss was necessary as net proceeds resulting from the sale of the Four Queens will be less than the carrying value of the assets to be sold as of December 31, 2001. Approximately $12.9 million of the impairment loss was related to buildings and equipment and the remainder was related to the impairment of reorganization value in excess of amounts allocable to identifiable assets. See Note 13.

Reclassification

     Certain 2000 and 1999 amounts have been reclassified to conform with the 2001 presentation. In addition, approximately $608,000 and $760,000 of slot club "cash back" rewards, previously shown as casino expenses, was reclassified as a reduction of casino revenues for 2000 and 1999, respectively, pursuant to EITF 00-22 "Accounting for "Points" and Certain Other Time-Based Sales Incentive Officers, and Offers for Free Products or Services to be Delivered in the Future". These reclassifications had no effect on the Company's net income
(loss).

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used by the Company include the estimated useful lives for depreciable and amortizable assets, the estimated allowance for doubtful accounts receivable, the estimated valuation allowance for deferred tax assets, and estimated cash flows used in assessing the recoverability of long-lived assets. Actual results may differ from those estimates.

Recently Issued Accounting Standards

     In June 2001, FASB issued two new pronouncements: SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS 141 prohibits the use of the pooling-of-interest method for business combinations initiated after June 30, 2001 and also applies to all business combinations accounted for by the purchase method that are completed after June 30, 2001. There are also transition provisions that apply to business combinations completed before July 1, 2001, that were accounted for by the purchase method. SFAS 142 is effective for fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized. The new standards are not expected to have a significant impact on the Company's financial statements.

     In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 requires one accounting model be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions. The requirements of SFAS No. 144 are effective for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 144 is not expected to have a material effect on the Company's financial position or results of operations.

     EITF 00-14 "Accounting for Certain Sales Incentives," which is scheduled to be effective January 1, 2002, focuses on the accounting for, and presentation of, discounts, coupons, and rebates. EITF 00-14 requires that cash or equivalent amounts provided or returned to customers as part of a transaction should not be shown as an expense but should be an offset to the related revenue. The Company's offers certain incentives to its customers to encourage visitation and play at the casino. The adoption of EITF 00-14 is not expected to have a material effect on the Company's financial position or results of operations.

2.       Property and Equipment

Property and equipment consists of the following:

                                          (Dollars in thousands)
                                               December 31,
                                            2001           2000
                                          ----------------------
         Land                              $2,800         $2,800
         Buildings                         21,283         30,481
         Equipment                         14,773         16,696
         Construction in progress              63             62
                                           ------         ------
                                           38,919         50,039
         Less accumulated depreciation
           and amortization                15,282         11,342
                                           ------         ------
                                          $23,637        $38,697
                                          =======        =======


     In connection with the Purchase Agreement as discussed in Note 13, the Company reassessed the carrying value of its property and equipment. The Company determined, based upon the purchase agreement terms, that the value of property and equipment was approximately $23.6 million. Based upon the evaluation, the property and equipment was written down by approximately $12.9 million to reflect the permanent impairment of value.

3.       Accrued Expenses

Accrued expenses consist of the following:

                                          (Dollars in thousands)
                                               December 31,
                                            2001           2000
                                          ----------------------
Payroll, benefits and related              $1,986         $1,582
Gaming taxes                                  148            183
Slot club liability                           627            601
Outstanding chip and token liability          327            317
Other                                         936            935
                                           ------         ------
                                           $4,024         $3,618
                                           ======         ======

4.       Spotlight 29 Casino

     In November 1993, the Company's subsidiary, Palm Springs East Limited Partnership ("PSELP"), and the Twenty-Nine Palms Band of Mission Indians (the "Band") entered into a management contract (the "PSELP Contract"), whereby PSELP had the exclusive right to manage and operate the Spotlight 29 Casino (the "Spotlight 29"), located near Palm Springs, California, and owned by the Band.

     In March 1995, the Band and PSELP had a dispute regarding, among other things, the terms of the PSELP Contract. As a result, PSELP lost its management position, and subsequently wrote off casino development costs of $1,037,000 and accrued interest and working capital loans of $3,500,000.

     On March 29, 1996, PSELP entered into a settlement with the Band that was approved by the Bankruptcy Court and which received final clearance by the Bureau of Indian Affairs. Pursuant to the settlement agreement, PSELP received a promissory note from the Band dated October 8, 1996, in the principal amount of $9,000,000, which was fully reserved at February 28, 1997 (the "Note").

     On October 6, 2000, PSELP entered into a release and settlement agreement (the "PSELP Agreement") with the Band. Pursuant to the terms of the PSELP Agreement, the Band is required to pay PSELP an aggregate amount of $3,500,000. In addition, pursuant to the terms of the PSELP Agreement, PSELP and the Band agreed to release each other and their respective affiliates from any and all liability, obligations rights, claims demands, actions or causes of action relating to the Note.

     Payments received from the Band in the amounts of $6,191,418 and $1,172,000 have been recorded in other income for the years 2000 and 1999 respectively.

5.       Long-Term Debt

Long-term debt, including capital lease obligations, are as follows:

                                           (Dollars in thousands)
                                               December 31,
                                            2001           2000
                                          ----------------------

         12.83% New Mortgage Notes         $7,104         $8,104
         Notes payable - IRS                    -            155
         Notes payable - Other                196             48
         Capital leases (see Note 6)        1,987          2,964
                                           ------         ------
                                            9,287         11,271
         Less current maturities             (603)        (1,178)
                                           ------         ------
                                           $8,684        $10,093
                                           ======        =======


     Interest on the 12.83% New Mortgage Notes ("Existing Notes") is payable on February 28 and August 31 of each year. The Company entered into a Third Supplemental Indenture on October 31, 2000 ("New Notes"), in which New Notes were exchanged for the Existing Notes in the same principal amount. The New Notes have the same terms, provisions, and conditions as the Existing Notes, except that the New Notes are due in full on October 20, 2003. The New Notes are redeemable by the Company at any time at 100% of par, without premium. The Company is required to make an offer to purchase all New Notes at 101% upon any "Change of Control" as defined in the indenture governing the New Notes. The sale of the Four Queens Casino does not constitute a change in control, as defined in the indenture and does not require an offer to purchase the Notes at 101% of face. The New Notes are guaranteed by Elsub Management Corporation, Four Queens, Inc. and Palm Springs East Limited Partnership and are collateralized by a second deed of trust on and pledge of substantially all the assets of the Company and the guarantors.

     The Note Agreement, among other things, places significant restrictions on the incurrence of additional indebtedness by the Company, the creation of additional liens on the collateral securing the New Notes, transactions with affiliates and payment of certain restricted payments (as defined). In order for the Company to incur additional indebtedness or make a restricted payment, the Company must, among other things, meet a specified consolidated fixed charges coverage ratio and have earned an EBITDA in excess of $0. The Company must also maintain a minimum amount of consolidated net worth not less than an amount equal to its consolidated net worth on February 28, 1997, which was $5 million, less $5 million. At December 31, 2001, the Company was not in compliance with a requirement pertaining to limitations on restricted payments; however, a waiver has been obtained from the lender through December 31, 2002.

     In June 2001, the Company made an additional principal payment on the Notes in the amount of $1 million from the Company's operating cash flow.

     The Company has two unsecured notes payable to certain vendors as a result of the bankruptcy. These notes are non-interest bearing and are payable in quarterly installments of $2,800 through February 2002. The Company also has several notes for the purchase of slot machines from various slot manufacturers.

Maturities of the Company's long-term debt are as follows:

         Year Ending December 31,      (In Thousands)
                    2002                    $603
                    2003                   7,214
                    2004                       3
                    2005                       3
                    2006                       4
                    Thereafter             1,460
                                           -----
                                          $9,287
                                          ======

6.   Leases

     All non-cancelable leases have been classified as capital or operating leases. At December 31, 2001, the Company had leases for real and personal property which expire in various years through 2075. Under most leasing arrangements, the Company pays the taxes, insurance, and the operating expenses related to the leased property. Certain leases on real property provide for adjustments of rents based on the cost-of-living index. Buildings and equipment leased under capital leases, included in property and equipment, are as follows:

                                           (Dollars in thousands)
                                               December 31,
                                            2001           2000
                                          ----------------------

     Building                              $1,364         $1,364
     Equipment                              2,810          4,450
                                           -------        -------
                                            4,174          5,814
     Less accumulated amortization         (2,489)        (2,469)
                                           -------        -------
                                           $1,685         $3,345
                                           =======        =======

     Amortization   of  assets  held  under  capital  leases  is  included  with
depreciation  and  amortization  expense  in  the  Consolidated   Statements  of
Operations.

     The following is a schedule of future minimum lease payments for capital and operating leases (with initial or remaining terms in excess of one year) as of December 31, 2001:

                                           Capital     Operating
                                           Leases        Leases
                                           -------     ---------
                                           (Dollars in thousands)
     Years Ending December 31,

     2002                                  $746          $4,169
     2003                                   332           4,073
     2004                                   223           4,011
     2005                                   223           4,012
     2006                                   223           4,012
     Thereafter                           6,019         103,111
                                         ------        --------
   Total minimum lease payments          $7,766        $123,388
                                         ======        ========

   Less: amount representing
         interest (at imputed rates
         ranging from 5.9%
         to 15.0%)                        5,779
                                         ------
   Present value of net
         minimum capital lease
         payments                         1,987
   Less: current maturities              (  422)
                                         ------
   Capital lease obligations,
    excluding current maturities         $1,565
                                         ======

     Rent expense recorded under operating leases for the years ended December 31, 2001, 2000 and 1999 was $3,931,000, $3,823,000 and $3,729,000 respectively.

7.    Income Taxes

     No income tax benefit related to the 2001 income and 2000 and 1999 losses has been recorded due to the uncertain ability of the Company to utilize its net operating loss carryforwards.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                  December 31,
                                               2001         2000
                                             (Dollars in thousands)

Deferred tax assets:

Accounts receivable, principally

    due to allowance for doubtful accounts   $   55          $  96
Accrued compensation, principally
    due to accrual for financial
    reporting purposes                          335            324
Progressive slot and slot club accruals         218            234
Net operating loss carryforwards              2,691         11,170
General business credit carryforward,
    principally due to investment
    tax credit generated in prior years         710            632
Income recognized for tax purposes
    on investment in partnership              1,111          1,075
Contribution deduction carryforward,
    principally due to amounts
    not deductible in prior periods              24             18
Plant and equipment, principally due to
    differences in depreciation               1,195             -
Reorganization items, principally due
   to amounts not currently
   deductible for tax purposes                    -             44
                                            --------       --------
Total gross deferred tax assets               6,339         13,593
 Less valuation allowance                   ( 5,816)       ( 8,954)
                                            --------       --------
      Net deferred tax assets                   523          4,639
                                            --------       --------
Deferred tax liabilities:
 Plant and equipment, principally due to

    differences in depreciation                    -        (3,508)

 Prepaid expenses, principally due to
    deduction for tax purposes                 (281)          (321)
Losses recognized for tax purposes on
    partnership investments                    (242)          (810)
                                            --------       --------
Total gross deferred tax liabilities         (  523)        (4,639)
                                            --------       --------
       Net deferred tax asset(liability)    $      -       $      -
                                            ========       ========

     Prior to emergence from bankruptcy following the close of business on February 28, 1997, the Company had a net operating loss carryforward for federal income tax purposes of approximately $85,000,000. As a result of ownership changes in prior years, Internal Revenue Code Section 382 ("Section 382") limited the amount of loss carryforward currently available to offset federal taxable income. As a result of the bankruptcy and the resulting change in ownership, only losses generated subsequent to February 28, 1997 can offset taxable income. As a result, the loss carryforward has significantly decreased when comparing current year to prior year.

     The Company had general business tax credit carryforwards for federal income tax purposes of approximately $710,000 which are available to reduce future federal income taxes, if any, through 2016. The credits incurred before February 28, 1997 may be limited by Section 382 and may not be available for use in future periods.

8.   Benefit Plans

     Four Queens makes contributions to several multi-employer pension and welfare benefit plans covering its union employees. The plans provide defined benefits to covered employees. Amounts charged to pension cost and contributed to the plans for the years 2001, 2000 and 1999 totaled $335,683, $389,200 and $426,000 respectively. While the Company is liable for its share of unfunded vested benefits, the Company believes the amount, if any, would not be material to the consolidated financial statements.

     On October 1, 1990, the Company  instituted a savings plan qualified  under
Section 401(k) of the Internal Revenue Code of 1986, as amended. The savings plan covers substantially all employees who are not covered by a collective bargaining agreement. Employee contributions to the savings plan are discretionary. The Company matches and contributes to each employee's account an amount equal to 25% of the employee's contributions to the savings plan up to a maximum employee contribution of 8% of each employee's gross compensation. The Company's contribution was $122,073, $87,200 and $87,000 for 2001, 2000 and
1999, respectively. There were 303, 256 and 152 current employee participants in the savings plan as of December 31, 2001, 2000 and 1999, respectively.

     Effective January 1, 2001, the Board of Directors of the Company approved a Deferred Compensation Plan for the Four Queens. Participation is limited to four Four Queens Casino executives. The Deferred Compensation Plan provides that, upon election, the executive may defer up to 100% of his annual base salary per year. The Company will match $1, for each $1 deferred, up to 10% of the executive's annual base salary. Upon a change in control, the Deferred Compensation Plan calls for immediate vesting and requires the distribution of all assets held under the Deferred Compensation Plan.

9.    Commitments and Contingencies

     Riviera Gaming Management-Elsinore, Inc. ("RGME") managed the Four Queens Casino in accordance with the Management Arrangement among the Company, Four Queens, Inc. and RGME effective April 1, 1997. RGME received an annual fee of $1 million in equal monthly installments. The arrangement under which RGME managed the Four Queens Hotel and Casino terminated on December 31, 1999.

     The Company and seven other downtown Las Vegas property owners, who together operate ten casinos, have formed the Fremont Street Experience LLC, a limited liability company of which the Company owns 17.65%, to develop the Fremont Street Experience. The Company is liable for a proportionate share of the project's operating expenses. The Company's allocated share of the operating costs of the Fremont Street Experience ($600,000 in 2001, 2000 and 1999, respectively) is expensed as incurred. The Company also shares in certain marketing cost assessments as approved by the Fremont Street Experience LLC Board of Directors. The Company's allocated share of the marketing costs of the Fremont Street Experience were $283,800, $262,900 and $341,700 for 2001, 2000 and 1999, respectively.

     The Company is also a party to litigation involving a proposed merger with R&E Gaming Corp. as discussed in Note 10 below.

     The Company is a party to other claims and lawsuits. Management believes that such matters are either covered by insurance, or if not insured, will not have a material adverse effect on the financial statements of the Company taken as a whole.

10.     Paulson Litigation

     In the first half of 1997, Elsinore and Mr. Allen E. Paulson ("Paulson") commenced discussions which culminated in an Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 15, 1997, between Elsinore and entities controlled by Paulson, namely R&E Gaming Corp. ("R&E") and Elsinore
Acquisition Sub, Inc. ("EAS"), to acquire by merger (the "Merger") the outstanding Common Stock for $3.16 per share in cash plus an amount of additional consideration in cash equal to the daily portion of the accrual on $3.16 at 9.43% compounded annually, from June 1, 1997 to the date immediately preceding the date such acquisition is consummated. The Merger Agreement provided for EAS to merge into Elsinore, and Elsinore to become a wholly owned subsidiary of R&E.

     Contemporaneously with the Merger Agreement, R&E executed an Option and Voting Agreement (the "Option Agreement") with MWV, on behalf of the MWV Accounts which owned 94.3% of the outstanding Common Stock prior to the Recapitalization. Under certain conditions and circumstances, the Option Agreement provided for, among other things: (i) the grant by the MWV Accounts to R&E of an option to purchase all of their Common Stock; (ii) an obligation by R&E to purchase all of the MWV Accounts' Common Stock; and (iii) the MWV Accounts to vote their Common Stock in favor of the Merger Agreement. Elsinore's shareholders approved the Merger Agreement at a special meeting of shareholders held on February 4, 1999.

     Paulson also entered into discussions with Riviera to acquire a controlling interest in that company as well. Riviera owns and operates the Riviera Hotel and Casino in Las Vegas and is the parent corporation of RGME. On September 16, 1997, R&E and Riviera Acquisition Sub, Inc. ("RAS") (another entity controlled by Paulson) entered into an Agreement and Plan of Merger with Riviera, which provided for the merger of RAS into Riviera (the "Riviera Merger"), and for Riviera to become a wholly owned subsidiary of R&E. R&E also entered into an Option and Voting Agreement with certain Riviera shareholders, including MWV acting on behalf of the MWV Accounts, containing terms similar to those described above with respect to the Option Agreement.

     The Merger Agreement contained conditions precedent to consummation of the Merger, including: (i) the Option Agreement being in full force and effect and MWV having complied in all respects with the terms thereof; (ii) all necessary approvals from gaming authorities; and (iii) consummation of the Riviera Merger.

     On March 20, 1998, Elsinore was notified by R&E, through Paulson, that it was R&E's position that the Merger Agreement was void and unenforceable against R&E and EAS, or alternatively, R&E and EAS intended to terminate the Merger Agreement. R&E alleged, among other things, violations by Elsinore of the Merger Agreement, violations of law and misrepresentations by MWV in connection with the Option and Voting Agreement and the non-satisfaction of certain conditions precedent to completing the merger. The Company denied the allegations and asked that R&E complete the merger. Thereafter, in April 1998, Paulson, R&E, EAS and certain other entities filed a lawsuit against eleven defendants, including Elsinore and MWV (Paulson, et al. v Jeffries & Company et al.). On January 25, 2000, the Court granted Plaintiffs' motion for leave to file a Fourth Amended Complaint. Plaintiffs' allegations in the Fourth Amended Complaint against the Company include breach of the Merger Agreement by Elsinore, as well as fraud and various violations of the federal securities laws in connection with the proposed merger. Plaintiffs are seeking: (i) unspecified actual damages in excess of $20 million; (ii) $20 million in exemplary damages; and (iii) rescission of the Merger Agreement and other relief. The lawsuit was filed in the United States District Court for the Central District of California.

     On March 1, 2000, the Company filed its Answer to the Fourth Amended Complaint, denying the material allegations thereof. In addition, the Company alleged various counterclaims against plaintiffs for breach of the Merger Agreement, fraud and violations of the federal securities laws. The counterclaims seek specific performance of the Merger Agreement, compensatory damages, punitive damages and other relief.

     By Order dated February 20, 2001, the Court established a discovery cut-off of November 30, 2001 and a trial date of March 26, 2002. Subsequently, the Court issued an order continuing the trial to April 9, 2002. The Company is currently unable to form an opinion as to the amount of its exposure, if any. Although the Company intends to defend the lawsuit vigorously, there can be no assurance that it will be successful in such defense or that future operating results will not be materially adversely affected by the final resolution of the lawsuit.

11.  Taxes and Licenses, Other than Income Taxes

     Taxes and licenses, other than income taxes, principally include payroll taxes, gaming licenses and gross revenue taxes, and are summarized as follows:

                             Operating Departments
                             ---------------------
                             (Dollars in thousands)

                                   Food and
          Casino        Hotel      Beverage     Other      Total
          ------        -----      --------     -----      -----
2001      $3,757        $ 473       $ 412       $1,063    $5,705
2000       3,825          430         399        1,132     5,786
1999       3,956          456         431        1,136     5,979


12.  Supplemental Financial Information

     A summary of additions and deductions to the allowance for doubtful accounts receivable for the years ended December 31, 2001, 1999 and 1998 follows:

                             (Dollars in thousands)
               Balance at                                 Balance
              Beginning of                              At End of
Years Ended       Year       Additions     Deductions      Year
-----------   ------------   ---------     ----------   ---------
2001              $282         $ 50           $169         $163
2000               249          216            183          282
1999               219           50             20          249


13.  Impairment Loss

     Prior to December 31, 2001, the Company entered into a sales agency contract in which the sales agency would provide assistance in locating potential buyers of the Company or Four Queens. On March 14, 2002, the Company announced that Four Queens entered into a definitive asset purchase agreement (the "Purchase Agreement") for the sale of substantially all of Four Queens Casino's assets, including the hotel and casino, to SummerGate, Inc., a Nevada corporation, for a purchase price, subject to certain adjustments, of approximately $22 million, plus the value of cash on hand and the assumption of certain liabilities. In addition, pursuant to the terms of the asset purchase agreement, SummerGate, Inc. will offer employment to all Four Queens employees.

     The assets of Four Queens constitute substantially all of the assets of Elsinore. Upon the consummation of the sale of the Four Queens, Elsinore will not have an operating asset. The Board of Directors of both Elsinore and the Four Queens anticipate that, following the sale of the Four Queens, they will adopt a plan of dissolution and begin the process of winding-up and dissolving both the Four Queens and Elsinore. Elsinore anticipates that the proceeds from the sale will be used solely to pay the debts of Four Queens and Elsinore, as well as to pay any accrued and unpaid dividends on Elsinore's outstanding 6% cumulative convertible preferred stock (the "Preferred Stock"), plus the liquidation preference on the Preferred Stock, if Elsinore is dissolved. At February 28, 2002, total liabilities of Elsinore were approximately $7.6 million, and total liabilities of the Four Queens were approximately $7.8 million (of which SummerGate, Inc. will assume approximately $4.0 million pursuant to the terms of the asset purchase agreement). In addition, as of February 28, 2002, Elsinore had outstanding approximately 50,000,000 shares of Preferred Stock, with a liquidation preference of approximately $22 million, including accumulated dividends, and approximately 4,993,965 shares of common stock (the "Common Stock").

     In the event the Four Queens and Elsinore are dissolved, based upon the total assets of Four Queens and Elsinore as of March 14, 2002 and assuming the consummation of the sale of assets, after the payment of Four Queens' and Elsinore's debt and the payment of the Preferred Stock's liquidation preference, including accumulated dividends, there will not be any remaining assets available for distribution to the holders of Elsinore's Common Stock.

     The beneficial owners of a majority of our capital stock, who exercise voting and investment authority over 100% of the Preferred Stock and approximately 99.6% of Common Stock (on an as-converted basis), delivered a written consent on March 22, 2002 approving the sale of the Four Queens.

     Consummation of the sale of assets is subject to a number of conditions, including receipt of required regulatory approvals, such as approval of the Nevada Gaming Commission, and other licensing approvals. There can be no assurance that the conditions to the sale of assets will be satisfied or that the sale of assets will be consummated. If all conditions are satisfied, the sale is expected to be consummated during the second quarter of 2002. Additionally, see Note 14.

     In connection with the Purchase Agreement, we recognized a non-cash impairment loss of approximately $13.2 million during 2001. In connection with the Purchase Agreement, the Company recognized a non-cash impairment loss of approximately $13.2 million during 2001. An impairment loss was necessary as net proceeds resulting from the sale of assets will be less than the carrying value of the assets to be sold as of December 31, 2001. Approximately $12.9 million of the impairment loss was related to buildings and equipment and the remainder was related to the impairment of reorganization value in excess of amounts allocable to identifiable assets.

14.  Subsequent Event (Unaudited)

     On April 5, 2002, the Four Queens amended the Purchase Agreement that it entered into on March 14, 2002 with SummerGate, Inc. The Purchase Agreement, which provides for the sale of substantially all of the Four Queens' assets to SummerGate, was amended to, among other things, extend the termination date to June 30, 2002, and reduce the $22 million purchase price to approximately $21.15 million (plus the value of cash on hand and the assumption of certain liabilities) if the sale of assets is consummated after May 7, 2002. If the sale of assets is consummated after May 7, 2002, the Company will record an additional impairment loss of approximately $850,000.


                      Elsinore Corporation and Subsidiaries
              Selected Quarterly Financial Information (Unaudited)
                (Dollars in thousands, except per share amounts)

                                          Year ended December 31, 2001
                                -----------------------------------------------
                                  1st       2nd       3rd       4th
                                Quarter   Quarter   Quarter   Quarter    Total
                                -------   -------   -------   -------    -----
  Net revenues                  $14,584   $14,031   $13,263   $11,936   $53,814
  Operating income (loss)           826         9      (622)  (13,782)  (13,569)
  Net income (loss) before
   Undeclared dividends
   on cumulative
   preferred stock                  826         9      (622)  (13,782)  (13,569)
  Undeclared dividends
   on cumulative
   preferred stock                  304       303       303       322     1,232
  Net income (loss) applicable
   to common shares                 522      (294)     (925)  (14,104)  (14,801)
Basic and diluted net
  income per common
  share:
  Basic EPS                       $0.10    ($0.06)   ($0.19)   ($2.82)   ($2.96)
  Diluted EPS                      0.01         -         -         -         -


                                          Year ended December 31, 2000
                                -----------------------------------------------
                                  1st       2nd       3rd       4th
                                Quarter   Quarter   Quarter   Quarter    Total
                                -------   -------   -------   -------    -----
  Net revenues                  $15,397   $14,338   $13,142   $17,183   $60,060
  Operating income (loss)         1,714       638       (13)    3,930     6,269
  Net income (loss) before
   undeclared dividends
   on cumulative
   preferred stock                1,714       638       (13)    3,930     6,269
  Undeclared dividends
   on cumulative
   preferred stock                  285       288       381       208     1,162
  Net income (loss) applicable
   to common shares               1,429       350      (394)    3,722     5,107
Basic and diluted net
  income per common
  share:
  Basic EPS                       $0.29     $0.07    ($0.08)    $0.74     $1.02
  Diluted EPS                      0.02      0.01         -      0.03      0.06


                                          Year ended December 31, 1999
                                -----------------------------------------------
                                  1st       2nd       3rd       4th
                                Quarter   Quarter   Quarter   Quarter    Total
                                -------   -------   -------   -------    -----
  Net revenues                  $14,984   $14,587   $13,319   $13,104   $55,994
  Operating income (loss)         1,175       582      (667)     (130)      960
  Net income (loss) before
   undeclared dividends
   on cumulative
   preferred stock                1,175       562      (649)     (128)      960
  Undeclared dividends
   on cumulative
   preferred stock                  270       270       270       286     1,096
  Net income (loss) applicable
   to common shares                 905       292      (919)     (414)    (136)
Basic and diluted net
  income per common
  share:
  Basic EPS                        $0.18    $0.06    ($0.19)    ($0.08)  ($0.03)
  Diluted EPS                       0.01     0.01         -          -        -


            PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

     On March 14, 2002, we announced that Four Queens entered into a definitive Purchase Agreement for the sale of substantially all of Four Queens' assets, including the Four Queens Hotel and Casino, to the purchaser, for a purchase price, subject to certain adjustments, of approximately $22 million (or, if the sale of assets is consummated after May 7, 2002, approximately $21.15 million), plus the value of cash on hand and the assumption of certain liabilities. In addition, pursuant to the terms of the Purchase Agreement, the purchaser will offer employment to all Four Queens employees.

     The assets of Four Queens constitute substantially all of our assets. Upon the consummation of the sale of assets, Elsinore will not have any operating assets. The Board of Directors of both Elsinore and Four Queens anticipate that, following the sale of assets, they will adopt a plan of dissolution and begin the process of winding-up and dissolving both Four Queens and Elsinore. We anticipate that the proceeds from the sale of assets will be used solely to pay the debts of Four Queens and Elsinore, as well as to pay any accrued and unpaid dividends on our Preferred Stock, plus the liquidation preference on the
Preferred Stock, if Elsinore is dissolved. At February 28, 2002, total liabilities of Elsinore were approximately $7.6 million, and total liabilities of Four Queens were approximately $7.8 million (of which the purchaser will assume approximately $4.0 million pursuant to the terms of the Purchase
Agreement).   In  addition,   as  of  February  28,  2002,  we  had  outstanding
approximately 50,000,000 shares of Preferred Stock, with a liquidation preference of approximately $22 million, including accumulated dividends, and approximately 4,993,965 shares of Common Stock.

     In the event Four Queens and Elsinore are dissolved, based upon the total assets of Four Queens and Elsinore as of March 14, 2002 and assuming the consummation of the sale of assets, after the payment of Four Queens and Elsinore's debt and the payment of the Preferred Stock's liquidation preference, including accumulated dividends, there will not be any remaining assets available for distribution to the holders of Common Stock.

     The beneficial owners of a majority of our capital stock, who exercise voting and investment authority over 100% of the Preferred Stock and approximately 99.6% of Common Stock (on an as-converted basis), delivered a written consent on [May 2], 2002 approving the sale of assets.

     Consummation of the sale of assets is subject to a number of conditions, including receipt of required regulatory approvals, such as approval of the Nevada Gaming Commission, and other licensing approvals. There can be no assurance that the conditions to the sale of assets will be satisfied or that the sale of assets will be consummated. If all conditions are satisfied, the sale is expected to be consummated during the second quarter of 2002.

     In connection with the Purchase Agreement, we recognized a non-cash impairment loss of approximately $13.2 million during 2001. An impairment loss was necessary as net proceeds resulting from the sale of assets will be less than the carrying value of the assets to be sold as of December 31, 2001. Approximately $12.9 million of the impairment loss was related to buildings and equipment and the remainder was related to the impairment of reorganization value in excess of amounts allocable to identifiable assets.

     The following pro forma consolidated balance sheet as of December 31, 2001, gives pro forma effect to the sale of assets as if such transaction had been completed on December 31, 2001. The pro forma consolidated statements of operations for the year ended December 31, 2001 give pro forma effect to the sale of assets as if such transaction had been completed on January 1, 2001.

     The pro forma consolidated financial statements do not purport to represent what our financial position and results of operations were at December 31, 2001 and for the year ended December 31, 2001 had the described transaction in fact occurred at December 31, 2001, or to project our financial position or operating results for any future period.

     The pro forma  adjustments  are described in the notes hereto and are based
upon  available   information  and  certain  assumptions  that  we  believe  are reasonable under the circumstances.


                      Elsinore Corporation and Subsidiaries
                      Pro Forma Consolidated Balance Sheets
                          December 31, 2001 (Unaudited)
                             (Dollars in Thousands)

                             Historical,          Pro Forma           Pro Forma
                             As Reported         Adjustments          Results
                             -----------         -----------          ---------

Assets

Current Assets:
  Cash and cash equivalents      $4,643             $22,000   (a)
                                                     (7,420)  (b)      $19,223
  Accounts receivable, less
   allowance for doubtful
   accounts of $163               1,163               (476)   (a)          687
  Inventories                       360               (360)   (a)            -
  Prepaid expenses                1,165               (237)   (a)          928
                             -----------         -----------          ---------
     Total current assets         7,331             13,507              20,838

Property and equipment, net      23,637            (23,637)   (a)            -

Other assets                      1,793               (767)   (a)        1,026
                             -----------         -----------          ---------

    Total assets                $32,761           ($10,897)            $21,864
                             ===========         ===========          =========

(continued)




                      Elsinore Corporation and Subsidiaries
                     Consolidated Balance Sheets (continued)
                           December 31, 2001 and 2000
                             (Dollars in Thousands)

                             Historical,          Pro Forma           Pro Forma
                             As Reported         Adjustments          Results
                             -----------         -----------          ---------

Liabilities and Shareholders' Equity

Current liabilities:
  Accounts payable              $1,095            $     -               $1,095
  Accrued interest                 316               (316)   (b)             -
  Accrued expenses               4,024             (1,308)   (a)         2,716
  Current portion of
   long-term debt                  603               (589)   (a)            14
                             -----------         -----------          ---------
     Total current
      liabilities                6,038             (2,213)               3,825

Long-term debt,
 less current portion            8,684             (1,580)   (a)
                                                   (7,104)   (b)             -
                             -----------         -----------          ---------
     Total liabilities          14,722            (10,897)               3,825
                             -----------         -----------          ---------

Shareholders' Equity:
6% cumulative convertible
 preferred stock, no par
 value.  Authorized,
 issued and outstanding
 50,000,000 shares.
 Liquidation preference
 and accrued dividends
 of $21,760 at
 December 31, 2001              21,760                  -               21,760

Common stock, $.001 par
 value per share.
 Authorized 100,000,000
 shares.  Issued and
 outstanding 4,993,965
 shares at December
 31, 2001                            5                   -                   5

Additional paid-in capital       5,877                   -               5,877
Accumulated deficit             (9,603)                  -              (9,603)
                             -----------         -----------          ---------
     Total shareholders'
      equity                    18,039                   -              18,039
                             -----------         -----------          ---------

     Total liabilities and
      shareholders' equity     $32,761            ($10,897)            $21,864
                             ===========         ===========          =========

See accompanying notes to the Pro Forma Consolidated Financial Statements.



                      Elsinore Corporation and Subsidiaries
           Pro Forma Consolidated Statements of Operations (Unaudited)
                      For the Year Ended December 31, 2001
                             (Dollars in Thousands)


                             Historical,          Pro Forma           Pro Forma
                             As Reported         Adjustments          Results
                             -----------         -----------          ---------
Revenues, net:
 Casino                        $38,075            ($38,075)  (c)       $     -
 Hotel                           8,950              (8,950)  (c)             -
 Food and beverage              10,792             (10,792)  (c)             -
 Other                           1,426              (1,401)  (c)            25
                             -----------         -----------          ---------
   Total revenues               59,243             (59,218)                 25
 Promotional allowances         (5,429)              5,429   (c)             -
                             -----------         -----------          ---------
   Net revenues                 53,814             (53,789)                 25
                             -----------         -----------          ---------
Costs and expenses:
 Casino                         13,021             (13,021)  (c)             -
 Hotel                           9,384              (9,384)  (c)             -
 Food and beverage               7,188              (7,188)  (c)             -
 Taxes and licenses              5,705              (5,705)  (c)             -
 Selling, general and
   administrative                9,097              (8,742)  (c)           355
 Rents                           4,299              (4,299)  (c)             -
 Depreciation and
   amortization                  3,954              (3,954)  (c)             -
 Interest                        1,415              (1,415)  (c)             -
 Impairment loss                13,193             (13,193)  (c)             -
 Merger and litigation costs       127                   -                 127
                             -----------         -----------          ---------
 Total costs and
  Expenses                      67,383             (66,901)                482
                             -----------         -----------          ---------
Net income (loss) before
 undeclared dividends on
 cumulative preferred
 stock                         (13,569)             13,112                (457)


Undeclared dividends on
 cumulative preferred stock
                                 1,232                   -               1,232
                             -----------         -----------          ---------
Net income (loss) applicable
 to common shares             ($14,801)            $13,112             ($1,689)
                             ===========         ===========          =========



                      Elsinore Corporation and Subsidiaries
                      Consolidated Statements of Operations
                             (Dollars in Thousands)


                             Historical,          Pro Forma           Pro Forma
                             As Reported         Adjustments          Results
                             -----------         -----------          ---------
Basic and diluted income
 (loss) per share:

Basic income (loss) per
 share                           ($2.96)              $2.63              ($.34)
                             ===========         ===========          =========

Weighted average number of
 common shares outstanding    4,993,965           4,993,965           4,993,965
                             ===========         ===========          =========

Diluted income (loss)
 per share                       ($2.96)               $.13              ($.34)
                             ===========         ===========          =========

Weighted average number of
 common and common share
 equivalent shares
 outstanding                  4,993,965          97,993,965           4,993,965
                             ===========         ===========          =========



See accompanying notes to the Pro Forma Consolidated Financial Statements.



                      Elsinore Corporation and Subsidiaries
        Notes to Pro Forma Consolidated Financial Statements (Unaudited)

(a) To reflect the receipt of proceeds of $22 million from the sale of assets, the elimination of certain assets included in the sales price, and elimination of certain liabilities which are being assumed by the purchaser. The sales price of $22 million includes approximately $476,000 in certain accounts receivable, approximately $360,000 in inventories, approximately $237,000 in certain prepaid expenses, all property and equipment, and approximately $767,000 in certain other assets. The purchaser is assuming approximately $1,298,000 in certain accrued expenses, approximately $589,000 in certain current portions of long-term debt and approximately $1,580,000 in capital lease obligations and notes payable. If the sale of assets is consummated after May 7, 2002, the receipt of proceeds will be $21.15 million.

(b) To record the pay off of the MWV Notes and related accrued interest upon consummation of the sale of assets.

(c) To record the pro forma effect on operations and net income per share of the sale of assets as if such transaction had occurred at the beginning of the period presented.

                               INDEX TO EXHIBITS

Exhibit A. Asset Purchase  Agreement  dated as of March 14, 2002, and amended as of April 5, 2002, by and between Four Queens, Inc. and SummerGate,
           Inc.

Exhibit B. Wilson Opinion dated March 10, 2002


 Company Contact Information

     All inquiries regarding Elsinore or the sale of assets should be addressed to our principal executive offices at 202 Fremont Street, Las Vegas, Nevada 89101; attention Gina L. Contner; telephone number (702) 387-5115.


                                         By Order of the Board of Directors

                                         /s/ Philip W. Madow
                                         Philip W. Madow, President and Director
Las Vegas, Nevada
May [__], 2002



                                    EXIBIT A


                            ASSET PURCHASE AGREEMENT

                                 by and between



                         FOUR QUEENS, INC., as "Seller"

                                       and

                        SUMMERGATE, INC., as "Purchaser"



                           Dated as of March 14, 2002






                                TABLE OF CONTENTS


                                    ARTICLE I
                  DEFINITIONS; CONSTRUCTION AND INTERPRETATION

Section 1.1       Definitions.................................................1
Section 1.2       Construction and Interpretation.............................1

                                   ARTICLE II
                    SALE AND PURCHASE OF THE PURCHASED ASSETS

Section 2.1       Sale and Purchase of the Purchased Assets...................2
Section 2.2       Excluded Assets.............................................4

                                   ARTICLE III
                            ASSUMPTION OF LIABILITIES

Section 3.1       Assumption of Liabilities...................................5
Section 3.2       Retained Liabilities........................................6

                                   ARTICLE IV
                           PURCHASE PRICE AND PAYMENT

Section 4.1       Deposit.....................................................6
Section 4.2       Purchase Price and Payment..................................8
Section 4.3       Allocation of Purchase Price................................8
Section 4.4       Purchase Price Adjustment...................................8
Section 4.5       Prorations.................................................10

                                    ARTICLE V
                                      TITLE

Section 5.1       Title Exceptions...........................................10
Section 5.2       Purchaser's Title..........................................11

                                   ARTICLE VI
                THE CLOSING; THE CLOSING DATE; ACTION AT CLOSING

Section 6.1       Closing....................................................12
Section 6.2       Seller's Closing Deliverables..............................12
Section 6.3       Purchaser's Closing Deliverables...........................12
Section 6.4       Transfer of Possession.....................................13
Section 6.5       Expenses...................................................14
Section 6.6       Further Assurances.........................................14


                                   ARTICLE VII
                         REPRESENTATIONS AND WARRANTIES

Section 7.1       Representations and Warranties of Seller...................14
Section 7.2       Representations and Warranties of Purchaser................24
Section 7.3       Acknowledgement Regarding Tax Treatment....................25
Section 7.4       Release by Purchaser.......................................25
Section 7.5       Continued Validity.........................................25

                                  ARTICLE VIII
                                    COVENANTS

Section 8.1       Operation of the Business..................................26
Section 8.2       Non-Solicitation...........................................28
Section 8.3       Access to Properties and Records...........................29
Section 8.4       Notice of Inaccuracy.......................................29
Section 8.5       ERISA......................................................30
Section 8.6       Labor Agreement Commitments; Employees.....................30
Section 8.7       Assumption of Plans........................................31
Section 8.8       Governmental Permits and Approvals.........................32
Section 8.9       Preparation of Information Statement.......................32
Section 8.10      Consents and Approvals for Assumed Contracts...............32
Section 8.11      Observers..................................................33
Section 8.12      Certificates of Inspection.................................33
Section 8.13      Notices of Governmental Action.............................33
Section 8.14      Nevada Gaming Authorities..................................33
Section 8.15      Consummation of Agreement..................................34
Section 8.16      Continued Efforts for Consents to Assumed Contracts........34
Section 8.17      Substitution...............................................34
Section 8.18      Fremont Street Experience and Elsinore Intellectual
                   Property Rights...........................................34
Section 8.19      Access to Employee Records.................................34
Section 8.20      Telephone Numbers..........................................34
Section 8.21      Press Releases.............................................34
Section 8.22      Confirmation of Certain Personal Property..................35
Section 8.23      Liabilities Paid at Closing................................35
Section 8.24      Return of Deposits.........................................35
Section 8.25      Casualty Loss and Condemnation.............................35

                                   ARTICLE IX
              CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER

Section 9.1       Licenses...................................................36
Section 9.2       Approval to Transfer Gaming Devices........................36
Section 9.3       Absence of Material Change.................................36
Section 9.4       Representations and Warranties.............................36
Section 9.5       Covenants..................................................36
Section 9.6       Absence of Litigation......................................36
Section 9.7       No Change in Law...........................................36
Section 9.8       Required Consents..........................................37
Section 9.9       Information Statement......................................37
Section 9.10      Seller's Closing Deliverables..............................37

                                    ARTICLE X
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

Section 10.1      Licenses...................................................37
Section 10.2      Approval to Transfer Gaming Devices........................37
Section 10.3      Representations and Warranties.............................37
Section 10.4      Covenants..................................................37
Section 10.5      Absence of Litigation......................................38
Section 10.6      No Change in Law...........................................38
Section 10.7      Required Consents..........................................38
Section 10.8      Information Statement......................................38
Section 10.9      Purchaser's Closing Deliverables...........................38

                                   ARTICLE XI
                                   TERMINATION

Section 11.1      Termination by Mutual Consent..............................38
Section 11.2      Termination by Seller......................................38
Section 11.3      Termination by Purchaser...................................39
Section 11.4      Effect of Termination......................................39
Section 11.5      Termination Fee............................................39

                                   ARTICLE XII
                                     ESCROW


                                  ARTICLE XIII
                             GENERAL INDEMNIFICATION

Section 13.1      Agreement of Seller to Indemnify Purchaser.................40
Section 13.2      Agreement of Purchaser to Indemnify Seller.................40
Section 13.3      Effect of Closing Over Known Unsatisfied Conditions
                   or Breached Representations, Warranties or Covenants......41
Section 13.4      Mitigation.................................................41
Section 13.5      Limitations on Indemnification.............................41
Section 13.6      Exclusive Remedy...........................................41

                                   ARTICLE XIV
                         PROCEDURES FOR INDEMNIFICATION

Section 14.1      Procedures for Indemnification.............................42
Section 14.2      Defense of a Third Party Claim.............................42
Section 14.3      Settlement of Third Party Claims...........................43

                                   ARTICLE XV
                             LIMITATION OF LIABILITY

Section 15.1      Limitation of Liability....................................43

                                   ARTICLE XVI
                               DISPUTE RESOLUTION

Section 16.1      Negotiation................................................43
Section 16.2      Mediation..................................................43
Section 16.3      Arbitration................................................44

                                  ARTICLE XVII
                            MISCELLANEOUS PROVISIONS

Section 17.1      Notices....................................................44
Section 17.2      Construction and Governing Law.............................46
Section 17.3      Counterparts...............................................46
Section 17.4      Integrated Agreement.......................................46
Section 17.5      No Oral Modification.......................................46
Section 17.6      Successors and Assigns; No Third Party Beneficiaries.......46
Section 17.7      Assignment.................................................46
Section 17.8      Partial Invalidity.........................................46
Section 17.9      No Presumption Against the Draftsman.......................46
Section 17.10     Expenses...................................................47
Section 17.11     Guarantee..................................................47



EXHIBITS

EXHIBIT A-1       The Fee Land
EXHIBIT A-2       The Leased Land
EXHIBIT B         Form of Assignment and Assumption Agreement
EXHIBIT C         Form of Lease Assignment and Assumption Agreement
EXHIBIT D         Form of Bill of Sale
EXHIBIT E         Form of Fee Land Deed
EXHIBIT F         Form of Trademark Assignment Agreement
EXHIBIT G         Form of Patent Assignment Agreement



APPENDICES

APPENDIX A        Glossary of Defined Terms




                            ASSET PURCHASE AGREEMENT


     This ASSET PURCHASE AGREEMENT (herein referred to as this "Agreement") is dated as of March 14, 2002 and is by and between FOUR QUEENS, INC., a Nevada corporation (herein referred to as "Seller"), and SUMMERGATE, INC., a Nevada corporation (herein referred to as "Purchaser"). Seller and Purchaser are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS:

     Seller desires to sell that certain land described on Exhibit A-1 (the "Fee Land"), to assign its interest in leases of that land described on Exhibit A-2 (the "Leased Land," and, together with the Fee Land, the "Land") and to sell the improvements located thereon, all of which are commonly known as the Four Queens Hotel and Casino ("Hotel").

     Upon the terms and subject to the conditions  set forth in this  Agreement:
(1) Seller desires to sell and transfer to Purchaser, and Purchaser desires to purchase from Seller, substantially all of the assets of Seller associated with the Hotel; and (2) Seller desires to delegate to Purchaser, and Purchaser desires to assume from Seller, certain liabilities associated with the Hotel.

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Agreement and each act done pursuant hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, represent, warrant, covenant and agree as follows:

ARTICLE I
                  DEFINITIONS; CONSTRUCTION AND INTERPRETATION

Section 1.1 Definitions. The capitalized words, terms and phrases used in this Agreement, including in the preamble and the recitals hereto, shall have the meanings ascribed to such words, terms and phrases in the "Glossary of Defined Terms" attached to this Agreement as APPENDIX A.

Section 1.2 Construction and Interpretation. Unless the context of this Agreement requires otherwise: (a) words of any gender include each other gender;
(b) words using the singular or plural number also include the plural or singular number, respectively; (c) the words "hereof," "herein," "hereby," "hereto" and similar words refer to this entire Agreement and not to any particular Article, Section, Clause, Exhibit, Schedule or Appendix or any other subdivision of this Agreement; (d) references to "Article," "Section," "Clause," "Exhibit" "Schedule" or "Appendix" are to the Articles, Sections, Clauses, Exhibits, Schedules and Appendices respectively of this Agreement; (e) the words "include" or "including" shall be deemed to be followed by the phrases "without limitation" or "but not limited to" whether or not such words are followed by such phrases or phrases of like import; (f) references to "this Agreement" or any other agreement or document shall be construed as a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it; and (g) titles for captions of Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, describe or otherwise affect the scope or meaning of this Agreement or the intent of any provision hereof. Each of the Schedules, Exhibits and Appendices referred to in this Agreement is expressly made a part hereof. In addition, the disclosures in the Schedules, and those in any supplement thereto, relate only to the representations and warranties in the Section of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules, Exhibits or Appendices (other than an exception expressly set forth as such in the applicable Schedule with respect to a specifically identified representation or warranty in a specific Section of this Agreement), the statements in the body of this Agreement will control. Whenever this Agreement refers to actions to be taken by any Person, or which any Person is prohibited from taking, such provision shall be applicable whether such action is taken (or not taken) directly or indirectly by such Person, including actions taken by or on behalf of any Affiliate of such Person. Whenever any provision of this Agreement refers to any Person's right to consent to or be satisfied with any action, such consent or satisfaction shall be in the Person's commercially reasonable discretion, unless the provision granting such Person the right to consent or be satisfied limits the Person's consent or satisfaction right in some other manner. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II
                    SALE AND PURCHASE OF THE PURCHASED ASSETS

Section 2.1 Sale and Purchase of the Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing on the Closing Date, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller, all of Seller's right, title, interest and benefit in and to all assets owned by Seller constituting, or used primarily in connection with, the Hotel (the "Purchased Assets"), except the assets specifically identified in Section 2.2 (the "Excluded Assets"). The Purchased Assets shall include, but shall not be limited to, the following:

(a) the Fee Land;

(b) all of Seller's rights and interests arising under or in connection with any Contracts (other than Shrink-Wrap Licenses) to which Seller is a party and which relate primarily to the Business (the "Assumed Contracts"), including all of Seller's interest under those certain leases (collectively, the "Ground Leases", and each a "Ground Lease") described in Section 2.1(b) of the Disclosure Schedule, pursuant to which Seller leases the Leased Land, and including any prepayments made by Seller under such Contracts;

(c) all of Seller's right, title and interest in and to all buildings, improvements and fixtures owned by Seller and located on the Land, and all rights appurtenant thereto, if any (together with the Land, the "Premises");

(d) all of Seller's right, title and interest in and to all furniture, furnishings, fixtures, gaming devices, equipment, appliances, tools, motor vehicles, supplies, signs and signage, public relations pamphlets and related supplies, Inventory (other than unopened alcoholic beverages), and all other tangible personal property used in the ownership, operation and maintenance of the Hotel (the "Business") conducted by Seller on or with respect to the Hotel (collectively, the "Personal Property"), including, without limitation, the property held as of the Closing and listed on the Second Personal Property Inventory, subject to the rights of lessors under any of the Assumed Contracts;

(e) the name "Four Queens Hotel and Casino" and any variation thereof and all right, title and interest in and to any and all copyrights, trademarks, trade
names,  service  marks,  patents,  trade  secrets,   displays,   symbols,  color
arrangements, business methods, designs and logos with respect thereto and/or relating to and/or used by Seller or Elsinore in the ownership, use and/or operation of the Business and/or the Purchased Assets, and other names, words or devices and related applications and registrations, and all goodwill associated therewith, (collectively, the "Intellectual Property Rights"); provided that the Intellectual Property Rights shall not include any rights associated with the name "Elsinore" or "Elsinore Corporation";

(f)  all  plans  and  specifications,   historical   reservation  data,  advance
reservations, bookings, credit files (including specifically casino credit files), and other similar files and reports in the possession of Seller, including, but not limited to, computer records and all other books and records of Seller used exclusively in the operation of the Business by Seller, including, but not limited to, all financial statements, customer lists, credit records and files (including casino files) and all other accounting records (in whatever form they may exist, including computer disk or tape);

(g) all cash (including, without limitation, cash in the cages, slot machines, or gaming tables located at the Hotel, and cash in the registration, retail, restaurant and other non-gaming areas of the Hotel), bank rolls, and all cash equivalents (collectively "Cash"), all refunds owed to Seller by third parties in connection with the Business (other than those described in Section 2.2(g) below), and all gaming chips and tokens;

(h) all manufacturers' or other assignable warranties applicable to any other items included in the Purchased Assets (the "Warranties");

(i) all interest of Seller or any Affiliate of Seller in Fremont Street Experience LLC;

(j) all computer hardware used by Seller in the operation of the Business or the Purchased Assets and computer software owned or licensed (other than pursuant to a Shrink-Wrap License) by Seller and used in connection with the Business or the Purchased Assets, to the extent transferable without fees, including, without limitation, if possessed by Seller, all source codes and data, whether on tape, disc or other computerized format, and all related user manuals, computer records, service codes, programs, stored materials and databases, including, without limitation, all access codes and instructions needed to obtain access to and to utilize the information contained on such computer records (the "Computer Software");

(k) to the extent permitted by Law, all transferable  licenses (including liquor
licenses),   permits,  approvals  and  other  authorizations  (the  "Transferred
Permits");

(l) the accounts receivable, deposits, prepaid expenses, returned checks and other assets of the type historically accounted for in the categories listed in
Section 2.1(l) of the Disclosure Schedule; and

(m) all of Seller's interests in, and all of Seller's assets associated with, the Assumed Plans, as well as any Collective Bargaining Agreement.

Section 2.2 Excluded Assets. The assets that constitute Excluded Assets shall include only:

(a) the consideration delivered to Seller pursuant to this Agreement, and all of Seller's rights and interests arising under or in connection with this Agreement;

(b) all formation and organization documents, minute books, stock record books and all other documents relating to the legal existence of Seller or its Affiliates, and all income tax returns and records, gaming tax returns (including supporting schedules) and records and nontransferable licenses, permits, approvals and other authorizations; provided, however, that copies of such corporate and tax records and nontransferable licenses, permits, approvals and other authorizations shall be provided to Purchaser at the Closing as the request of Purchaser;

(c) all of Seller's interests, claims and choses of action in any past or current insurance policy or Contract (other than those that may be assigned pursuant to the assignment of the Assumed Plans), including all rights to contribution and insurance proceeds in respect of Purchased Assets;

(d) all of Seller's interests in any claims (including cross claims or counterclaims) relating to any Taxes (including any deposits, refunds, rebates, credits or other Tax benefits) (other than those that both relate to the Purchased Assets and arise after the Closing Date);

(e) any amounts due to Seller from Elsinore;

(f) all assets of Elsinore (other than as constitute Intellectual Property Rights);

(g) all bank accounts of Seller;

(h) the receivables, refunds owed to Seller and other assets of the type historically accounted for in the categories listed in Section 2.2(h) of the Disclosure Schedule;

(i) the Contracts listed in Section 2.2(i) of the Disclosure Schedule.

(j) all furniture and computer equipment located in Suite #302 on the Premises; provided that Purchaser shall permit such furniture and equipment to remain in Suite #302, and shall permit Seller the exclusive right to occupy and use Suite #302, for two years following the Closing Date; and

(k) any claims, causes of action or other rights related to any Retained Liability.

ARTICLE III
                            ASSUMPTION OF LIABILITIES

Section 3.1 Assumption of Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing on the Closing Date, Purchaser shall assume, shall take subject to, and thereafter shall pay, satisfy, discharge and perform when due, the following liabilities and obligations of Seller (the "Assumed Liabilities"):

(a) all current liabilities of the type historically accounted for in the categories listed in Section 3.1(a)(i) and Section 3.1(a)(ii) of the Disclosure Schedule (the "Payables");

(b)  pursuant  to  one  or  more  Assignment  and  Assumption  Agreements,   all
liabilities and obligations arising after the Closing Date under the Assumed Contracts and the Transferred Permits (including executory obligations);

(c) pursuant to one or more Lease Assignment and Assumption Agreements, all liabilities and obligations arising after the Closing Date under the Ground Leases (including executory obligations);

(d) any liability or obligation of Seller with respect to the Assumed Plans and the Collective Bargaining Agreements;

(e) any liability or obligation of Seller resulting from the consummation of the transactions contemplated herein and arising under or related to the WARN Act;

(f) any liability to holders of winning keno tickets for wagers booked by Seller prior to or at the Closing for events which have not yet occurred by the Closing, provided that Seller pays to Purchaser the value of such wagers pursuant to Section 4.5;

(g) all liabilities for purchase money obligations whether structured as debt, lease or otherwise, to the extent set forth in Section 3.1(g) of the Disclosure Schedule;

(h)  any  liability  for  food,  merchandise,   rooms,  show  tickets  or  other
complementaries issued to third parties for services or goods furnished to the Business prior to or at the Closing;

(i) any liability for cash or for food, merchandise, rooms, show tickets or other complementaries, owed to patrons of the Business prior to or at the Closing, and any liability for points or credits earned by patrons of the Business prior to or at the Closing, under any slot club or other program offering awards or other incentives to gamble to patrons of the Business;

(j) all liabilities or obligations for due bill contracts or other "trade-out" liabilities other than Payables;

(k) any liability for workers' compensation claims made or reopened after the Closing by employees of the Business; and

(l) except for the Retained Liabilities, all liabilities and obligations arising out of or in any way related to the ownership or operation of the Business or the Purchased Assets after the Closing (including any Taxes relating to the Business or the Purchased Assets after the Closing Date), including prorated amounts payable by Purchaser pursuant to Section 4.4 arising out of or in any way related to the Business or the Purchased Assets on or after the Closing Date.

Section 3.2 Retained Liabilities. Except for the Assumed Liabilities specifically and expressly assumed by Purchaser pursuant to Section 3.1, Purchaser shall not assume or become liable on or with respect to any Contract of Seller or for or with respect to any indebtedness, obligations, commitments or liabilities of Seller, direct or indirect, known or unknown, or absolute, vested or contingent, all of which shall be retained by Seller (herein referred to collectively as the "Retained Liabilities"). Without limiting the generality of the foregoing, Purchaser shall not assume or become liable for, and the Retained Liabilities shall include the following:

(a) all liabilities to any federal, state or local Governmental Authority, or to any special purpose district, for unpaid Taxes of any type or description, or penalties or interest thereon, arising by reason of the ownership, use and/or operation of the Purchased Assets prior to or at the Closing Date, or any sales/use Tax, in each case arising from the implementation and closing of the transactions contemplated by this Agreement, whether or not imposed on or measured by income, including any amounts due or which may become due and owing under NRS 244.335, 244.3352, 360.525 and 612.695;

(b) all liabilities of Seller to the Nevada State Gaming Control Board, the Nevada Gaming Commission and the City of Las Vegas (collectively, the "Nevada Gaming Authorities") relating to gaming activities prior to or at the Closing Date;

(c) all litigation pending with respect to Seller or the Business as of the Closing Date;

(d) any liability or obligation under any Contract that is not an Assumed Contract;

(e) any liabilities and obligations of Seller to the extent arising under any Environmental Law and associated with, related to or arising from any environmental condition at, in, on or under the Premises on or prior to the Closing; and

(f) any other liability, obligation or commitment not specifically and expressly assumed by Purchaser hereunder.

ARTICLE IV
                           PURCHASE PRICE AND PAYMENT

Section 4.1 Deposit.

(a) Purchaser has already deposited the Unconditional Termination Payment with UTP Escrow Agent;

(b) Immediately following the execution of this Agreement by both parties, Purchaser shall deliver to Nevada Title Company ("Escrow Agent"), by wire transfer of immediately available funds, a deposit (the "Deposit") in the amount of two hundred thousand dollars ($200,000);

(c) Until the earlier of (a) the Closing Date or (b) the date of the termination of this Agreement, the Unconditional Termination Payment and the Deposit shall be held in such joint account and subject to the provisions of this Section 4.1(c). The Unconditional Termination Payment and the Deposit shall be invested by Escrow Agent and UTP Escrow Agent as mutually directed by Purchaser and Seller, or, if no such direction is given, the Unconditional Termination Payment and the Deposit shall be invested in either (a) direct obligations of the United States of America or any agency thereof, (b) certificates of deposit issued by any bank organized under the laws of the United States or any state thereof, provided such bank has capital and surplus aggregating at least Five Hundred Million Dollars ($500,000,000) or (c) commercial paper given the highest rating by a nationally recognized credit rating agency.

(d) Withdrawals shall be made from the joint escrow account only with the written authorization of both Purchaser and Seller and only as provided in this
ARTICLE IV. Each of Purchaser and Seller covenants and agrees to authorize and to cause to be made all withdrawals required to be made by this ARTICLE IV.

(e) At the Closing, Seller and Purchaser shall direct the UTP Escrow Agent and the Escrow Agent to pay the Unconditional Termination Payment and the Deposit, as applicable, plus any interest accrued thereon from the date of deposit (the "Accrued Interest"), to Seller; provided, however, that Escrow Agent shall withhold such amount therefrom in escrow as the Parties mutually agree is necessary to comply with the provisions of NRS 360.525, 612.695 or to which the Purchased Assets or a portion thereof may be subject pursuant to NRS 244.335 and
244.3352 until such time as Seller furnishes Purchaser and Escrow Agent the receipts or certificates provided for in said statutes or, if not so provided for, such evidence as Purchaser may reasonably require to assure Purchaser that the applicable obligations have been paid. If Seller does not produce such receipts or certificates within the time periods provided in said statutes, or if any lien or other claim therefor is asserted against Purchaser or the Purchased Assets, Escrow Agent shall pay such withheld sums to the appropriate authority.

(f) In the event that this Agreement is terminated (1) by Purchaser in accordance with Section 11.3(a) on account of a willful and material breach by Seller of any representation, warranty or covenant contained in this Agreement, or (2) by Seller in accordance with Section 11.2(d), Seller and Purchaser shall promptly direct the UTP Escrow Agent to pay the Unconditional Termination Payment and any Accrued Interest thereon to Purchaser, and Seller shall have no claim to, or interest in, the Unconditional Termination Payment and any Accrued Interest thereon. In the event that this Agreement is terminated for any other reason, Seller and Purchaser shall promptly direct the Escrow Agent to pay the Unconditional Termination Payment plus any Accrued Interest thereon to Seller.

(g) In the event that this Agreement is terminated (1) by Purchaser (A) in accordance with Section 11.3(a) on account of a willful and material breach by Seller of any representation, warranty or covenant contained in this Agreement or (B) as a result of the failure to be satisfied of the conditions set forth in
Section 9.3, Section 9.6 or Section 9.7, or (2) by Seller (A) in accordance with
Section 11.2(d) or (B) as a result of the failure to be satisfied of the conditions set forth in Section 10.5 or Section 10.6, Seller and Purchaser shall promptly direct the Escrow Agent to pay the Deposit and any Accrued Interest thereon to Purchaser, and Seller shall have no claim to, or interest in, the Deposit and any Accrued Interest thereon. In the event that this Agreement is terminated for any other reason, Seller and Purchaser shall promptly direct the Escrow Agent to pay the Deposit plus any Accrued Interest thereon to Seller.

(h) Purchaser acknowledges that the retention of the Unconditional Termination Payment or the Deposit by Seller shall not constitute a measure of Seller's damages for any claim for breach against Purchaser brought under this Agreement.

Section 4.2 Purchase Price and Payment. In addition to the assumption by Purchaser of the Assumed Liabilities, Purchaser shall pay to Seller an amount equal to (i) TWENTY TWO MILLION DOLLARS ($22,000,000) (less the amount paid under clause (ii)) (the "Cash Portion") plus (ii) the amount required under
Section 4.1(e) plus (iii) the amount of the Cash as of midnight on the Closing Date (i.e., the midnight immediately after 11:59 p.m. on the Closing Date) minus
(iv) the Estimated Liability Adjustment minus (v) the Estimated Liability Difference, if any (the "Purchase Price") for the Purchased Assets. At the Closing, the Purchase Price shall be payable by Purchaser to Seller in immediately available funds.

Section 4.3 Allocation of Purchase Price. Within ten (10) days after the Closing Date, Purchaser shall provide to Seller for Seller's review a draft of Internal Revenue Service Form 8594, or other required forms, if any, related to asset acquisitions and any required exhibits thereto setting forth the allocation of the Purchase Price in a manner consistent with Section 1060 of the Code, as amended, and the Treasury Regulations promulgated thereunder. Within ten (10) days after receipt of such documents, Seller shall, in writing, either agree or state their objections. Seller and Purchaser shall negotiate in good faith to attempt to resolve any objections. If Seller and Purchaser are unable to resolve Seller's objections, the objections shall be submitted to the Independent Accounting Firm. The Independent Accounting Firm's determination shall be final (such determination to be based solely on the written submissions by the Purchaser and Seller and not on any independent investigation by the accounting firm). The costs of the Independent Accounting Firm shall be borne equally by Purchaser and Seller. Seller and Purchaser agree to properly file Form 8594 and report the purchase price allocation set forth therein for purposes of all U.S. federal and state and local income and franchise Tax returns.

Section 4.4 Purchase Price Adjustment.

(a) Not less than three (3) Business Days prior to the Closing Date, Seller shall deliver a notice (the "Purchase Price Notice") to Purchaser which sets forth (i) the Seller's good faith estimate of the Liability Adjustment (the "Estimated Liability Adjustment") and the Liability Difference (the "Estimated Liability Difference") and (ii) based thereon, the calculation of the Purchase Price. The calculation of the Purchase Price set forth in the Purchase Price Notice shall be binding on Purchaser and Seller absent manifest error.

(b) Within sixty (60) days after the Closing Date, Seller shall prepare and deliver (by same day or next day delivery) to Purchaser a statement setting forth its determination of the Liability Adjustment and the Liability Difference (the "Initial Liability Statement"), which statement shall set forth in reasonable detail the basis for such determinations. During the sixty (60) days after receipt of such statement, Purchaser and its representatives will be permitted to review Seller's working papers relating to the Initial Liability Statement.

(c) Purchaser shall notify Seller in writing (the "Notice of Disagreement") within sixty (60) days after receipt of the Initial Liability Statement if Purchaser disagrees with Seller's calculation of the Liability Adjustment or the Liability Difference, which Notice of Disagreement shall set forth in reasonable detail the basis for such dispute and the U.S. dollar amounts involved and Purchaser's good faith estimate of the Liability Adjustment or the Liability Difference. If no Notice of Disagreement is received by Seller within such sixty
(60) day period, then the Initial Liability Statement shall be deemed to have been accepted by Purchaser, shall become final and binding upon the parties and shall be the Final Liability Statement.

(d) During the twenty (20) Business Days immediately following the delivery of a Notice of Disagreement, Seller and Purchaser shall seek in good faith to resolve any differences which they may have with respect to any matter specified in the Notice of Disagreement. If at the end of such twenty Business Day period Seller and Purchaser have been unable to agree upon a Final Liability Statement, Seller and Purchaser shall submit to the Independent Accounting Firm for review and resolution any and all matters which remain in dispute with respect to the Notice of Disagreement. The Independent Accounting Firm shall use commercially practicable efforts to make a final determination, which shall be binding on the parties hereto, of the Liability Adjustment and the Liability Difference within twenty (20) Business Days after any such referral, and such final determination shall be the Final Liability Statement. This Section is an agreement to arbitrate as such is defined in Chapter 38 of the Nevada Revised Statutes; provided, however, that: (a) Sections 38.075, 38.085, 38.095 and 38.145(1)(d) of
such Chapter are hereby waived; and (b) the time periods contained in Sections 38.145(2) and 38.155(1) of such Chapter are hereby shortened to thirty (30) days. The arbitration is to be performed in Clark County, Nevada. Purchaser and Seller each consent to the procedure herein set forth and waive any rights (including any right to a hearing, representation by attorney at such hearing, or any rights with respect to witnesses, cross-examination, subpoenas and depositions) they may have under conflicting provisions of the Nevada Uniform Arbitration Act, Nevada Revised Statutes Subsection 38.015 et seq., as now or hereafter in effect. The Parties agree that judgment may be entered upon the decision of the Independent Accounting Firm.

(e) The cost of the Independent Accounting Firm's review and determination shall be paid by the party which has determined an amount of the sum of the Liability Adjustment and the Liability Difference that is the greatest amount different from the amount of such sum on the Final Liability Statement. During the twenty Business Day review by the Independent Accounting Firm, Purchaser and Seller will each make available to the Independent Accounting Firm interviews with such individuals and such information, books and records as may be reasonably required by the Independent Accounting Firm to make its final determination.

(f) (i) If the Liability Adjustment (as set forth in the Final Liability Statement) exceeds the Estimated Liability Adjustment, then Seller shall pay to Purchaser an amount equal to such excess or (ii) if the Estimated Liability Adjustment exceeds the Liability Adjustment (as set forth in the Final Liability Statement), then Purchaser shall pay to Seller an amount equal to such excess, in either case within five (5) Business Days after the Final Liability Statement becomes final and binding on the parties hereto. If the Liability Adjustment (as set forth in the Final Liability Statement) is equal to the Estimated Liability Adjustment, then neither Purchaser nor Seller shall owe any amount to the other party pursuant to this Section 4.4(f).

(g) (i) If the Liability Difference (as set forth in the Final Liability Statement) exceeds the Estimated Liability Difference, then Seller shall pay to Purchaser an amount equal to such excess or (ii) if the Estimated Liability Difference exceeds the Liability Difference (as set forth in the Final Liability Statement), then Purchaser shall pay to Seller an amount equal to such excess, in either case within five (5) Business Days after the Final Liability Statement becomes final and binding on the parties hereto. If the Liability Difference (as set forth in the Final Liability Statement) is equal to the Estimated Liability Difference, then neither Purchaser nor Seller shall owe any amount to the other party pursuant to this Section 4.4(g).

(h) Purchaser agrees that following the Closing through the date that payment, if any, is made pursuant to this Section 4.4, it will not take any actions with respect to any accounting books, records, policy or procedure on which the Initial Liability Statement or the Final Liability Statement is to be based that are inconsistent with past practices of the Seller or that would make it impossible or impracticable to calculate the Liability Adjustment in the manner and utilizing the methods required hereby.

Section 4.5 Prorations. To the extent not otherwise included in the Final Liability Statement, real estate taxes and assessments, personal property taxes, Ground Lease rents and rents and any other receipts attributable to space leases shall be prorated as of midnight on the Closing Date. Wagers received by Seller prior to or at the Closing for keno events occurring after the Closing shall be paid to Purchaser. In lieu of prorating power, gas, water and other utility fees and charges (other than telephone), the appropriate utilities shall be informed to take meter readings as close as practicable to the Closing Date, to bill Seller for service prior to such readings and to bill Purchaser for service thereafter. Said readings must occur on or before the Closing Date. The telephone company shall be informed to cancel Seller's service as of the Closing Date and to transfer service and the telephone numbers of the Business to Purchaser. The next regular billing of the telephone company after the Closing Date will be sent to Purchaser. Upon receiving a copy of said bill, Seller shall pay Purchaser for those charges attributable to calls made before midnight on the Closing Date. General service charges will be prorated as of the time of the billing on the basis of the number of days before and after the Closing Date, respectively. At the Closing, Seller and Purchaser shall estimate or actually determine the prorations and shall adjust the Purchase Price accordingly. Prorated amounts are to be paid to the appropriate party promptly on demand when computed.

ARTICLE V
                                      TITLE

Section 5.1 Title Exceptions.

(a) On the date hereof, Seller will order from Escrow Agent, and deliver to Purchaser immediately upon receipt, a preliminary title report with respect to the Premises from Escrow Agent, together with copies of all exceptions to title appearing in such report and a copy of Seller's existing survey of the Premises, if any. Within ten (10) days of receipt of the later of said copies and survey (if any), Purchaser shall notify Seller of any title exceptions to which it objects ("Disapproved Exceptions"). Purchaser shall be deemed to have approved all title exceptions except for objections made within the above-mentioned ten
(10) day period, and each shall constitute a "Permitted Exception." Further, notwithstanding anything to the contrary contained herein, all of the following shall also constitute Permitted Exceptions (regardless of whether Purchaser disapproves of them): (i) real estate taxes and assessments, personal property taxes, water and/or meter charges, sewer taxes, charges or rents, in each case not yet due and payable; (ii) liens, encumbrances or other matters made, created or suffered by or on behalf of Purchaser, including, without limitation, liens arising as a result of any act or omission of Purchaser or Purchaser's agents, contractors or representatives; (iii) zoning and other land use restrictions and ordinances; (iv) the Ground Leases; (v) consents previously granted by any former owner of the Land for the erection of any structure or structures on, under or above any street or streets on which the Land may abut; (vi) liens for any unpaid real estate tax, water charge, sewer rent and assessment, provided Purchaser receives a credit for such sums in an amount sufficient to discharge such liens at the Closing in accordance with this Agreement; (vii) any liens or encumbrances as to which the title company will insure, or commit to insure, Purchaser against loss or forfeiture of title to, or collection from the Purchased Assets without additional cost to Purchaser, whether by payment, bonding, indemnity of Seller or otherwise; (viii) any and all Uniform Commercial Code filings which are more than five (5) years old and which have not been continued; (ix) the revocable nature of the right, if any, to maintain street and sidewalk vaults and other vault spaces, coal chutes, excavations, canopies, marquees and signs; (x) exceptions set forth in Section 5.1(a) of the Disclosure Schedule, and (xi) any other leases, liens, encumbrances or other exceptions which are approved by Purchaser pursuant to Section 5.1(b) below. (b) Within five (5) Business Days after the date Seller receives Purchaser's written notice of any Disapproved Exception within the time period specified above, Seller shall notify Purchaser in writing of any Disapproved Exceptions which Seller is unable or unwilling to cause to be removed or insured against prior to or at the Closing (the "Unresolved Exceptions"). With respect to any Unresolved Exception, Purchaser shall elect, by giving written notice to Seller and the Escrow Agent within five (5) Business Days after receipt of Seller's notice (i) to terminate this Agreement, or (ii) to waive Purchaser's disapproval of such Unresolved Exception, in such latter event each such Unresolved Exception shall then be deemed to be a Permitted Exception. Purchaser's failure to terminate this Agreement within such five (5) Business Day period shall constitute Purchaser's agreement to treat such Unresolved Exceptions as Permitted Exceptions.

Section 5.2 Purchaser's Title. This sale is subject to Purchaser being able to obtain an ALTA extended owner's policy of title insurance (Form B, Rev. 10-17-70) from a company reasonably satisfactory to Purchaser in the amount of the Purchase Price allocated to the Premises pursuant to Section 4.3 insuring that Purchaser has fee title to the Fee Land, a valid leasehold interest in the Leased Land, and fee title to the improvements on the Land, and that the landlords listed in Section 5.2 of the Disclosure Schedule have fee title to the Leased Land, subject only to the Permitted Exceptions, agreements subject to which Purchaser takes the Purchased Assets pursuant to Section 5.1(a), items arising after the date hereof and approved by Purchaser and items caused by Purchaser. Said policy shall have attached thereto such endorsements as Purchaser may require (at Purchaser expense, and for which Purchaser shall have received a commitment from such title company no later than thirty days after the date hereof), including, but not limited to, endorsements insuring against encroachments, violations of covenants and restrictions and mechanic's liens and insuring contiguity. Liability under such policy shall be reinsured to the extent, in the form, and from companies satisfactory to Purchaser (to the extent committed by such companies no later than thirty days after the date hereof).


ARTICLE VI
                THE CLOSING; THE CLOSING DATE; ACTION AT CLOSING

Section 6.1 Closing. The Closing shall be as provided in this Section 6.1 and shall occur at the offices of Lionel Sawyer & Collins, 1700 Bank of America Plaza, 300 South Fourth Street, Las Vegas, Nevada, 89101, at 10:00 a.m. on the last Business Day of the calendar month in which Purchaser and all other Persons required to do so have obtained all licenses and approvals (including, without limitation, gaming and liquor licenses) to permit Purchaser to lawfully operate the Business as it is now conducted, but in any event on or before the Outside Date (the "Closing Date"). Upon the Closing, the Closing shall, for all purposes under this Agreement, be deemed to have occurred as of the Closing Date. The matters and deliveries hereafter described in this Section 6.1 shall be deemed accomplished concurrently. The effective date of the sale of the Purchased Assets shall be at midnight on the Closing Date and all prorations and allocations provided for hereunder shall be made as of midnight on the Closing Date, except as otherwise agreed in writing by the Parties.

Section 6.2 Seller's Closing Deliverables. At the Closing, and concurrently with the making of the deliveries by Purchaser of the Purchaser's Closing Deliverables as set forth in Section 6.3, Seller shall deliver, or cause to be delivered, to Purchaser the following (herein referred to collectively as "Seller's Closing Deliverables"):

(a) the duly executed Bill(s) of Sale;

(b) the duly executed Assignment and Assumption Agreement(s);

(c) the duly executed Lease Assignment and Assumption Agreement(s);

(d) the duly executed Fee Land Deed;

(e) the duly executed Trademark Assignment Agreements;

(f) the duly executed Patent Assignment Agreement;

(g) title certificates to all vehicles included in the Personal Property;

(h) the certificates and other instruments and documents described in ARTICLE IX; and

(i) a designation of the representative of Seller described in Section 6.4(e).

Section 6.3 Purchaser's Closing Deliverables. At the Closing, and concurrently with the making of deliveries by Seller of the Seller's Closing Deliverables to Purchaser as set forth in Section 6.2, Purchaser shall deliver, or cause to be delivered, to Seller each and every payment, agreement, certificate, instrument and other document that is to be executed, delivered and/or performed by
Purchaser pursuant hereto including the following (herein referred to collectively as "Purchaser's Closing Deliverables"):

(a) payment of the Cash Portion in the manner set forth in Section 4.2;

(b) the duly executed Assignment and Assumption Agreement(s);

(c) the duly executed Lease Assignment and Assumption Agreement(s);

(d) the duly executed Trademark Assignment Agreements;

(e) the duly executed Patent Assignment Agreement;

(f) the certificates, instruments and other documents described in ARTICLE X.

Section 6.4 Transfer of Possession.

(a) Possession of the Purchased Assets shall be delivered to Purchaser as of midnight on the Closing Date.

(b) To the extent applicable, the transfer of possession shall be pursuant to the closing memorandum approved by the Nevada Gaming Authorities.

(c) To effectuate the transfer of unopened alcoholic beverages, Purchaser and Seller shall utilize the services of a licensed alcoholic beverage wholesaler to purchase alcoholic beverages from Seller and then resell them, at cost, to Purchaser.

(d) On the Closing Date, authorized representatives of Purchaser and Seller shall take inventory of (i) all baggage, suitcases, luggage, valises and trunks of hotel guests checked or left in the care of Seller, (ii) the contents of the storage room, and (iii) sporting equipment and clothing left in the care of Seller; provided, however, that no such baggage, suitcases, luggage, valises or trunks shall be opened. All such baggage and other items shall be sealed in a manner to be agreed upon by the parties and listed in an inventory prepared and signed jointly by representatives of Purchaser and Seller on the Closing Date. Purchaser shall be responsible from and after said date for all baggage and other items listed in such inventory and, where the seals have been broken, for the contents thereof. Seller shall be responsible for said contents if the seals have not been broken and for all luggage or other property of guests not listed on such inventory. By conveying the Purchased Assets to Purchaser on the Closing Date, Seller shall be deemed, without further action, to have assigned any storage, warehouse or innkeepers liens it may have under applicable Law.

(e) Safe deposit boxes in use by customers at the Closing Date will be sealed in a reasonable manner mutually agreeable to Purchaser and Seller. Representatives of both Purchaser and Seller shall be given notice and an opportunity to be present when a seal is broken. Seller will have no further responsibility for seals broken without the presence of Seller's representative unless such representative fails to be present after being provided notice pursuant to this
Section 6.4(e). Purchaser will have no responsibility for loss or theft from a safe deposit box whose seal was broken in the presence of Seller's representative or without the presence of such representative after giving such representative notice pursuant to this Section 6.4(e). Seller will make a representative available within one (1) hour after Purchaser notifies the person whom Seller will from time to time designate. At the Closing, Seller shall designate in writing its initial safe deposit representative. All safe deposit keys, combinations and records shall be delivered to Purchaser at the Closing.

(f) At the Closing, Seller and Purchaser shall perform the following functions for all motor vehicles that were checked and placed in the care of Seller: (i) mark all motor vehicles with a sticker or tape; and (ii) prepare an inventory of such items ("Inventoried Vehicles") indicating the check number applicable thereto and any damage thereto. Thereafter, Purchaser shall be responsible for the Inventoried Vehicles except for damage indicated in the inventory and Seller shall be liable for claims with respect to any other vehicles.

(g) Purchaser and Seller shall confirm the amount of customer front money on deposit in the cage at the Hotel as of midnight on the Closing Date ("Customer Front Money"), and identify what Persons are entitled to what portions of such Customer Front Money. After the Closing, all Customer Front Money shall be kept in the cage at the Hotel without cost to Purchaser. Purchaser shall distribute Customer Front Money only to the Persons and only in the amounts determined as provided in the first sentence of this Section 6.4(g). Seller shall remain solely responsible and liable for all claims for front money allegedly deposited at the Hotel prior to the Closing, except for claims in the amounts and from the Persons identified pursuant to this Section 6.4(g).

Section 6.5 Expenses. Except as expressly set forth herein, transfer taxes and sales taxes shall be borne by Seller, escrow fees and the Purchaser's title insurance premiums shall be borne equally by Seller and Purchaser, and Purchaser shall bear any recording fees, the costs of any survey required to obtain title insurance, any lender's title insurance premiums and any title policy endorsements specifically requested by Purchaser.

Section 6.6 Further Assurances. It is the intent of this Agreement that Seller shall at the Closing convey, or cause to be conveyed, to Purchaser all property related to the Business or the Purchased Assets or necessary in order to operate the Business in the manner in which it is currently being operated. Seller and Purchaser agree that at the Closing and any time thereafter, upon request of Seller or Purchaser, the other Party shall, and shall cause any of its Affiliates to, execute, acknowledge and deliver such deeds, assignments, conveyances, transfers and other instruments and documents and perform such acts as Seller or Purchaser, as applicable, shall from time to time reasonably require for the better perfecting, assuring, conveying, assigning, transferring and confirming unto Purchaser the property and rights herein conveyed or assigned or intended now or hereafter so to be.

ARTICLE VII
                         REPRESENTATIONS AND WARRANTIES

Section 7.1 Representations and Warranties of Seller. Except as set forth in the Disclosure Schedule, Seller represents and warrants for the benefit and reliance of Purchaser as follows:

(a) Status, Power and Authority. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada, with all requisite corporate power and authority to enter into and carry out its obligations under this Agreement. Seller does not have any subsidiaries.

(b) Due Authorization, Execution and Delivery. Subject to obtaining the majority shareholder of Elsinore's approval of this Agreement and the transactions contemplated hereby, the execution, delivery, and performance of this Agreement by the persons executing the same on behalf of Seller have been duly and validly authorized.

(c) Legal, Valid, Binding and Enforceable. This Agreement and the other agreements and instruments contemplated hereby constitute legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms.

(d) No Consents. Other than (i) approvals from the Nevada Gaming Authorities and consents that may be necessary to assign to Purchaser the Assumed Contracts and the interest of Four Queens Experience Corporation in Fremont Street Experience LLC as contemplated herein, (ii) the majority shareholder of Elsinore's approval of this Agreement and the transactions contemplated hereby, and (iii) the distribution of the Information Statement to each holder of common stock of Elsinore, no material consent, license, permit, order, approval or authorization of any Governmental Authority or private party is required in connection with the execution, delivery and performance of this Agreement by Seller.

(e) No Conflict / No Breach. Assuming receipt of all requisite consents and approvals in connection with the consummation of the transactions contemplated hereby, the execution, delivery or performance of this Agreement do not, with or without the giving of notice and/or the passage of time (a) violate any provision of Law applicable to Seller, the Purchased Assets or the Business or which would prevent the consummation of the transactions contemplated by this Agreement or (b) conflict with or result in the breach or termination of, or constitute a default under or pursuant to any indenture, mortgage or deed of trust or any judgment, order, injunction, decree or ruling of any court or Governmental Authority, or any other agreement or instrument by which Seller, the Purchased Assets or the Business are bound, or to which any of them are subject, or which would prevent the consummation of the transactions contemplated by the Agreement, or (c) result in the creation of any lien, charge or encumbrance upon any of the Purchased Assets.

(f) Personal Property.

     (i) Seller has delivered to Purchaser a true, correct and complete inventory of all items of tangible Personal Property as of February 15, 2002. The Personal Property as of such date is set forth in Section 7.1(f)(i) of the Disclosure Schedule (the "First Personal Property Inventory").

     (ii) (A) Seller has good title to the tangible Personal Property (other than Personal Property leased or licensed pursuant to an Assumed Contract) except as specifically stated herein or in the schedules attached hereto, and (B) except as set forth in Section 7.1(f)(ii) of the Disclosure Schedule, the Personal Property will be transferred (subject to the terms of any applicable leases or licenses) to Purchaser at the Closing free and clear of all liens, charges, pledges, security interests, claims or other encumbrances arising by or through Seller.

(g) Ground Leases. The copies of the Ground Leases delivered by Seller to Purchaser are true, complete and correct.

(h) The Hotel.

     (i) Except as noted in Section 7.1(h)(i) of the Disclosure Schedule, none of the following are applicable to the Purchased Assets: (a) annexation agreements; (b) claims or agreements relating to property owners or homeowners association; (c) agreements to which Seller is a party with state or local authorities relating to contributions to off-site improvements in connection with the impact of developmental activities or existing improvements; and (d) environmental impact or other environmental studies or reports made on behalf of or to the knowledge of Seller in the past five (5) years, other than those made by or on behalf of Purchaser.

     (ii) The Purchased Assets are sufficient to conduct the Business substantially as currently conducted by Seller and its Affiliates, and Seller is not currently using any other assets material to the conduct of Business.

     (iii) All water, sewer, electric and telephone facilities and all other utilities required for the normal use and operation of the Business are installed at the Hotel and duly connected and are being used by the Business. Other than with respect to chilled water, such utilities are subject to standard, nondiscriminatory utilities charges. The utilities presently connected to the Hotel are adequate to service the needs of the Business substantially as currently conducted by Seller.

     (iv) Except as set forth in Section 7.1(h)(iv) of the Disclosure Schedule, to Seller's knowledge, the Hotel has been constructed in a good, workmanlike manner and in compliance with all applicable Laws and with all applicable covenants, conditions and restrictions, except in each case as would not have a material adverse effect on the Business. The building and improvements making up the Hotel have been maintained to the date hereof and are in good condition except for ordinary wear and tear.

     (v) Neither Seller nor any of its Affiliates has received notice of any condemnation proceedings with respect to the Purchased Assets.

(i) Compliance with Laws. The use of the Purchased Assets by Seller and the operation of the Business thereat conform in all material respects to any and all applicable Laws. Without limiting the generality of the foregoing, to the knowledge of Seller, the use of the Purchased Assets by Seller and the operation of the Business thereat conform in all material respects to any and all applicable zoning and buildings ordinances and codes, and health, safety and fire ordinances, without relying on any variance, non-conforming use or similar Law. Since January 1, 1998, no notice from any Governmental Authority has been served relating to the Business or Purchased Assets claiming any current violation of any such Law, or requiring any work, repairs, construction, alterations or installation on or in connection with the Business, and Seller has no knowledge of any ongoing investigation with respect to the foregoing. To Seller's knowledge, the Premises comply with the Americans With Disabilities Act and the Occupational Safety and Health Act.

(j) Restaurants. The restaurants owned and operated by Seller on the Premises have been given a "Grade A" health rating by the Clark County Health Department as of the date of the most recent inspection.

(k) Licenses and Permits. Seller has delivered to Purchaser true, correct and complete copies of: (a) all currently valid certificates of occupancy for the Hotel; (b) any and all certificates from the Las Vegas Department of Building and Safety relating to the Hotel; and (c) all other current transferable, assignable or relinquishable permits and licenses, if any, in Seller's possession relating to the Purchased Assets and/or Business, in each case as requested by Purchaser.

(l) Drawings, Plans and Specifications. Seller has made available to Purchaser true, correct and complete copies of all final working drawings, plans and specifications, as built plans, all change orders and other documents and papers relating thereto, and all soil tests and other engineering reports that relate to the Purchased Assets and are in possession of or under the control of Seller or its Affiliates, all of which are set forth in Section 7.1(l) of the Disclosure Schedule.

(m) Taxes. Seller has timely filed all Tax returns, reports and declarations required to be filed in connection with the income, sales, property and all other aspects of the Business and/or the ownership and operation thereof. All Taxes shown to be due on such returns, reports and declarations, including any interest or penalties, have been paid. Seller is not delinquent in the payment of any tax, estimated tax, assessment or governmental charge. There are no Tax liens affecting any of the Purchased Assets, except liens for non-delinquent Taxes.

(n) No Litigation. As of the date hereof, there are no actions, claims, suits or proceedings pending or, to the best of Seller's knowledge, threatened against Seller, its Affiliates, the Business or the Purchased Assets in any court or before any administrative agency which would prevent Seller from completing the transactions provided for herein or would in any way materially and adversely affect the operation of the Business.

(o) Assumed Contracts.

     (i) Section 7.1(o)(i) of the Disclosure Schedule sets forth a list of each Assumed Contract (other than Assumed Contracts that, in the aggregate, provide for payments by Seller of less than $250,000).

     (ii) All copies of the Assumed Contracts requested by Purchaser and delivered by Seller to Purchaser will be, when delivered, true, complete and correct;

     (iii) The material Assumed Contracts are, to Seller's knowledge, in good standing, valid and enforceable by Seller and are in full force and effect; and

     (iv) To Seller's knowledge, there exists no event of default under any Assumed Contract, or event which, with notice or lapse of time, or both, would constitute an event of default under any material Assumed Contract on the part of Seller or any third party thereunder.

(p) Intellectual Property.

     (i) The Intellectual Property Rights are listed in Section 7.1(p)(i) of the Disclosure Schedule. To Seller's knowledge, no other Intellectual Property Rights (other than licenses and leases included in the Assumed Contracts and any Shrink-Wrap Licenses) are used in the Business as it is presently conducted by Seller.

     (ii) Seller is the sole and exclusive owner of the "Four Queens Hotel and Casino" trademark (the "Four Queens Trademark"), has, to Seller's knowledge, the sole and exclusive right to use the Four Queens Trademark and has received no notice from any other party pertaining to Seller's use of or challenging the right of Seller to use the Four Queens Trademark. Seller has not granted any licenses or other rights to use the Four Queens Trademark and has not agreed to grant any such licenses or other rights.

(q) Insurance. Section 7.1(q) of the Disclosure Schedule lists all insurance policies (including policies providing property, casualty, liability, workers' compensation, and bond and surety arrangements) under which Seller is an insured, a named insured or otherwise the principal beneficiary of coverage.

(r) No Orders. No judgment, order, injunction, decree or ruling of any court or Governmental Authority exists by which Seller, its Affiliates, the Purchased Assets or the Business are bound, or to which any of them are subject, which in any manner materially and adversely affects the operation of Business.

(s) Deposits. All deposits by or with Seller, either as security, prepayment of rent or otherwise, are set forth in Section 7.1(s) of the Disclosure Schedule.

(t) Benefit Plans and Employees.

     (i) All pension plans, retirement plans and other employee benefit plans applicable to any of the employees of the Business (including, without limitation, any multi-employer contracts or multi-employer pension or other benefit plans) (collectively, "Benefit Plans") and all Collective Bargaining Agreements are listed in Section 7.1(t)(i) of the Disclosure Schedule, and complete and correct copies of such items have been made available to Purchaser. Seller, its subsidiaries, the Premises and the Business are in material compliance with all applicable Laws and Collective Bargaining Agreements respecting employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health, and Seller is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act. Seller has no labor strike, dispute, slowdown or stoppage actually pending or, to Seller's knowledge, threatened against Seller. No certification or decertification proceeding is pending or was filed within the past twenty-four (24) months respecting the employees of the Business and, to Seller's knowledge, no certification or decertification petition is being or was circulated among the employees of the Business within the past twelve months. There are no charges, administrative proceedings or formal complaints of discrimination (including, but not limited to, discrimination based upon sex, age, marital status, race, national origin, sexual preference, disability or veteran status) pending or, to Seller's knowledge, threatened, or to Seller's knowledge, any investigation pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court except as noted in Section 7.1(t)(i) of the Disclosure Schedule. There have been no audits of the equal employment opportunity practices of the Business and, to Seller's knowledge, no act or omission has occurred, and no circumstance exists, that could give rise to any basis for such an audit.

     (ii) Each of the Benefit Plans which is an "employee pension benefit plan," as defined in Section 3(2) of ERISA, other than Multi-Employer Plans (collectively the "Employee Pension Benefit Plans"), is "qualified" within the meaning of Section 401(a) of the Code, except as disclosed in Section 7.1(t)(ii) of the Disclosure Schedule, and a favorable determination letter has been issued by the Internal Revenue Service with respect to each such qualified plan and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification. Each Employee Pension Benefit Plan has been administered in all material respects in accordance with the requirements of ERISA and, where applicable, Section 401(a) of the Code.

     (iii) All material reports and information required to be filed with the United States Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation (the "PBGC"), and plan participants and their beneficiaries with respect to the Benefit Plans which are maintained by Seller ("Seller Benefit Plans") have been timely filed or delivered by Seller.

     (iv) With respect to each Seller Benefit Plan for which an annual report has been filed, no material change has occurred with respect to the matters covered by the annual report since the date thereof, except as indicated in
     Section 7.1(t)(iv) of the Disclosure Schedule. The financial statements of Seller reflect all employee liabilities arising under each such plan, fund, or arrangement in a manner satisfying the requirements of GAAP.

     (v) Since January 1, 1998, Seller has not maintained any Employee Pension Benefit Plan subject to Title IV of ERISA, except as described in Section 7.1(t)(v) of the Disclosure Schedule.

     (vi) Neither Seller nor any Person claiming by or through Seller has received any notification that any Multi-Employer Plan to which it contributes is in "reorganization" as defined under Section 4241 of ERISA. Except as disclosed in Section 7.1(t)(vi) of the Disclosure Schedule, no Employee Pension Benefit Plan is subject to Title IV of ERISA or to the requirements of Section 412 of the Code. As of the most recent valuation date with respect to each such plan, the present value of the accrued benefits thereunder do not exceed the assets of such plan available to fund such benefits.

     (vii) No Employee Pension Benefit Plan has been terminated, nor have there been any "reportable events," as that term is defined in Section 4043 of ERISA, since January 1, 1998. None of the Benefit Plans maintained by Seller or the Controlled Group (i) has any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA, whether or not waived, or (ii) has been terminated in a manner which could result in the imposition of a lien on the Purchased Assets pursuant to Section 4068 of ERISA.

     (viii) Seller has made available to Purchaser a true, correct and complete list showing (i) the job classifications, number of employees in each job classification and compensation rate for each job classification, with respect to all present hourly employees of the Business, and (ii) the name, job classification, current annual compensation rate (including bonus and commissions), current base salary rate, accrued bonus, seniority, accrued sick leave, accrued severance pay and accrued vacation benefits of each other present employee of the Business. Seller has also delivered to Purchaser true, correct and complete copies of any employee handbook(s); and any reports and/or plans prepared or adopted pursuant to the Equal Employment Opportunity Act of 1972, as amended.

     (ix) Except as otherwise provided in this Agreement, the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereunder will not result in any obligation or liability (with respect to accrued benefits or otherwise) of Purchaser to any Benefit Plan or to any employee or former employee of Seller or the Business.

     (x) For each plan, fund, or arrangement maintained by Seller which is an employee welfare benefit plan (within the meaning of ERISA Section 3(1)) (a "Welfare Plan"), the following is true:

          (a) each such Welfare Plan intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements;

          (b) there is no VEBA maintained with respect to any such Welfare Plan;

          (c) there is no disqualified  benefit (as such term is defined in Code
          Section  4976(b))  which would  subject  Purchaser to a tax under Code
          Section 4976(a);

          (d) each such Welfare Plan which is a group health plan (as such term is defined in Code Section 4980B(g)(2)) complies and has complied, in all material respects, with the applicable requirements of Code
          Section 4980B(f) and the applicable provisions of the Social Security Act; and

          (e) each such Welfare Plan (including any such plan covering former employees of the Business) may be amended or terminated by Seller on or at any time before the Closing Date.

     (xi) There are no leased employees (as such term is defined in Code Section 414(n)) with respect to the Business who must be taken into account for the requirements of Code Section 414(n)(3).

     (xii) Seller has made available to Purchaser true, correct and complete copies of (i) the most recent Internal Revenue Service determination letter relating to each Employee Pension Benefit Plan for which a letter of determination was obtained, (ii) to the extent required to be filed, the two (2) most recent Annual Reports (Form 5500 Series) and accompanying schedules of each Employee Pension Benefit Plan, as filed with the Internal Revenue Service, (iii) any summary plan descriptions relating to the Employee Pension Benefit Plans, and (iv) if available, the most recent certified financial statement or statements of each Employee Pension Benefit Plan.

(u) Bank Accounts and Safe Deposit Boxes. A true and complete list showing the names of each bank in which the Business has accounts or safe deposit boxes, and other boxes and lockers, located inside and outside of the Hotel and containing elements of the Purchased Assets, a description of the contents of such boxes and lockers, and the names of all persons authorized to have access thereto are set forth in Section 7.1(u) of the Disclosure Schedule.

(v) Inventory. As of midnight on the Closing Date, the Inventory included in the Purchased Assets shall not be less than that normally maintained and in any event shall be adequate to serve the patrons of the Business.

(w) Financial Statements. Seller has heretofore furnished Purchaser with copies of the following financial statements of Seller:

     (i) Consolidated audited balance sheets as at December 31, 2001;

     (ii) Consolidated audited statements of income and consolidated audited statements of cash flows for the fiscal years ending December 31, 2001;

     (iii) A consolidated unaudited balance sheet as at January 31, 2002; and,

     (iv) A consolidated unaudited statement of income and a consolidated unaudited statement of cash flows for the one month period ending January 31, 2002.

     Except as noted therein and except for normal year end adjustments with respect to the unaudited financial statements, all of such financial statements and all other financial statements provided by Seller to Purchaser, were prepared in accordance with GAAP and present fairly the financial position of Seller as of such dates and the results of its operations and its cash flows for the periods then ended.

(x) Absence of Material Change. Since December 31, 2001, except as reflected in the financial statements referenced in Section 7.1(w), there has not been:

     (i) any material adverse change in the Business' financial condition, assets or liabilities; or

     (ii) any damage, destruction, other casualty loss or forfeiture with respect to the Purchased Assets (or assets which would, but for such damage, destruction, loss or forfeiture, comprise part of the Purchased Assets), whether or not covered by insurance, in excess of $300,000.

(y) Neither Seller nor any Person constituting Seller is or has been a foreign person or, in the case of corporations, a U.S. real property holding corporation, as defined in Section 897 of the Code and Seller will deliver to Purchaser at the Closing affidavit(s) under penalty of perjury and otherwise in the form and substance necessary to satisfy the requirements under the Code relating to withholding of a portion of the purchase price, stating the U.S. taxpayer identification number of each Person constituting Seller and that such Person is not a foreign person or U.S. real property holding corporation, as the case may be.

(z) Affiliates of Seller.

     (i) Other than Four Queens Experience Corporation, which owns an interest in Fremont Street Experience LLC, no Person affiliated with Seller has owned all or any significant portion of the Purchased Assets since February 28, 1997. Since February 28, 1997, Seller has not changed its name or location.

     (ii) Except as noted in Section 7.1(z)(ii) of the Disclosure Schedule, no officer, director or employee whose annual compensation exceeds Thirty Thousand Dollars ($80,000) or consultant receiving fees at an annual rate of Twenty Thousand Dollars ($20,000) of Seller or any of its Affiliates, to Seller's knowledge (a) owns, directly or indirectly, any interest in, or is an officer, director, consultant, agent or employee of any Person or business which is a competitor, lessor, lessee, lender, borrower, customer, supplier or distributor of Seller or its Affiliates or (b) owns, directly or indirectly, in whole or in part, any property, asset, permit, license or secret or confidential information which Seller or its Affiliates is using or the use of which is necessary or material to the conduct of the Business. Any such transaction involving Seller or its Affiliates, on the one hand, and any such Person on the other, which are required in accordance with GAAP to be reflected in the consolidated financial statements of Seller has been so reflected.

(aa) Suppliers. Section 7.1(aa) of the Disclosure Schedule sets forth an accurate and complete list of the ten (10) largest suppliers of Seller in terms of purchases during the twelve (12) months ending December 31, 2001 and the approximate total purchases by Seller from each such supplier during such period. To Seller's knowledge, within the last twelve (12) months, there has been no change in the business relationship of Seller and such ten (10) largest suppliers having a material adverse effect on the Business.

(bb) Racebook and Sportsbook. No racebook or sportsbook operations are conducted by Seller on the Premises, other than those conducted by Leroy's Horse and Sports Place.

(cc) Investment Company. Seller is not an "investment company" or an "affiliated person" thereof, as such terms are defined in the Investment Company Act of 1940 as amended, and the rules and regulations thereunder.

(dd) Environmental Matters.

     (i) Except as set forth in any environmental report provided to Purchaser with respect to the Premises, to Seller's knowledge, the Premises, and any adjoining real property owned by Seller or any Affiliate, if any, are not in violation of, or subject to any existing, pending or threatened investigation by any Governmental Authority under, any of the Environmental Laws except as would not have a material adverse effect on the Business.

     (ii) Except as set forth in any environmental report provided to Purchaser with respect to the Premises, Seller has complied, and shall continue to comply, in all material respects with all notice and reporting requirements applicable to the Premises under the Environmental Laws.

     (iii) Except as set forth in any environmental report provided to Purchaser with respect to the Premises, Seller has never installed or used any underground storage tank (as defined in RCRA) or any above-ground storage tank for storing or dispensing any hydrocarbon or other Hazardous Substance on or at the Premises, and to the knowledge of Seller, after due inquiry, there has never been an underground storage tank installed or used on or at the Premises for such purposes.

     (iv) Seller has provided Purchaser access to true, correct and complete copies of all environmental site assessments and asbestos surveys with respect to the Premises in Seller's possession or control, and all such assessments and surveys are set forth in Section 7.1(dd)(iv) of the Disclosure Schedule.

     (v) All environmental registrations, permits, licenses, certificates and approvals held by Seller and related to the Premises are set forth in
     Section 7.1(dd)(v) of the Disclosure Schedule.

     (vi) Seller has not received any notification from any Governmental Authority of any asserted present or past failure by Seller to comply with the Environmental Laws.

(ee) Brokers and Finders. Except as set forth in Section 7.1(ee) of the Disclosure Schedule, Seller has not incurred any obligation or liability to any party for any broker fees, agent's commissions or finder's fees in connection with the transactions contemplated hereby.

Section 7.2 Representations and Warranties of Purchaser. Purchaser represents and warrants for the benefit and reliance of Purchaser as follows:

(a) Status, Power and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada, with all requisite corporate power and authority to enter into and carry out its obligations under this Agreement.

(b) Due Authorization, Execution and Delivery. The execution, delivery, and performance of this Agreement by the persons executing the same on behalf of Purchaser have been duly and validly authorized.

(c) Legal, Valid, Binding and Enforceable. This Agreement and the other agreements and instruments contemplated hereby constitute legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms.

(d) No Consents. Other than approvals from the Nevada Gaming Authorities and consents that may be necessary to assign to Purchaser the Assumed Contracts as contemplated herein, no material consent, license, permit, order, approval or authorization of any Governmental Authority or private party is required in connection with the execution, delivery and performance of this Agreement by Purchaser.

(e) No Conflict / No Breach. Assuming receipt of all requisite consents and approvals in connection with the consummation of the transactions contemplated hereby, the execution, delivery or performance of this Agreement do not, with or without the giving of notice and/or the passage of time (a) violate any provision of Law applicable to Purchaser or which would prevent the consummation of the transactions contemplated by this Agreement or (b) conflict with or result in the breach or termination of, or constitute a default under or pursuant to any indenture, mortgage or deed of trust or any judgment, order, injunction, decree or ruling of any court or Governmental Authority, or any other agreement or instrument by which Purchaser is bound, or to which it is subject, or which would prevent the consummation of the transactions contemplated by the Agreement.

(f) Financing. Purchaser has disclosed to Seller its anticipated sources of financing for the Cash Portion (the "Financing"). At the Closing, Purchaser will have on hand, or will have completed the Financing or arranged alternative credit facilities that will provide to it, sufficient funds to enable it to pay the Cash Portion and to otherwise consummate the transactions contemplated by this Agreement.

(g) Net Assets. Purchaser owns all of the outstanding capital stock of Summergate A Inc., a Nevada corporation ("Summergate A") and Summergate B Inc., a Nevada Corporation ("Summergate B"). Summergate A and Summergate B have, and at all times until the Closing Purchaser shall cause Summergate A and Summergate B to have, in the aggregate, net assets in excess of Four Million Five Hundred Thousand Dollars ($4,500,000).

(h) Brokers and Finders. Except for the commission of approximately Two Hundred Twenty Thousand Dollars ($220,000) payable to David Atwell upon the Closing, Purchaser has not incurred any obligation or liability to any party for any broker fees, agent's commissions or finder's fees in connection with the transactions contemplated hereby.

Section 7.3 Acknowledgement Regarding Tax Treatment. Purchaser acknowledges that Seller is not providing any assurances that Purchaser will receive, and Seller shall have no liability in the event that Purchaser does not receive, "like kind exchange" Tax treatment in connection with the transaction contemplated hereby pursuant to Section 1031 of the Code or other Tax laws.

Section 7.4 Release by Purchaser.

(a) Purchaser, and any Person claiming by, through or under Purchaser, each hereby fully and irrevocably releases, discharges and waives its rights to recover from Seller or any Affiliate of Seller, any and all claims that Purchaser and any Person claiming by, through or under Purchaser, may now have or hereafter acquire against Seller or any Affiliate of Seller for any cost, loss, claim, penalty, fine, lien, judgment, liability, damage, expense, action or cause of action (including, without limitation attorneys' fees and costs), whether foreseen or unforeseen, direct or indirect, known or unknown, arising from or related to the existence or presence of Hazardous Substances in, on, under, or about the Premises or the non-compliance of the Premises with any Environmental Laws, except to the extent the same results from, constitutes or arises as a result of any material misrepresentation, breach or default of or under any of the matters expressly represented and warranted by Seller in this Agreement prior to the expiration of such representation and warranty ("Excluded Matters"). Subject to Section 13.6, for purposes of the preceding sentence, any representation or warranty which contains a materiality or similar limitation (such as a dollar threshold) shall be read as if it did not contain such limitation.

(b) With respect to the release set forth herein relating to unknown and unsuspected claims, Purchaser hereby acknowledges that such waiver and release is made with the advice of counsel and with full knowledge and understanding of the consequences and effects of such waiver.

PURCHASER ACKNOWLEDGES AND AGREES THAT THE FOREGOING WAIVER AND RELEASE SHALL EXTEND TO CLAIMS WHICH WERE NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR AT THE TIME PURCHASER EXECUTED THIS WAIVER AND RELEASE, WHETHER OR NOT PURCHASER'S KNOWLEDGE WOULD HAVE MATERIALLY AFFECTED ITS AGREEMENT IN THE FOREGOING PARAGRAPH WITH SELLER.

Upon consummation of the Closing, the foregoing release shall be deemed to be restated and made again as of the Closing Date and shall survive the Closing.

Section 7.5 Continued Validity. The representations and warranties contained herein shall survive the Closing for a period of six months and shall terminate and be of no further force or effect six months following the Closing Date (except to the extent a Party has made a claim with respect to such representations or warranties prior to such expiration, as provided below, in which case the representations and warranties subject to such proceeding shall survive until final resolution or settlement of such claim); provided that the representations and warranties of Seller set forth in (i) Section 7.1(m) and
Section 7.1(t) shall survive for the  applicable  statute of  limitations,  (ii)
Section 7.1(f)(ii)(A) shall survive indefinitely, and (iii) Section 7.1(dd) shall survive for three (3) years. Any claim with respect to the truth, accuracy or completeness of any representation or warranties of either Party (other than those referenced in clauses (i), (ii) or (iii) above) must be made in writing, if at all, prior to six months following the Closing Date and, if not made on or before such date, shall be void and of no force or effect.

ARTICLE VIII
                                    COVENANTS

Section 8.1 Operation of the Business. Except to the extent set forth in Section
8.1 of the Disclosure Schedule, during the period from the date hereof until the
Closing:

(a) Seller shall operate the Business in the ordinary course and only in the ordinary course of business in accordance with past practices consistently applied.

(b) Seller shall not, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld), enter into any Contract or lease providing for payments by Seller in excess of $50,000, or any Contracts providing for payments by Seller in excess of $250,000 in the aggregate, or modify, extend or terminate any existing material Contract with respect to the Business, other than in the ordinary course of business. All insurance policies with respect to the Business shall be maintained in full force and effect.

(c) Seller shall not waive any rights of material value which are included in the Purchased Assets.

(d) Seller will not enter into advance bookings for any time after fourteen months from the date hereof. Seller will not enter into any other advance bookings other than in the ordinary course of business.

(e) Seller shall not sell or otherwise dispose of any Purchased Asset with a value in excess of $50,000, or any Purchased Assets with an aggregate value in excess of $250,000, except Inventory used or sold in the ordinary course of business.

(f) Except as otherwise requested by Purchaser and without making any commitment on its behalf, Seller shall maintain the Purchased Assets in the ordinary course of business. Seller shall also use commercially reasonable efforts to keep its business organization at the Business substantially intact and to preserve for Purchaser the good will of suppliers, customers and others having business relations with Seller in connection with the Business or otherwise serving the Business.

(g) Other than adopting and approving payments under Seller's bonus plan for 2002, Seller shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit or welfare of any employee or increase in any manner the compensation or fringe benefits of any employee or pay any benefit not required by any existing plan.

(h) Seller shall not make any representation to any employee of Seller that is inconsistent with or contrary to the provisions of this Agreement.

(i) Seller shall use commercially reasonable efforts to comply in all material respects with the Laws of the Nevada, and with all such other applicable Laws as may be required for the conduct of the Business;

(j) No change will be made affecting the banking and safe deposit box arrangements of the Business without Purchaser's prior written approval.

(k) No indebtedness shall be incurred with respect to the Purchased Assets or the Business nor shall any lien, mortgage, deed of trust, security interest or other encumbrance be created or suffered with respect thereto or any portion thereof, except such as would be repaid by Seller at the Closing.

(l) Seller shall not make any guaranty of any third party obligation, except for endorsement of checks in the ordinary course of business.

(m) All business and financial records of the Business shall be maintained in accordance with practices current on the date hereof.

(n) Within twenty (20) days after the end of each month Seller shall provide to Purchaser a consolidated unaudited balance sheet as of the end of such month and a consolidated unaudited statement of income and a consolidated unaudited statement of cash flows for the periods commencing on the first of such month and on January 1, 2002, and ending as of the end of such month.

(o) At Purchaser's request, Seller shall provide Purchaser with copies of all material gaming financial reports, if any, filed by Seller with respect to the Business with the State of Nevada and/or local gaming authorities between the date hereof and the Closing.

(p) Seller will notify Purchaser in writing of any actual, threatened or pending claims arising in relation to the conduct of the Business and reasonably expected to result in a judgment against Seller in excess of $25,000, a lien on any of the Purchased Assets or the inability to close the transactions contemplated hereby promptly after Seller learns of any such actual, threatened or pending claims.

(q) From and after the date hereof, Seller shall, in the event of a spill or other release of Hazardous Substances on or at the Premises, give Purchaser a copy of any notice or report filed with any and all Governmental Authorities relating to such spill or release concurrently with such agency filings. Seller shall promptly forward to Purchaser copies of all correspondence, orders, notices, permits, applications or other communications and reports in connection with any such event or any other matter relating to Environmental Laws as they may affect the Premises.

(r) Seller shall consult with Purchaser with respect to any renegotiation of any Collective Bargaining Agreement.

(s) Seller shall not, without Purchaser's prior written approval, enter into any new Collective Bargaining Agreement with any union, unless such agreement is on terms substantially similar to agreements entered into between such union and other hotel and casino properties in downtown Las Vegas, Nevada.

(t) Seller shall not take any action which would require any notification pursuant to the notice provisions of the WARN Act.

Section 8.2 Non-Solicitation.

(a) From and after the date hereof, until the earlier of the Closing or the Outside Date (the "No Solicitation Period"), Seller shall not in any way solicit, accept, negotiate, consider or request other offers or proposals for the purchase or sale (or change of ultimate ownership in any form) of all or any portion of the Purchased Assets or the Business (a "Purchase Offer") or enter into discussions therefor. If Seller receives a Purchase Offer during the No Solicitation Period, Seller shall immediately notify Purchaser in writing.

(b) Elsinore Corporation, a Nevada corporation, ("Elsinore") hereby represents and warrants that is the owner of all of the issued and outstanding stock of Seller. Elsinore further agrees that during the No Solicitation Period, it shall not in any way solicit, accept, negotiate, consider or request other offers or proposals for the purchase or sale (or change of ultimate ownership in any form) of all or any portion of the stock of Seller (a "Stock Purchase Offer") or enter into discussions therefore. If Elsinore receives a Purchase Offer or Stock Purchase Offer during the No Solicitation Period, Elsinore shall immediately notify Purchaser in writing.

(c) Notwithstanding the foregoing, prior to the Closing, Seller and Elsinore may, directly or indirectly, provide access and furnish information concerning the Business to any Person pursuant to customary confidentiality agreements, and may negotiate and participate in discussions and negotiations with such Person if (1) such Person has submitted an unsolicited bona fide written Purchase Offer or Stock Purchase Offer, as applicable, to the Boards of Directors of Seller or Elsinore, (2) such proposal provides for the acquisition for cash and/or publicly traded securities of substantially all of the Purchased Assets or all of the outstanding stock of Seller, as applicable, and (3) the Board of Directors of Seller or Elsinore determines in good faith, after consultation with its independent financial advisor, that such proposal is financially superior to the transactions contemplated by this Agreement. A proposal meeting all of the criteria in the preceding sentence is referred to herein as a "Superior Proposal." Seller and Elsinore will promptly provide to Purchaser any non-public information concerning Seller provided to any other party which was not previously provided to Purchaser. Notwithstanding anything to the contrary contained in this Agreement, prior to the Closing, the Boards of Directors of Seller and Elsinore may withdraw or modify their approval of this Agreement or the transactions contemplated hereby, approve a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the third Business Day following Purchaser's receipt of written notice from Seller or Elsinore advising Purchaser that their Board of Directors has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal, but only if Seller or Elsinore shall have caused its financial and legal advisors to negotiate with Purchaser to make such adjustments in the terms and conditions of this Agreement as would enable Seller to proceed with the transactions contemplated herein on such adjusted terms.

Section 8.3 Access to Properties and Records.

(a) During the period from the date hereof to the Closing Date, Purchaser and Purchaser's counsel, accountants and other representatives shall have full access during normal business hours, to the Business, the Purchased Assets and all books, contracts, commitments and records with respect to the Business, shall be able to consult with any and all of Seller's employees, accountants and other advisors and consultants regarding the Business and shall be furnished during such period with all such information concerning the Business and the Purchased Assets as Purchaser may reasonably request. In connection therewith, Purchaser and its representatives shall be entitled to make tests and surveys. Purchaser shall not, however, conduct any on-site investigations or contact any of Seller's employees without the prior approval, oral or written, of Mr. Phil Madow, Seller's general manager, which shall not be unreasonably withheld or delayed. The rights of the Parties pursuant to this Section 8.3(a) are subject to each Party's obligations pursuant to that certain Confidentiality Agreement dated May 30, 2001, as amended, by and between Seller and TLC. After the Closing Date, Purchaser shall provide Seller with access to, upon prior reasonable written request specifying the need therefor, during regular business hours, such books and records, and Seller and its representatives shall have the right to make copies of such books and records.

(b) During the period from the date hereof to the Closing Date, Seller covenants and agrees to promptly furnish to Purchaser all information and data in Seller's possession, under Seller's control or to which Seller has access reasonably requested by Purchaser in order to assist Purchaser to secure the permits, licenses, approvals and other authorizations contemplated by this Agreement.

(c) Each of Seller and Purchaser shall preserve until the fourth anniversary of the Closing Date, all books and records possessed or to be possessed by such Party relating to any of the Purchased Assets or the Assumed Liabilities, except that either Party may destroy any such books and records in its possession, provided that (i) such Party provides reasonable written notice to the other Party stating its intent to do so and offering to transfer such books and records to the other Party, and (ii) the other Party declines in writing or does not respond to the notice for a period of 30 days.

(d) After the Closing Date, Purchaser shall provide Seller with access to all books and records relating to the Purchased Assets and the operation of the Business prior to the Closing, and to employees of Seller who have been hired by Purchaser, in each case as is reasonably necessary for Seller to discharge the Retained Liabilities, comply with all Laws, and otherwise to wind up the affairs of Seller.

Section 8.4 Notice of Inaccuracy.

(a) Promptly upon either Party becoming aware of the occurrence of, or the impending or threatened occurrence of, any event which would cause a breach of any of its own representations or warranties contained in Section 7.1 or Section 7.2, as the case may be, or an inability of such Party to deliver the certificate to be delivered by it pursuant to Section 9.4, Section 9.5, Section
10.3 or Section 10.4, as the case may be, such Party shall disclose each such event, in reasonable detail, by means of a written notice thereof to the other Party and such Party shall use its reasonable commercial efforts to remedy the same. No disclosure by any Party pursuant to this Section 8.4(a), however, shall be deemed to amend or supplement the Schedules attached hereto or to prevent or cure any misrepresentations, breach of warranty, or breach of covenant or to satisfy any Closing condition.

(b) Each Party shall, promptly upon acquiring knowledge of the occurrence of any event that would cause the conditions to its obligations set forth in ARTICLE IX and ARTICLE X, as applicable, to fail to be fulfilled at the Closing, notify the other Party of such event.

(c) Each Party shall promptly notify the other Party of any action, suit or proceeding that shall be instituted or overtly threatened against such Party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

Section 8.5 ERISA. Promptly after execution of this Agreement, Seller shall request (and furnish to Purchaser when obtained) writings from all Multi-Employer Plans to which Seller contributes with respect to the Business, confirming Seller's and its subsidiaries' potential withdrawal liability ("Withdrawal Liability") with respect to each such Multi-Employer Plan as of the most recent practicable date before the Closing Date.

Section 8.6 Labor Agreement Commitments; Employees.

(a) Purchaser shall offer employment as of the Closing Date to each Represented Employee, Nonrepresented Employee and employees who are hired after the date hereof (the "Transferred Employees") (i) in a position comparable to the position that such Person held with Seller, and (ii) at an initial base salary at an annual rate of not less than that which the Person was receiving from Seller immediately prior to the Closing. Each such Person who is a Nonrepresented Employee (other than Nonrepresented Employees of Seller who are parties to written employment agreements listed in Section 8.6(a) of the Disclosure Schedule which are required to be assigned to and assumed by Purchaser under Section 2.1(b)) shall be employed on an at-will basis. Nothing in this Section 8.6(a), express or implied, is intended to confer, nor shall anything herein confer, (a) on any Person other than the Parties and the respective successors or permitted assigns of the Parties, any rights or remedies or (b) on any Person hired by Purchaser any right to remain in the employ of Purchaser or its Affiliates, nor shall anything in this Section 8.6(a) affect the right of Purchaser or its Affiliates to discharge at any time, with or without notice or cause, any such Person hired by Purchaser. Provided that Purchaser has complied with the covenants set forth in this Section 8.6(a), effective as of the Closing, Seller shall terminate the employment by the Business of all individuals on its active payroll, on lay-off status, and on leave of absence.

(b) Purchaser shall not take any action which causes the notice provisions of the WARN Act to be applicable to the transactions contemplated by this Agreement.

(c) Effective as of the Closing, Purchaser shall assume from Seller any and all liabilities and obligations to Transferred Employees of Seller as of the Closing Date in respect of paid time off accrued on or prior to the Closing Date to the extent set forth in Section 3.1(a)(ii) of the Disclosure Schedule. Purchaser shall indemnify and hold harmless Seller and its Affiliates from and against any and all Losses incurred, suffered by, or claimed against them directly or indirectly as a result of, or based upon or arising from the foregoing assumption or the failure by Seller to have paid such amounts to such personnel upon the termination of their employment with Seller.

(d) Promptly after the execution of this Agreement, Seller shall advise each union that is party to a Collective Bargaining Agreement of the matters contemplated hereunder and use its best efforts to secure such union's written agreement that Purchaser shall be Seller's successor to the Collective Bargaining Agreement. Upon consummation of the Closing, Purchaser agrees to be bound by all terms and conditions of the Collective Bargaining Agreement on and after the Closing Date.

(e) Purchaser will provide continuation health care coverage to all Transferred Employees and their qualified beneficiaries who incur a qualifying event after the Closing Date in accordance with and to the extent required under the continuation health care coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA ("COBRA"). Seller and its Affiliates will be responsible for providing continuation coverage and all related notices to the extent required by law to any employee of Seller or qualified beneficiary who incurs or incurred a qualifying event under COBRA on or before the Closing Date, until such time as Seller and its Affiliates no longer maintain any group health plans, and thereafter Purchaser shall be responsible for all COBRA compliance as provided in the COBRA regulations.

Section 8.7 Assumption of Plans.

(a) As of the Closing Date, Purchaser will assume sponsorship of the Benefits Plans listed in Section 8.7(a) of the Disclosure Schedule (the "Assumed Plans") and will be substituted for Seller as the plan sponsor under the Assumed Plans. Seller will make any amendments to the Assumed Plans necessary to effect such substitution and will provide notice of such change to participants, beneficiaries and persons providing services to the Assumed Plans. As of the Closing Date, Purchaser will adopt such resolutions and take such other actions as is necessary to effect assumption of the Assumed Plans.

(b) On or before the Closing Date, Seller will supply Purchaser with (i) all records concerning participation, vesting, accrual of benefits, payment of benefits, and elective forms of benefits under the Assumed Plans, and (ii) any other information reasonably requested by Purchaser that is necessary or appropriate for the administration of the Assumed Plans.

(c) Seller will file with the appropriate government agency on a timely basis the annual reports on Form 5500 for any of the Assumed Plans for which a Form 5500 is due for plan years ending on or before the Closing Date. Purchaser will file with the Internal Revenue Service on a timely basis the annual report on Form 5500 for any of the Assumed Plans for which a Form 5500 is due for plan years ending after the Closing Date.

(d) Seller and its Affiliates will retain all obligations and liabilities under the Benefit Plans maintained or contributed to by Seller or any other entity that would be treated as a single employer with Seller under ERISA or the Code other than the Assumed Plans (the "Unassumed Plans"), and neither Purchaser nor any of its Affiliates will have any liability with respect to the Unassumed Plans.

(e) With respect to each Multi-Employer Plan to which contributions are required pursuant to a Collective Bargaining Agreement, Purchaser and Seller agree to comply with Section 4204 of ERISA to avoid the imposition upon Seller of Withdrawal Liability because of Seller's complete or partial withdrawal from such Multi-Employer Plans as a result of the transactions contemplated by this Agreement. Such compliance shall include, but shall not be limited to, the provision by the Purchaser of the bond or escrow account required by Section 4204(a)(1)(B) of ERISA, the provision by Seller of the bond or escrow account required by Section 4204(a)(3)(A) of ERISA under the circumstances described therein and the secondary liability of Seller under Section 4204(a)(3)(C) of ERISA, except to the extent each is waived by variance in accordance with
Section 4204(c) of ERISA and the regulations thereunder. Purchaser shall be responsible for all Withdrawal Liability imposed on or after the Closing Date with respect to such Multi-Employer Plans.

Section 8.8 Governmental Permits and Approvals. Each of the Parties shall as promptly as practicable prepare, submit and file (or cause to be prepared, submitted and filed) all applications, notices and requests for, and shall use all reasonable efforts to obtain as promptly as practicable, all permits and approvals of all Governmental Authorities that may be or become necessary on each of their part, respectively, for their execution and delivery of, and the performance of their obligations under, this Agreement, and will cooperate fully with each other in promptly seeking to obtain all such permits and approvals. The Seller, on the one hand, and Purchaser, on the other hand, shall bear their own costs and expenses incurred or fees paid to Governmental Authorities to obtain such approvals and permits.

Section 8.9 Preparation of Information Statement. As promptly as reasonably practicable after the execution of this Agreement, Seller shall prepare and file with the SEC, and distribute to the holders of common stock of Elsinore, an Information Statement with respect to the transactions contemplated hereby (together with any amendments thereof or supplements thereto, the "Information Statement"). Each of Seller and Purchaser shall furnish all information concerning itself to the other as the other may reasonably request in connection the preparation of the Information Statement. Purchaser agrees promptly to advise Seller if at any time prior to the distribution of the Information Statement any information provided by it in the Information Statement is or becomes incorrect or incomplete in any material respect and to provide Seller with the information needed to correct such inaccuracy or omission.

Section 8.10 Consents and Approvals for Assumed Contracts.

(a) To the extent that the assignment of any of the Assumed Contracts or the interest of Four Queens Experience Corporation in Fremont Street Experience LLC requires the consent of any other party thereto, or shall be subject to any option in any other Person by virtue of a request for permission to assign, or by reason of or pursuant to any assignment to Purchaser, this Agreement shall not constitute a contract to assign the same if any attempted assignment would constitute a breach thereof or give rise to such an option. Each of the Parties shall as promptly as practicable prepare, submit and file (or cause to be prepared, submitted and filed) all applications, notices and requests for, and shall use all reasonable efforts to obtain as promptly as practicable, all such consents, and will cooperate fully with each other in promptly seeking to obtain all such permits and approvals. All such consents shall be in writing and in a form reasonably acceptable to Purchaser.

(b) If any such consent (other than any consent with respect to any Ground Lease or any Contract related to an Assumed Plan) is not obtained, or if for any reason any such assignment is not consummated, then, without limiting any other rights or remedies Purchaser may have, Seller shall, at Purchaser's request, cooperate with Purchaser to provide for Purchaser the benefit, monetary or otherwise, of the Assumed Contract at issue, including, without limitation, enforcement of any and all rights of Seller against the other party to such Assumed Contract arising out of any breach or cancellation thereof by such party or otherwise.

(c) Purchaser shall bear all costs of obtaining and shall make any deposits or similar payments reasonably requested in connection with obtaining the required consents of third parties to the assignment, novation or renewal of any Assumed Contract or Transferred Permit, if the party from whom such consent is required has refused, and is contractually entitled to refuse, to grant such consent by reason, in whole or in part, of Purchaser's credit quality. Otherwise, costs of obtaining such consents shall be borne equally by Purchaser and Seller; provided, however, that Seller shall not be obligated to commence any litigation or offer or grant any accommodation (financial or otherwise) to any Person or incur any other obligation or liability therefor.

Section 8.11 Observers. Subject to any required approval of any Nevada Gaming Authority, Purchaser shall have the right, prior to Closing, to place its agents in the Business for the purpose of observing the conduct of the Business. Purchaser agrees that such agents shall not interfere with the normal operation of the Business prior to Closing. Notwithstanding the foregoing, prior to the Closing Date, Purchaser shall not directly or indirectly control, supervise, direct or interfere with, or attempt to control, supervise, direct or interfere with, the Business.

Section 8.12 Certificates of Inspection. Prior to the Closing, upon Purchaser's request, Seller will use its commercially reasonable efforts to deliver to Purchaser full, correct and complete copies of certificates of inspection bearing a date not more than thirty (30) days prior to the Closing Date with respect to the Premises from the Las Vegas Fire Department, the Las Vegas Department of Building and Safety and the Clark County Health Department.

Section 8.13 Notices of Governmental Action. Prior to the Closing, Seller shall provide Purchaser with written notice of any zoning proceedings which would materially and adversely affect the use and operation of the Premises as it is currently used and operated by Seller, including, but not limited to, any action which could cause the operation of the Business on any portion of the Purchased Assets or Business to constitute a non-conforming use.

Section 8.14 Nevada Gaming Authorities. The Parties shall cooperate to prepare a detailed closing memorandum with respect to the transactions contemplated hereby and submit it to the Nevada Gaming Authorities with sufficient time to allow their review and approval prior to the Closing Date.

Section 8.15 Consummation of Agreement. Each of the Parties shall use its commercially reasonable efforts to perform and fulfill all obligations and conditions on its part to be performed and fulfilled under this Agreement to the end that the transactions contemplated by this Agreement shall be fully carried out.

Section 8.16 Continued Efforts for Consents to Assumed Contracts. If any consent, approval, novation or waiver necessary for assignment and delegation of any Assumed Contract or Transferred Permit is not obtained prior to or on the Closing Date, then, for a period of six (6) months after the Closing Date, each of Seller and Purchaser shall use their respective commercially reasonable efforts and shall cooperate with each other to obtain all such consents, approvals, novations and waivers necessary to assign and delegate to Purchaser all such Assumed Contracts and Transferred Permits; provided, however, that, in each such case, neither Seller nor Purchaser shall be obligated to commence any litigation or offer or grant any accommodation (financial or otherwise) to any Person or incur any other obligation or liability therefor.

Section 8.17 Substitution. Purchaser shall use all commercially reasonable efforts to substitute, as of the Closing Date, with respect to each Assumed Contract (including any guaranties or other credit support with respect thereto) and Transferred Permit, Purchaser or TLC (or such other Person as may be acceptable to the obligee thereunder) for the Seller or its Affiliates, as the case may be, and to cause the Seller and its Affiliates to be forever released from all liability in respect thereof; provided that in no event shall any Person other than Purchaser or TLC be required to assume any such obligation. If such substitution is not accepted by any third party to any such Assumed Contract, guaranty, letter of credit, bond or other indemnity obligation, Purchaser shall provide to Seller bonds, letters of credit or other reasonable assurances of performance reasonably acceptable to Seller to support Seller's (or an Affiliate of Seller's) performance under each such Assumed Contract, guaranty, letter of credit, bond or other indemnity obligation.

Section 8.18 Fremont Street Experience and Elsinore Intellectual Property Rights. At the Closing, Seller shall cause (a) Four Queens Experience
Corporation to transfer its interest in Fremont Street Experience LLC to Purchaser, and (b) Elsinore to transfer its interest in any Intellectual Property Rights owned by Elsinore to Purchaser.

Section 8.19 Access to Employee Records. Until Closing, upon written request from Purchaser, Seller shall provide Purchaser reasonable access to its employee records to the extent permitted by applicable Law. Notwithstanding the foregoing, in no event shall Seller be liable to Purchaser for any inaccuracy or omission contained in such records.

Section 8.20 Telephone Numbers. On or before the Closing Date, Seller shall arrange for the transfer of the telephone numbers associated with the Business to Purchaser effective as of the Closing Date.

Section 8.21 Press Releases. Promptly after the execution hereof, the parties shall jointly issue a press release announcing the execution of this Agreement to the public. The content and form of such press release shall be mutually agreed upon by the Parties, which agreement shall not be unreasonably withheld by either Party. Except as expressly permitted in this Section 8.21 or as required by applicable Law, prior to the completion of the Closing, neither Party shall grant interviews, issue any press release or make any similar public announcement concerning the execution or performance of this Agreement or the transactions contemplated hereunder unless the content thereof is approved in advance by Purchaser and Seller. Thereafter, each party may grant interviews and make public statements regarding the general transactions contemplated hereunder without the approval of the other party provided the party granting such interviews and making such public statements does not disclose the terms and conditions of such transactions.

Section 8.22  Confirmation of Certain Personal  Property.  Not more than fifteen
(15) days prior to Closing, the parties shall jointly participate in taking a physical count and inventory of the Personal Property to ensure compliance with
Section 8.1(e) (the "Second Personal Property Inventory").

Section 8.23 Liabilities Paid at Closing. On or before the Closing Date, Seller shall pay off any liabilities of the type historically accounted for in the categories listed in Section 3.1(a)(ii) of the Disclosure Schedule that are required to be paid on or before the Closing Date pursuant to the terms of the Collective Bargaining Agreements listed in Section 8.23 of the Disclosure Schedule. In addition, Seller shall be permitted on or before the Closing Date to pay off any other liabilities of the type historically accounted for in the categories listed in Section 3.1(a)(ii) of the Disclosure Schedule.

Section 8.24 Return of Deposits. In the event that (i) the Unconditional Termination Payment and the Deposit are paid to Seller pursuant to Section 4.1(f) and Section 4.1(g), (ii) within one year from the date hereof, Seller closes a significant financing transaction with the lender disclosed to Seller pursuant to Section 7.2(f), and (iii) as of the date hereof, Seller has never been in contact with such lender regarding a potential financing transaction, then Seller shall pay the Unconditional Termination Payment and the Deposit to Purchaser promptly after the closing of such financing transaction.

Section 8.25 Casualty Loss and Condemnation. After the date hereof and prior to the Closing, in the event of, (i) the destruction of, or material damage to, any material Purchased Asset, or (ii) the condemnation of any material Purchased Asset, Purchaser, at its option, may by written notice to Seller prior to Closing request that Seller, and upon any such request, Seller shall (x) pay to Purchaser, at the Closing, all sums theretofore paid to Seller by third parties by reason of such condemnation, destruction or damage, and (y) assign to Purchaser, at the Closing, all of the right, title and interest of Seller in any to any unpaid awards or other amounts payable by third parties or under Seller's personal property and casualty insurance policies arising out of such condemnation, destruction or damage; provided that, upon making such request, Purchaser shall waive its right to terminate this Agreement pursuant to Section 11.3(d). Except as set forth in the preceding sentence, nothing in this Section
8.25 shall affect the rights of Seller and Purchaser to terminate this Agreement pursuant to Section 11.2(e) and Section 11.3(d), as applicable.

ARTICLE IX
              CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER

The obligations of Purchaser to consummate at the Closing the purchase of the Purchased Assets, the assumption of the Assumed Liabilities and the other transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing on the Closing Date, of each of the following express conditions precedent (the "Purchaser's Conditions Precedent"), any or all of which may be waived by Purchaser in writing:

Section 9.1 Licenses. Purchaser and all other Persons affiliated with Purchaser required to do so in order to operate the Business in the manner conducted by Seller as of the date hereof shall have obtained the necessary gaming licenses and approvals to the assignment of relevant liquor licenses to permit them to lawfully operate the Business as so contemplated.

Section 9.2 Approval to Transfer Gaming Devices. Seller shall have obtained all material approvals necessary to transfer all gaming devices constituting a portion of the Purchased Assets to Purchaser, except as would not have a material adverse effect on the Business.

Section 9.3 Absence of Material Change. There shall not have occurred any material adverse change since the date hereof in the Business, the Purchased Assets or results of operations of the Business, including, without limitation, a material decrease in revenues, other than as result of the public announcement of this Agreement and the transactions contemplated hereby.

Section 9.4 Representations and Warranties. Each of the representations and warranties of Seller set forth in Section 7.1 of this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, and Seller shall have delivered to Purchaser a certificate or certificates to such effect, in form and substance reasonably satisfactory to Purchaser and dated the Closing Date, signed by and on behalf of Seller by its duly authorized representative.

Section 9.5 Covenants. Seller shall have performed and complied in all material respects with all of the covenants and agreements on Seller's part to be performed and complied with as set forth herein and Seller shall have delivered to Purchaser a certificate or certificates to such effect, in form and substance reasonably satisfactory to Purchaser and dated the Closing Date, signed by and on behalf of Seller by its duly authorized representative(s).

Section 9.6 Absence of Litigation. No action or proceeding by any unaffiliated third party shall have been instituted (or threatened or proposed) before any court or Governmental Authority to enjoin, restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby or thereby.

Section 9.7 No Change in Law. Since the date of this Agreement there shall have been no change in any applicable Law that makes it illegal for any Party hereto to perform its obligations hereunder (i) enacted (and not effectively vetoed), whenever effective, (ii) adopted as a final regulation pursuant to formal rule making, order-issuing or regulatory authority by any agency, board, commission, or other administrative, executive, or other regulatory body having jurisdiction over the Purchased Assets, or (iii) embodied in a final, formal ruling, order or decision of any judicial body having jurisdiction over the Purchased Assets.

Section 9.8 Required Consents. The Parties shall have received all of the consents, estoppels and approvals described in Section 9.8 of the Disclosure Schedule (the "Required Consents") and such consents, estoppels and approvals shall remain in effect on the Closing Date.

Section 9.9 Information Statement. The Information Statement shall have been delivered to each holder of common stock of Elsinore at least 20 calendar days prior to the Closing.

Section 9.10 Seller's Closing Deliverables. At the Closing, and concurrently with the delivery of the Purchaser's Closing Deliverables, Seller shall have executed and delivered, or caused to have been delivered, to Purchaser Seller's Closing Deliverables, each of which shall be in full force and effect and shall be in form and substance reasonably satisfactory to Purchaser.

ARTICLE X
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligations of Seller to consummate at Closing the sale of the Purchased Assets, the assignment of the Assumed Liabilities and other transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing on the Closing Date, of each of the following express conditions precedent (the "Seller's Conditions Precedent"), any or all of which may be waived by Seller in writing:

Section 10.1 Licenses. Purchaser and all other Persons affiliated with Purchaser required to do so in order to operate the Business in the manner conducted by Seller as of the date hereof shall have obtained the necessary gaming licenses and approvals to the assignment of relevant liquor licenses to permit them to lawfully operate the Business as so contemplated.

Section 10.2 Approval to Transfer Gaming Devices. Seller shall have obtained all material approvals necessary to transfer all gaming devices constituting a portion of the Purchased Assets to Purchaser, except as would not have a material adverse effect on the Business.

Section 10.3 Representations and Warranties. Each of the representations and warranties of Purchaser contained or referred to herein shall be true and correct in all material respects on the Closing Date as though made on the Closing Date and Purchaser shall have delivered to Seller a certificate or certificates to such effect, in form and substance reasonably satisfactory to Seller and dated the Closing Date, signed by and on behalf of Purchaser by its duly authorized representative.

Section 10.4 Covenants. Purchaser shall have performed and complied in all material respects with all of the covenants and agreements on Purchaser's part to be performed and complied with as set forth herein and Purchaser shall have delivered to Seller a certificate or certificates to such effect, in form and substance reasonably satisfactory to Seller and dated the Closing Date, signed by and on behalf of Purchaser by its duly authorized representative.

Section 10.5 Absence of Litigation. No action or proceeding by any unaffiliated third party shall have been instituted (or threatened) before any court or Governmental Authority to enjoin, restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby.

Section 10.6 No Change in Law. Since the date of this Agreement there shall have been no change in any applicable Law that makes it illegal for any Party hereto to perform its obligations hereunder (i) enacted (and not effectively vetoed), whenever effective, (ii) adopted as a final regulation pursuant to formal rule making, order-issuing or regulatory authority by any agency, board, commission, or other administrative, executive, or other regulatory body having jurisdiction over the Purchased Assets, or (iii) embodied in a final, formal ruling, order or decision of any judicial body having jurisdiction over the Purchased Assets.

Section 10.7 Required Consents. The Parties shall have received all of the Required Consents and such consents and approvals shall remain in effect on the Closing Date.

Section 10.8 Information Statement. The Information Statement shall have been delivered to each holder of common stock of Elsinore at least 20 calendar days prior to the Closing.

Section 10.9 Purchaser's Closing Deliverables. At the Closing, and concurrently with the delivery by the Seller of the Seller's Closing Deliverables, Purchaser shall have executed and delivered, or caused to have been executed and delivered, to Seller the Purchaser's Closing Deliverables, each of which shall be in full force and effect and shall be in form and substance reasonably satisfactory to Seller.

ARTICLE XI
                                   TERMINATION

Section 11.1 Termination by Mutual Consent. This Agreement may be terminated prior to Closing by mutual agreement of Seller and Purchaser. Upon such termination, this Agreement shall terminate and neither Purchaser nor Seller shall have any further obligation or liability to the other hereunder.

Section 11.2 Termination by Seller. Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing:

(a) in the event Purchaser has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Purchaser of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach;

(b) in the event any of the Seller's Conditions Precedent shall have become incapable of fulfillment;

(c) if the Closing shall not have occurred on or before the Outside Date;

(d) if the Board of Directors of Seller or Elsinore shall have withdrawn, or modified or changed in a manner adverse to Purchaser, its approval of this Agreement or the transactions contemplated hereby in order to approve and permit Seller or Elsinore to execute a definitive agreement providing for a Superior Proposal; provided that (1) at least three (3) Business Days prior to terminating this Agreement pursuant to this Section 11.2(d), Seller or Elsinore, as applicable, has provided Purchaser with written notice advising Purchaser that the Board of Directors of Seller or Elsinore, as applicable, has received a Superior Proposal that it intends to accept, and specifying the material terms and conditions of such Superior Proposal, (2) Seller shall have caused its financial and legal advisors to negotiate in good faith with Purchaser to make such adjustments in the financial terms of a revised Agreement that are equal or superior to the financial terms of such Superior Proposal, and (3) Seller is not in material breach of this Agreement; or

(e) in the event there shall have occurred any casualty, damage, injury or other adverse change to the Purchased Assets which could reasonably be expected to have a replacement cost in excess of $300,000.

Section 11.3 Termination by Purchaser. In addition, Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing:

(a) in the event Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Purchaser has notified Seller of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or until the Outside Date, whichever is sooner;

(b) in the event any of the Purchaser's Conditions Precedent shall have become incapable of fulfillment;

(c) if the Closing shall not have occurred on or before the Outside Date; or

(d) in the event there shall have occurred any casualty, damage, injury or other adverse change to the Purchased Assets which could reasonably be expected to have a replacement cost in excess of $300,000.

Section 11.4 Effect of Termination. If any Party terminates this Agreement pursuant to ARTICLE V or this ARTICLE XI, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Person; provided, however, that the provisions of ARTICLE XIII, ARTICLE XIV, Section 4.1, Section 8.24, Section 11.5, Section 17.1, Section 17.2 and
Section 17.10 shall survive such termination, and provided further, that no termination shall relieve any Party from any liability arising from or relating to such Party's breach of this Agreement at or prior to termination.

Section 11.5 Termination Fee. If this Agreement is terminated by Seller in accordance with Section 11.2(d), the Seller shall pay to Purchaser (not later than five (5) Business Days after such termination) an amount equal to five hundred thousand dollars ($500,000).

ARTICLE XII
                                     Escrow

Concurrently with the execution hereof, Purchaser and Seller shall open an escrow with Escrow Agent by delivery of a fully executed copy of this Agreement to Escrow Agent. This Agreement shall constitute joint escrow instructions to Escrow Agent. In addition, Seller and Purchaser agree to execute and be bound by such other reasonable and customary escrow instructions as may be necessary or reasonably required by Escrow Agent or the Parties hereto in order to consummate the purchase and sale described, provided that such escrow instructions are consistent with the terms hereof. The Premises shall be conveyed at the Closing through escrow. The other Purchased Assets shall be conveyed at the Closing outside of escrow, all in accordance with the terms and provisions of this Agreement. Seller and Purchaser hereby designate Escrow Agent as the "Reporting Person" for this transaction pursuant to Section 6045(e) of the Code.

ARTICLE XIII
                             GENERAL INDEMNIFICATION

Section 13.1 Agreement of Seller to Indemnify Purchaser. Subject to the terms and conditions of this ARTICLE XIII, after the Closing, Seller hereby agrees to indemnify, defend and hold harmless Purchaser, its Affiliates, and their respective directors, officers, employees, agents and representatives from, against, for and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by Purchaser by reason of, resulting from, based upon or arising out of:

(a) Seller's breach of any representation or warranty of Seller contained in or made pursuant to this Agreement, or the breach by Seller of any covenant or agreement made in or pursuant to this Agreement;

(b) Seller's ownership or operation of the Business prior to the Closing Date, other than Losses relating to, imposed by reason of, resulting from, based on or arising out of the Assumed Liabilities; or

(c) the Retained Liabilities.

Section 13.2 Agreement of Purchaser to Indemnify Seller. Subject to the terms and conditions of this ARTICLE XIII, after the Closing, Purchaser hereby agrees to indemnify, defend and hold harmless Seller, its Affiliates, and their respective directors, officers, employees, agents and representatives from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by Seller by reason of, resulting from, based upon or arising out of:

(a) Purchaser's breach of any representation or warranty of Purchaser contained in or made pursuant to this Agreement, or the breach by the Purchaser of any covenant or agreement made in or pursuant to this Agreement;

(b) Purchaser's ownership or operation of the Business on or after the Closing Date, other than Losses relating to, imposed by reason of, resulting from, based on or arising out of the Retained Liabilities;

(c) the exercise by Purchaser and/or its agents, employees or contractors of Purchaser's rights under Section 8.3(a); or

(d) the Assumed Liabilities.

Section 13.3 Effect of Closing Over Known Unsatisfied Conditions or Breached Representations, Warranties or Covenants. If either Party elects to proceed with the Closing knowing of any failure to be satisfied of any condition in its favor or the breach of any representation, warranty or covenant by the other Party, the condition that is unsatisfied or the representation, warranty or covenant which is breached at the Closing Date shall be deemed to be irrevocably waived by such Party, and such Party shall be deemed to fully release and forever discharge the other Party on account of any and all claims, demands or charges, known or unknown, with respect to the same.

Section 13.4 Mitigation. The Indemnified Parties shall take all reasonable steps to mitigate all Losses, including availing themselves of any defenses, limitations, rights of contribution, claims against third parties and other rights at law, and shall provide such evidence and documentation of the nature and extent of any liability as may be reasonably requested by the Indemnitor. Each Indemnified Party shall act in a commercially reasonable manner in addressing any liabilities that may provide the basis for an indemnifiable claim (that is, each Indemnified Party shall respond to such liability in the same manner that it would respond to such liability in the absence of the indemnification provided for in this Agreement). Any request for indemnification of specific costs shall include invoices and supporting documents containing reasonably detailed information about the costs and/or damages for which indemnification is being sought.

Section 13.5 Limitations on Indemnification. Any indemnifiable claim shall be limited to the amount of actual damages sustained by the Indemnified Parties by reason of such breach or nonperformance, net of (i) any net Tax benefits realized or realizable by the Indemnified Parties based on the present value thereof by reason of such Losses, and (ii) the dollar amount of any insurance proceeds receivable by the Indemnified Parties with respect to such Losses. Seller shall not be required to indemnify any Person under Section 13.1 except to the extent that the aggregate of all amounts for which indemnity would otherwise be payable by Seller exceeds $250,000. For purposes of measuring the Loss suffered as a result of a breach of representations and warranties in calculating whether the threshold in the preceding sentence has been met (but not for purposes of determining whether any representation or warranty has been breached), any representation or warranty which contains a materiality or similar limitation (such as a dollar threshold) shall be read as if it did not contain such limitation. For purposes of indemnification, in no event shall an individual breach of any representation or warranty be considered until the Loss relating thereto exceeds $10,000. Sellers' indemnity obligations under Section
13.1 shall be limited, in the aggregate, to $10,000,000.

Section 13.6 Exclusive Remedy. Except in respect of remedies for actual fraud by a Party, the indemnities set forth in this Agreement shall be the exclusive remedies of the Parties with respect to each other related to the subject matter of this Agreement, and each Party waives any other statutory, equitable or common law remedy which such party would otherwise have for any breach of this Agreement or with respect to any liability arising from, or related to, the Business, the Purchased Assets or the Assumed Liabilities.

ARTICLE XIV
                         PROCEDURES FOR INDEMNIFICATION

Section 14.1      Procedures for Indemnification.

(a) A claim for indemnification hereunder (herein referred to as an "Indemnification Claim") other than a Third Party Claim shall be made by Indemnitee by delivery of a written declaration to Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses.

(b) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 14.2 shall be observed by Indemnitee and Indemnitor.

(c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have ninety (90) days to object to such Indemnification Claim by delivery of a written notice of such objection to Indemnitee specifying in reasonable detail the basis for such objection. During such time, the Indemnified Parties shall make available to Indemnitor all facts and records within their possession or control relating to such claim. Failure
by  Indemnitor  to  timely  so  object  shall   constitute   acceptance  of  the
Indemnification Claim by the Indemnitor and the Claim shall be paid in accordance with Section 14.1(d).

(d) Upon a final determination of the amount of an Indemnification Claim, Indemnitor shall pay the amount of such finally determined Indemnification Claim within ten (10) days of the date such amount is determined.

Section 14.2 Defense of a Third Party Claim. If any claim is made, or suit or proceeding (including a binding arbitration or an audit by any Taxing authority) is instituted against an Indemnified Party by any Person other than Indemnitor that, if prosecuted successfully, would be a matter for which such Indemnified Party is entitled to indemnification under this Agreement (herein referred to as a "Third Party Claim"), the obligations and liabilities of the Parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

(a) The Indemnified Party shall give the Indemnitor written notice of any such claim promptly after receipt by the Indemnified Party of actual notice thereof, but any failure to do so shall not relieve the Indemnitor from any liability which it may have except to the extent such failure would prejudice the Indemnitor. Upon receipt of such notice, Indemnitor shall undertake the defense thereof by representatives of its own choosing reasonably acceptable to the Indemnified Party. If, however, the Indemnitor fails or refuses to undertake the defense of such claim within thirty (30) days after written notice of such claim has been given to the Indemnitor by the Indemnified Party, or at least five (5) days before any answer or similar pleading is required, whichever is sooner, the Indemnified Party shall have the right to undertake the defense and, subject to
Section 14.3, settlement of such claim with counsel of its own choosing. In the circumstances described in the preceding sentence, the Indemnified Party shall, promptly upon its determination of the amount of such Loss, make an Indemnification Claim as specified in Section 14.1.

(b) The Indemnified Parties and the Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim including making available records relating to such claim and furnishing, without expense to the Indemnitor, and providing access to management employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witnesses in any proceeding relating to such claim.

Section 14.3 Settlement of Third Party Claims. No settlement of a Third Party Claim involving the asserted liability of a Party under this ARTICLE XIV shall be made without the prior written consent by or on behalf of such Party, unless such settlement includes a full release of such Party.

ARTICLE XV
                             LIMITATION OF LIABILITY

Section 15.1 Limitation of Liability. IN NO EVENT WILL EITHER PARTY OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, CONTRACTORS, SUBCONTRACTORS, VENDORS OR EMPLOYEES HAVE ANY LIABILITY TO THE OTHER PARTY FOR LOSSES WHICH ARE INCIDENTAL, SPECIAL, CONSEQUENTIAL, INDIRECT OR PUNITIVE. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY TO THE EXTENT THAT SUCH OTHER PARTY HAS RECEIVED PAYMENT FOR SUCH A CLAIM FROM ANOTHER SOURCE, AND ANY PAYMENT OBLIGATION PAYABLE BY A PARTY SHALL BE NET OF ANY TAX BENEFITS OBTAINED BY OR INSURANCE PROCEEDS AVAILABLE TO THE OTHER PARTY.

ARTICLE XVI
                               DISPUTE RESOLUTION

Section 16.1 Negotiation. In the event of any dispute or disagreement between Seller and Purchaser as to the interpretation of any provision of this Agreement or the performance of obligations hereunder (a "Dispute"), such Dispute, upon written request of Seller or Purchaser, shall be referred to representatives of the Parties for decision, each Party being represented by a senior executive officer (herein referred to as the "Negotiation Representative"). The Negotiation Representatives shall promptly meet in a good faith effort to resolve the Dispute.

Section 16.2 Mediation. If the Negotiation Representatives do not agree upon a resolution within thirty (30) days after reference of the Dispute to them (unless such period is extended by mutual agreement of the Parties), the Parties will attempt in good faith to resolve the controversy or claim in accordance with the Center for Public Resources Model procedure for Mediation of Business Disputes as in effect at such time. The costs of mediation shall be shared equally by the Parties. Any settlement reached by mediation shall be resolved in writing, signed by the Parties and binding on the Parties. The place of any such mediation shall be in Las Vegas, Nevada.

Section 16.3 Arbitration. If the Dispute has not been resolved pursuant to the foregoing procedures within sixty (60) days after the first meeting with respect to the mediation (which period may be extended by mutual agreement), the Dispute shall be resolved, at the request of either Party, by arbitration conducted in accordance with the provisions of the Federal Arbitration Act (9 U.S.C. Section
Section 1-16) and in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes as then in effect, by three neutral arbitrators selected by the Parties as follows. Each Party shall select a neutral arbitrator, subject to objection of the other Party, and the two neutral arbitrators chosen by the Parties shall select a third neutral arbitrator. If the two neutral arbitrators selected by the Parties are unable to agree on the selection of the third arbitrator, they shall select an arbitrator according to the procedures established by the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes as then in effect. The arbitration of such Dispute, including the determination of any amount of damages suffered by any party hereto by reason of the acts or omissions of any Party, shall be final and binding upon the Parties, except that the arbitrator shall not be authorized to award punitive damages with respect to any such Dispute. The arbitrators shall have the power to decide all questions of arbitrability and of such arbitrators' jurisdiction. No Party shall seek any punitive damages relating to any matters under, arising out of, in connection with or relating to this Agreement. The Parties intend that this agreement to arbitrate be valid, binding, enforceable and irrevocable. The substantive and procedural Law of the State of Nevada shall apply to any such arbitration proceedings, and the decision of the arbitrator shall be bound by such Law and by the terms of this Agreement. The place of any such arbitration shall be Las Vegas, Nevada. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.

ARTICLE XVII
                            MISCELLANEOUS PROVISIONS

Section 17.1 Notices. Any and all notices and demands by any Party hereto to any other Party or Escrow Agent, required or desired to be given hereunder shall be in writing and shall be validly given or made only if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, if made by Federal Express or other similar courier service keeping records of deliveries and attempted deliveries or when served by telecopy or similar facsimile transmission. Service by mail or courier shall be conclusively deemed made on the first Business Day delivery is attempted or upon receipt, whichever is sooner. Facsimile transmissions received during business hours during a Business Day shall be deemed made on such Business Day. Facsimile transmissions received at any other time shall be deemed received on the next Business Day. The Parties and Escrow Agent may change their address for the purpose of receiving notices or demands as herein provided by a written notice given in the manner aforesaid to the others, which notice of change of address shall not become effective, however, until the actual receipt thereof by the others.

(a)      Any notice or demand to Seller shall be addressed to Seller at:

                                    Four Queens, Inc.
                                    202 East Fremont
                                    Las Vegas, Nevada  89101
                                    Attention:  Phil Madow
                                                 President
                                    Facsimile:  702-387-5120

                                    Four Queens, Inc.
                                    202 East Fremont
                                    Las Vegas, Nevada  89101
                                    Attention:  Gina Contner
                                                 Assistant Secretary
                                    Facsimile:  702-387-5120

                  With a copy to:

                                    O'Melveny & Myers LLP
                                    400 South Hope Street, 15th Floor
                                    Los Angeles, California  90071
                                    Attention:   C. James Levin, Esq.
                                    Facsimile:   213-430-6407

(b)      Any notice or demand to Purchaser shall be addressed to Purchaser at:

                                    SummerGate, Inc.
                                    2550 S. Rainbow Blvd., Suite 200
                                    Las Vegas, Nevada 89146
                                    Attention:   Terry L. Caudill
                                    Facsimile:   702-247-6477

                  With a copy to:

                                    Lionel Sawyer & Collins
                                    300 South Fourth Street
                                    Suite 1700
                                    Las Vegas, Nevada 89101
                                    Attention:  Jeffrey P. Zucker
                                    Facsimile:   702-383-8845

(c) Any notice or demand to Escrow Agent shall be addressed to Escrow Agent at:

                                    Nevada Title Company
                                    3320 West Sahara Ave., Suite 200
                                    Las Vegas, Nevada 89102
                                    Attention:   Troy Lochhead
                                    Facsimile:   702-966-5848

Section 17.2 Construction and Governing Law. The internal laws of the State of Nevada applicable to contracts made and wholly performed therein shall govern the validity, construction, performance and effect of this Agreement.

Section 17.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

Section 17.4 Integrated Agreement. This Agreement and the other agreements described herein supersede all prior and contemporaneous agreements, oral and written, between the Parties hereto with respect to the subject matter hereof.

Section 17.5 No Oral Modification. Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented or terminated orally, but only by an agreement in writing signed by the Party against which the enforcement of such change, waiver, discharge or termination is sought.

Section 17.6 Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Except as specifically provided in this Section 17.6, this Agreement is not intended to, and shall not, create any rights in any Person whomsoever except Purchaser and Seller.

Section 17.7 Assignment. Neither Party shall assign its rights or delegate its duties under this Agreement without the prior written consent of the other Party hereto. Notwithstanding the foregoing, Purchaser shall have the right, without the consent of Seller, to assign its rights and delegate its duties under this Agreement to an Affiliate of Seller; provided, however, that such assignment shall not relieve Purchaser or TLC-4Q, Inc. of their obligations and liabilities hereunder. Purchaser shall not sell or otherwise transfer any material asset that constitutes a portion of the Purchased Assets to any Affiliate of Purchaser unless, at the time of such transfer, such Affiliate executes a guarantee of Purchaser's obligations hereunder in form reasonably satisfactory to Seller.

Section 17.8 Partial Invalidity. If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all terms, provisions, covenants and conditions of this Agreement, and all applications thereof, not held invalid, void or unenforceable shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby, provided that the invalidity, voidness or unenforceablity of such term, provision, covenant or condition (after giving effect to the next sentence in this Section 17.8) does not materially impair the ability of the parties to consummate the transactions contemplated hereby. In lieu of such invalid, void or unenforceable term, provision, covenant or condition, there shall be added to this Agreement a term, provision, covenant or condition that is valid, not void and enforceable and is as similar to such invalid, void or unenforceable term, provision, covenant or condition as may be possible.

Section 17.9 No Presumption Against the Draftsman. Each Party having been represented in the negotiation of this Agreement, and having had ample opportunity to review the language hereof, there shall be no presumption against any Party on the ground that such Party was responsible for preparing this Agreement, any of Seller's Closing Deliverables or any of Purchaser's Closing Deliverables.

Section 17.10 Expenses. Subject to the provisions of ARTICLE XIV, all expenses incurred by the Parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transaction contemplated hereby, including fees and expenses of agents, representatives, counsel and accountants employed by any such Party, shall be borne solely and entirely by the Party which has incurred the same.

Section 17.11 Guarantee. TLC-4Q, Inc. hereby agrees to cause Purchaser to fulfill, and additionally guarantees, the timely payment and performance of all of the obligations of Purchaser under this Agreement.



                      [THIS SPACE LEFT BLANK INTENTIONALLY.
                            SIGNATURE PAGES FOLLOW.]






     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                         SUMMERGATE, INC.,
                                         a Nevada corporation

                                         By: /s/ Terry Caudill

                                         Its: President


                                         TLC-4Q, Inc.
                                         a Nevada corporation

                                         By: /s/ Terry Caudill

                                         Its: President



                                         FOUR QUEENS, INC.,
                                         a Nevada corporation



                                         By: /s/ Philip W. Madow

                                         Its: President




     The undersigned hereby executes the above Agreement for the sole purpose of acknowledging its covenants and obligations pursuant to Section 8.2(b).


                                         ELSINORE CORPORATION,
                                         a Nevada corporation


                                         By: /s/ Philip W. Madow

                                         Its: President







     The undersigned UTP Escrow Agent acknowledges receipt of the Unconditional Termination Payment in the amount of Fifty Thousand Dollars ($50,000) and agrees to perform its obligations as UTP Escrow Agent pursuant to the above Agreement.


                                          MCDONALD, CARANO WILSON
                                          MCCUNE BERGIN FRANKOVICH &
                                          HICKS, LLP,
                                          a Nevada limited liability partnership



                                         By: /s/ Andrew S. Gabriel

                                         Its: Partner



     The undersigned Escrow Agent agrees to perform its obligation as Escrow Agent pursuant to the above Agreement.


                                         NEVADA TITLE COMPANY,
                                         a Nevada corporation


                                         By: /s/ Troy Lochhead

                                         Its: Commercial Escrow Officer





                                   APPENDIX A
                                       to
                            ASSET PURCHASE AGREEMENT
                                 by and between
                         FOUR QUEENS, INC., as "Seller"
                                       and
                        SUMMERGATE, INC., as "Purchaser"


                            Glossary of Defined Terms




     "Accrued Interest" has the meaning ascribed to such term in Section 4.1(e).

     "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, "control" means the direct or indirect ownership of more than fifty percent (50%) of the outstanding capital stock or other equity interests having ordinary voting power.

     "Agreement"  means  this  Asset  Purchase  Agreement,   together  with  all
Schedules, Exhibits, Appendices and other attachments hereto, and all amendments and supplements hereto and thereto.

     "Assignment and Assumption Agreement(s)" means that certain Assignment and Assumption Agreement(s), the form of which is attached hereto as Exhibit B, to be executed by Seller and Purchaser and delivered at the Closing on the Closing Date providing for, among other matters, the assignment by Seller, and the assumption by Purchaser, of the Transferred Permits and the Assumed Contracts.

     "Assumed Contract(s)" has the meaning ascribed to such term in Section 2.1(b).

     "Assumed Liabilities" has the meaning ascribed to such term in Section 3.1.

     "Assumed Plans" has the meaning ascribed to such term in Section 8.7(a).

     "Benefit Plans" has the meaning ascribed to such term in Section 7.1(t)(i).

     "Bill(s) of Sale" means that certain Bill(s) of Sale, the form of which is attached hereto as Exhibit D, to be executed by Seller and delivered at the Closing on the Closing Date providing for the sale, assignment, transfer and conveyance of the Purchased Assets from Seller to Purchaser.

     "Business" has the meaning ascribed to such term in Section 2.1(d).

     "Business Day" means any day other than a Saturday, Sunday or other day upon which banks in the State of Nevada are authorized or required to be closed.

     "Cash" has the meaning ascribed to such term in Section 2.1(g).

     "Cash Portion" has the meaning ascribed to such term in Section 4.2.

     "Closing" means the proceedings pursuant to which the sale of the Purchased Assets is consummated.

     "Closing Date" has the meaning ascribed to such term in Section 6.1.

     "COBRA" has the meaning ascribed to such term in Section 8.6(e).

     "Code" means the Internal Revenue Code of 1986, as amended, and as the same may be further amended from time to time, or any successor law, and the rules and regulations promulgated thereunder. Any reference to any specific provision of the Code also shall be deemed to refer to any successor provision thereto.

     "Collective Bargaining Agreement" means any collective bargaining agreement with respect to the Business.

     "Computer  Software"  has the  meaning  ascribed  to such  term in  Section
2.1(j).

     "Contract" means any binding contract, agreement, arrangement, guaranty, letter of credit, bond, indemnity obligations, commitment, franchise, indenture, instrument, lease or license.

     "Controlled Group" means Seller and the other organizations of a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) of which Seller is a member.

     "Controlled Group Plans" means the Benefit Plans adopted by the Controlled Group that are applicable to the employees of the Business.

     "Customer Front Money" has the meaning ascribed to such term in Section 6.4(g).

     "Deposit" has the meaning ascribed to such term in Section 4.1(b).

     "Disapproved Exceptions" has the meaning ascribed to such term in Section 5.1(a).

     "Disclosure Schedule" means the Disclosure Schedule to this Agreement which sets forth certain information called for by this Agreement and certain exceptions to the representations and warranties made by the Seller in this Agreement.

     "Dispute" has the meaning ascribed to such term in Section 16.1.

     "Elsinore" has the meaning ascribed to such term in Section 8.2(b).

     "Employee  Pension Benefit Plans" has the meaning  ascribed to such term in
Section 7.1(t)(ii).

     "Environmental Law(s)" means any federal, state or local law, statute, ordinance, rule or regulation or order pertaining to health or the protection of the environment, including, but not limited to: RCRA; the Clean Air Act, as now or hereafter amended (42 U.S.C. Section 7401 et. seq.); the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as now or hereafter amended (42 U.S.C. Section 9601 et. seq.); the Emergency Planning and Community Right-to-Know Act of 1986, as now or hereafter amended (42 U.S.C.
Section 11001 et. seq.); the Federal Hazardous Substances Act, as now or hereafter amended (15 U.S.C. Section 1261 et. seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as now or hereafter amended (7 U.S.C. Section 136 et. seq.); the Federal Water Pollution Control Act, as now or hereafter amended (33 U.S.C. Section 1251 et. seq.); the Hazardous Materials Transportation Act, as now or hereafter amended (49 U.S.C. Section 1801 et. seq.); the Occupational Safety and Health Act of 1970, as now or hereafter amended (29 U.S.C. Section 651 et. seq.); (the Toxic Substances Control Act, as now or hereafter amended (15 U.S.C. Section 2601 et. seq.); Nev. Rev. Stat. chs. 444, 445A, 445B, 459, 477, 590 and 618, each as now or hereafter amended; the Uniform Fire Code, as now or hereafter adopted in Nevada; and the regulations, rules and orders promulgated under each of them.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

     "Escrow Agent" has the meaning ascribed to such term in Section 4.1(b).

     "Estimated  Liability  Adjustment" has the meaning ascribed to such term in
Section 4.4(a).

     "Estimated  Liability  Difference" has the meaning ascribed to such term in
Section 4.4(a).

     "Excluded Assets" has the meaning ascribed to such term in Section 2.1.

     "Excluded Matters" has the meaning ascribed to such term in Section 7.4(a).

     "Fee Land" has the meaning ascribed to such term in the recitals.

     "Fee Land Deed" means that certain grant, bargain and sale deed conveying the Fee Land to Purchaser, the form of which is attached hereto as Exhibit E, to be executed by Seller in favor of Purchaser and delivered at the Closing on the Closing Date.

     "Final Liability Statement" means the determination of the Liability Adjustment that is final and binding on the Parties, either through agreement of the Parties or through the action of the Independent Accounting Firm in the manner set forth in Section 4.4(d).

     "Financing" has the meaning ascribed to such term in Section 7.2(f).

"First Personal  Property  Inventory"  has the meaning  ascribed to such term in
     Section 7.1(f)(i).

     "Four Queens Trademark" has the meaning ascribed to such term in Section 7.1(p)(ii).

     "GAAP" means generally accepted accounting principles in the United States of America, which shall include official interpretations thereof by the Financial Accounting Standards Board and its successors, consistently applied.

     "Governmental Authority" means the federal government of the United States, the government of any state of the United States or any political subdivision thereof, and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any other governmental entity, instrumentality, agency, authority or commission.

     "Ground Lease" has the meaning ascribed to such term in Section 2.1(b).

     "Hazardous Substances" means one or more of the chemicals, substances, materials, mixtures, compounds, hydrocarbons, pollutants and wastes classified or regulated under the Environmental Laws.

     "Hotel" has the meaning ascribed to such term in the recitals.

     "Indemnification Claim" has the meaning ascribed to such term in Section 14.1(a).

     "Indemnified Party(ies)" means an Indemnitee, its Affiliates, and their respective directors, officers, employees, agents and representatives.

     "Indemnitee" means the Party seeking indemnification under ARTICLE XIII of the Agreement.

     "Indemnitor" means the Party against whom indemnity is sought under ARTICLE XIII of the Agreement.

     "Independent Accounting Firm" means (i) an independent certified public accounting firm in the United States of national recognition mutually acceptable to Seller and Purchaser or (ii) if Seller and Purchaser are unable to agree upon such a firm within five (5) days, then each Party shall select one such firm and those two firms shall select a third firm, in which case "Independent Accounting Firm" shall mean such third firm.

     "Information  Statement"  has the meaning  ascribed to such term in Section
8.9.

     "Initial Deposit" has the meaning ascribed to such term in Section 4.1(b).

     "Initial  Liability  Statement"  has the  meaning  ascribed to such term in
Section 4.4(b).

     "Intellectual  Property  Rights" has the  meaning  ascribed to such term in
Section 2.1(e).

     "Inventoried Vehicles" has the meaning ascribed to such term in Section 6.4(f).

     "Inventory" means all inventories maintained in connection with the Business, including, but not limited to, liquor, food and beverage, linen, uniforms, utensils, chinaware, glassware, silverware and office supplies.

     "Land" has the meaning ascribed to such term in the recitals hereto.

     "Law(s)" means any law, statute, act, decree, ordinance, rule, writ, injunction, directive (to the extent having the force of law), order (unilateral or consensual), final nonappealable judgment directly applicable to the relevant Party, treaty, code or regulation (including any of the foregoing relating to health or safety matters), any Environmental Law or any interpretation of any of the foregoing, as enacted, issued or promulgated by any Governmental Authority, including all amendments, modifications, extensions, replacements or reenactments thereof or thereto.

     "Lease Assignment and Assumption Agreement(s)" means those certain Lease Assignment and Assumption Agreement(s), the form of which is attached hereto as Exhibit C, to be executed by Seller and Purchaser and delivered at the Closing on the Closing Date providing for, among other matters, the assignment by Seller, and the assumption by Purchaser, of the Ground Leases.

     "Leased Land" has the meaning ascribed to such term in the recitals hereto.

     "Liability Adjustment" means, as of the Closing, an amount equal to the liabilities of the type historically accounted for in the categories listed in
Section 3.1(a)(ii) of the Disclosure Schedule, calculated in the same manner and using the same policies and methods as the corresponding line items on any applicable prior date on which such values were calculated and set forth herein.

     "Liability Difference" means the amount, if any, by which (x) the Minimum Asset Amount exceeds (y) the value as of the Closing of (i) the assets of the type historically accounted for in the categories listed in Section 2.1(l) of the Disclosure Schedule (other than the asset described as "Deposit - Garage") minus (ii) the liabilities of the type historically accounted for in the categories listed in Section 3.1(a)(i) of the Disclosure Schedule. In each case, the values of the assets and liabilities shall be calculated in the same manner and using the same policies and methods as the corresponding line items on any applicable prior date on which such values were calculated and set forth herein.

     "Loss(es)" means any and all assessments, judgments, damages (including natural resource damage), penalties, interest, fines, investigations, liabilities (including strict liability), reasonable costs and expenses of investigation and defense of any claim.

     "Minimum Asset Amount" means the value (whether a positive or negative number) as of December 31, 2001 of (i) the assets of the type historically accounted for in the categories listed in Section 2.1(l) of the Disclosure Schedule (other than the asset described as "Deposit - Garage") minus (ii) the liabilities of the type historically accounted for in the categories listed in
Section 3.1(a)(i) of the Disclosure Schedule minus (iii) $250,000. In each case, the values of the assets and liabilities shall be calculated in the same manner and using the same policies and methods as the corresponding line items on any applicable prior date on which such values were calculated and set forth herein.

     "Multi-Employer Plan" means a "multi-employer plan" as defined in Section 4001(a)(3) of ERISA.

     "Negotiation  Representative"  has the  meaning  ascribed  to such  term in
Section 16.1.

     "Nevada  Gaming  Authorities"  has the  meaning  ascribed  to such  term in
Section 3.2(b).

     "Nonrepresented Employee" means any employee of Seller employed in the Business who is not a Represented Employee.

     "No Solicitation Period" has the meaning ascribed to such term in Section 8.2(a).

     "Notice of Disagreement" has the meaning ascribed to such term in Section 4.4(c).

     "Outside Date" means May 7, 2002.

     "Party(ies)" has the meaning ascribed to such term in the preamble hereto.

     "Patent   Assignment   Agreement"  means  that  certain  Patent  Assignment
Agreement, the form of which is attached hereto as Exhibit G, to be executed by Seller in favor of Purchaser and delivered at the Closing on the Closing Date.

     "Payables" has the meaning ascribed to such term in Section 3.1(a).

     "PBGC" has the meaning ascribed to such term in Section 7.1(t)(iii).

     "Permitted Exception" has the meaning ascribed to such term in Section 5.1(a).

     "Person" means any individual natural person or any artificial person including any corporation, general or limited partnership, joint venture, association, unincorporated organization, trust, business trust, limited liability company or partnership, Governmental Authority or other entity.

     "Personal  Property"  has the  meaning  ascribed  to such  term in  Section
2.1(d).

     "Premises" has the meaning ascribed to such term in Section 2.1(c).

     "Purchaser" means SummerGate, Inc., a Nevada corporation.

     "Purchased Assets" has the meaning ascribed to such term in Section 2.1.

     "Purchase Offer" has the meaning ascribed to such term in Section 8.2(a).

     "Purchase Price" has the meaning ascribed to such term in Section 4.2.

     "Purchase Price Notice" has the meaning ascribed to such term in Section 4.4(a).

     "Purchaser's Closing Deliverables" has the meaning ascribed to such term in
Section 6.3.

     "Purchaser's Conditions Precedent" has the meaning ascribed to such term in
ARTICLE IX.

     "Required Consents" has the meaning ascribed to such term in Section 9.8.

     "Retained  Liabilities"  has the  meaning  ascribed to such term in Section
3.2.

     "RCRA" means the Resource Conservation and Recovery Act of 1976, as now or hereafter amended, 42 U.S.C. Section 6901 et. seq., and the rules, regulations and orders promulgated thereunder.

     "Represented Employee" means any employee of Seller who is represented by a union and employed in the Business.

     "Second Personal Property Inventory" has the meaning ascribed to such term in Section 8.22.

     "Seller" means Four Queens, Inc., a Nevada corporation.

     "Seller Benefit Plans" has the meaning ascribed to such term in Section 7.1(t)(iii).

     "Seller's  Closing  Deliverables"  has the meaning ascribed to such term in
Section 6.2.

     "Seller's  Conditions  Precedent" has the meaning  ascribed to such term in
ARTICLE X.

     "Shrink-Wrap    License"   means   any    non-assignable,    non-exclusive,
non-negotiable object code license for standard, general purpose, off-the-shelf software products generally available to the public.

     "Stock Purchase Offer" has the meaning ascribed to such term in Section 8.2(b).

     "Summergate A" has the meaning ascribed to such term in Section 7.2(g).

     "Summergate B" has the meaning ascribed to such term in Section 7.2(g).

     "Superior  Proposal"  has the  meaning  ascribed  to such  term in  Section
8.2(c).

     "Tax(es)" means any tax, charge, impost, tariff, duty or fee of any kind charged, imposed or levied, directly or indirectly, by any Governmental Authority including any value-added tax, sales tax, stamp duty, import duty, withholding tax (whether on income, dividends, interest payments, fees, equipment rentals or otherwise), tax on foreign currency loans or foreign exchange transactions, excise tax, franchise tax, transfer tax, property tax, unemployment tax or social security tax including any interest, penalties or other additions thereon.

     "Third Party Claim" has the meaning ascribed to such term in Section 14.2.

     "TLC" means TLC Enterprises, a Nevada corporation.

     "Trademark Assignment Agreements" means those certain Trademark Assignment Agreements, the form of which is attached hereto as Exhibit F, to be executed by each of Seller and Elsinore in favor of Purchaser and delivered at the Closing on the Closing Date.

     "Transferred Employees" has the meaning ascribed to such term in Section 8.6(a).

     "Transferred Permit(s)" has the meaning ascribed to such term in Section 2.1(k).

     "Unassumed Plans" has the meaning ascribed to such term in Section 8.7(d).

     "Unconditional Termination Payment" means the deposit of Fifty Thousand Dollars ($50,000) made by Purchaser to the UTP Escrow Agent.

     "Unresolved Exceptions" has the meaning ascribed to such term in Section 5.1(b).

     "UTP Escrow Agent" means McDonald Carano Wilson McCune Bergin Frankovich & Hicks, LLP.

     "VEBA" means a voluntary employee's beneficiary association providing for the payment of life, sickness, accident or other benefits to employees or their dependents.

     "WARN Act" means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101, et. seq. and as the same may be amended from time to time, or any successor law, and the rules and regulations promulgated thereunder.

     "Warranties" has the meaning ascribed to such term in Section 2.1(h).

     "Welfare Plan" has the meaning ascribed to such term in Section 7.1(t)(x).

     "Withdrawal  Liability"  has the  meaning  ascribed to such term in Section
8.5.



                               FIRST AMENDMENT TO
                            ASSET PURCHASE AGREEMENT

     THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this "Amendment") is made and entered into effective as of April 5, 2002, by and between FOUR QUEENS, INC., a Nevada corporation ("Seller"), and SUMMERGATE, INC., a Nevada corporation ("Purchaser"), with respect to the Asset Purchase Agreement by and between Seller and Purchaser dated March 14, 2002 (the "Agreement"). Capitalized terms used but not defined in this Amendment have the meanings stated in the Agreement.

                                   BACKGROUND:

     Seller and Purchaser desire to amend the Agreement.

                                    AGREEMENT

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties do hereby agree as follows:

1. Purchase Price. Section 4.2 of the Agreement is amended to read in its entirety:

          "In addition to the assumption by Purchaser of the Assumed Liabilities, Purchaser shall pay to Seller an amount equal to (i) subject to the last sentence of this Section 4.2, TWENTY TWO MILLION DOLLARS ($22,000,000) (less the amount paid under clause (ii)) (the"Cash Portion") plus (ii) the amount required under Section 4.1(e) plus (iii) the amount of the Cash as of midnight on the Closing Date (i.e., the midnight immediately after 11:59 p.m. on the Closing Date) minus (iv) the Estimated Liability Adjustment minus (v) the Estimated Liability Difference, if any (the "Purchase Price") for the Purchased Assets. At the Closing, the Purchase Price shall be payable by Purchaser to Seller in immediately available funds. In the event that the Closing occurs after May 7, 2002, the Cash Portion shall be reduced to TWENTY ONE MILLION ONE HUNDRED FORTY NINE THOUSAND DOLLARS ($21,149,000) (less the amount paid under clause (ii))."

2. Outside Date. The definition of"Outside Date" in Appendix A to the Agreement is amended to replace "May 7, 2002" with "June 30, 2002".

3.   Waiver of  Condition  to Close.  Purchaser  hereby  irrevocably  waives the condition precedent to its obligations set forth in Section 9.6 of the Agreement to the extent that such condition would be deemed not to be satisfied as a result of any action or proceeding instituted (or threatened or proposed) before any court or Governmental Authority by any shareholder of Elsinore (unless such action or proceeding has resulted in an injunction or court order prohibiting the consummation of the transactions contemplated hereby that remains in effect on what would otherwise have been the Closing Date); provided, that the liability of Elsinore with respect to any such action or proceeding shall be deemed a Retained Liability.

4. No Amendments Other Than as Expressly Specified. Except as expressly amended, modified or supplemented hereby, the Agreement shall remain in full force and effect in accordance with its terms.

5. General. This Amendment may be amended only by agreement in writing of each of the Parties. This Amendment and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and performed in such State and without regard to conflicts of law doctrines. The descriptive headings of the articles, sections and subsections of this Amendment are for convenience only and do not constitute a part of this Amendment. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same Amendment. If any provision of this Amendment is determined to be invalid, illegal or unenforceable by any Governmental Authority, the remaining provisions of this Amendment shall remain in full force and effect provided that the essential terms and conditions of this Amendment for all parties remain valid, binding and enforceable.



                  [Remainder of page intentionally left blank]


IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.




                                             SUMMERGATE, INC.,
                                             a Nevada corporation


                                             By: /s/Terry Caudill
                                             Its: President


                                             FOUR QUEENS, INC.,
                                             a Nevada corporation


                                             By: /s/Philip W. Madow
                                             Its: President






                                    EXHIBIT B


March 10, 2002

Board of Directors
Elsinore Corporation
202 Fremont Street
Las Vegas, Nevada 89101

Dear Directors:

Wilson Associates, an independent corporate valuation firm, has been retained by Elsinore Corporation ("Elsinore" or the "Company") to evaluate the proposed sale (the "Asset Sale") of substantially all of the assets of Four Queens, Inc. ("Four Queens") to Summergate, Inc. ("Summergate"). Specifically, you have requested Wilson Associates' opinion as to the fairness, from a financial point of view, of the aggregate consideration payable to Four Queens by Summergate pursuant to Section 4.2 of the Asset Purchase Agreement (defined below) which describes the purchase price and payment in the Asset Sale as follows:

          Purchase Price and Payment. In addition to the assumption by Purchaser of the Assumed Liabilities, Purchaser shall pay to Seller an amount equal to (i) TWENTY TWO MILLION DOLLARS ($22,000,000) (less the amount paid under clause (ii)) (the "Cash Portion") plus (ii) the amount required under
     Section 4.1(e) plus (iii) the amount of the Cash as of midnight on the Closing Date (i.e., the midnight immediately after 11:59 p.m. on the Closing Date) minus (iv) the Estimated Liability Adjustment minus (v) the Estimated Liability Difference, if any (the "Purchase Price") for the Purchased Assets. At the Closing, the Purchase Price shall be payable by Purchaser to Seller in immediately available funds.

For purposes of this opinion, we have performed necessary reviews which can be summarized as follows:

1. Reviewed the audited consolidated financial statements for Elsinore for December 31, 2001 and January 31, 2002.

2. Reviewed Form 10-K for the year ended December 31, 2000.

3. Reviewed an Offering Circular prepared by Kennedy-Wilson International on Elsinore.

4. Reviewed Four Queens' annual budget for the year ending December 31, 2002.

5. Reviewed relevant documents and materials of Elsinore and Four Queens for the purposes of understanding the business, operations and market position of Four Queens.

6. Performed a physical visit to Four Queens and Elsinore on March 6, 2002.

7. Had discussions with relevant key employees of Elsinore and Four Queens for the purpose of understanding Four Queens and the purchase price being paid.

8. Analyzed financial data and market prices of other companies similar to Four Queens and Elsinore for comparison purposes.

9. Reviewed such other financial data and did analysis and took into account such other matters as we deemed necessary, including our assessment of general economic market and monetary conditions.

Additionally, we reviewed the following:

1. Draft of the Asset Purchase Agreement (the "Asset Purchase Agreement") by and between Four Queens, as seller, and Summergate, as purchaser, dated March 2002.

2. Assignment and assumption agreement.

3. Bill of sale to the purchased assets.

4. Lease assignment and assumption agreement.

5. Assignment of patents agreement.

6. Assignment of trademarks and service marks agreement.

7. Grant bargain and sale deed agreement.

In forming our opinion as to the fairness of the Asset Sale between Four Queens and Summergate, we noted the following:


                    Hotel Room Rates & Market Capitalization

                                                 Market Value       Room
      Name                                         Per Room         Rates

      High end gaming casinos and hotels:
      Circus Circus                                 $103,884         $150
      Harrah's Entertainment                         234,961          150
      MGM Grand                                      792,642          200
      Mirage Resorts                                 942,476          250
      Station Casino                                 269,303          150
       Average                                       468,653


Hotel Room Rates & Market Capitalization (cont.)

                                                 Market Value       Room
      Name                                         Per Room         Rates

      Other hotels:
      Aztar Corp.                                    $42,227         $80
      Hilton Hotels                                   46,018          80
      Marriott International                          29,892          50
       Average                                        39,379

      Elsinore (estimated)                            37,681          40


The appraiser has learned that the Isle of Capri, Inc. in late 2000 purchased the tangible and intangible assets of the Lucky Lady Hotel and Casino for $45,000,000. The Lucky Lady has 800 hotel rooms. $15,000,000 to $20,000,000 of the purchase price was allocated to the hard assets. The Lucky Lady Hotel and Casino was recently appraised for real estate taxes at $27,000,000 which would be $33,750 per room, and the Four Queens Casino and Hotel is going for $37,861 per room.

We have noted that Kennedy Wilson International prepared an offering brochure for the sale of the Four Queens Casino and Hotel. Over the past two years, 40 to 50 potential buyers inspected the Four Queens Casino and Hotel and no buyers surfaced. We have taken into consideration this long marketing period and scrutiny by potential buyers as one of the significant factors in evaluating the financial fairness of the aggregate consideration offered by Summergate under the Asset Purchase Agreement.

Our opinion is limited in that it relates solely to the fairness, from a financial point of view, of the consideration to be received by Four Queens in connection with the Asset Sale. Our opinion does not address the use, distribution or allocation of consideration among Four Queens, its debtors or its sole stockholder, Elsinore, or among Elsinore's stockholders or debtors, whether pursuant to Four Queens' or Elsinore's articles of incorporation or otherwise. In addition, we express no opinion as to the effect the Asset Sale may have upon the market for Elsinore's securities, including the price at which Elsinore's Common Stock will trade after consummation of the Asset Sale.

In the course of our review, we have relied upon the accuracy and completeness of the financial and other information provided by Elsinore and the assurances of management of Elsinore and Four Queens that they are unaware of any information or factors regarding Elsinore or Four Queens that would make the information supplied to us incomplete or misleading. We did not undertake any independent verification of such information. Moreover, we were not requested to solicit, and did not solicit, indications of interest from persons with respect to the sale in whole or in part of Elsinore, its securities, or any of its business or assets. In addition, we were not requested to, and did not, consider or investigate alternative structures for, or alternatives to, the Asset Sale. Our opinion is based on conditions as they existed and could be evaluated on the date hereof. In addition, we have relied as to all legal matters on advice of counsel, including counsel to Elsinore.

Wilson Associates has acted as a financial advisor to Elsinore in connection with the proposed transaction and will receive a fee for its services. The amount of Wilson Associates' fee is not dependent on any implied value of Elsinore to be derived from this valuation opinion. Wilson Associates received this assignment as a result of having performed prior services for Elsinore Corporation, the last such assignment having been completed in 1998. Wilson Associates' qualifications to prepare this valuation opinion as attached at the end of this letter.

On the basis of and subject to the foregoing, we are of the opinion that the aggregate consideration payable to Four Queens by Summergate in connection with the proposed Asset Sale is fair, from a financial point of view. We hereby consent to the filing of this opinion in the documents filed with any agency and the reference to us and this opinion in any public or private documents. This opinion letter may be made available to the stockholders of Elsinore.

Very truly yours,

WILSON ASSOCIATES


/s/ John C. Wilson, Jr.
John C. Wilson, Jr., CPA
President

JCW:ew